GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

VAIREX CORPORATION

JOINT PROXY STATEMENT

FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ________, 2001

MERGER PROPOSED

YOUR VOTE IS VERY IMPORTANT

       The Boards of Directors of Guardian Technologies International, Inc. and Vairex Corporation have approved a merger of Guardian and Vairex.

       Immediately after the merger is completed, Vairex will become a wholly-owned subsidiary of Guardian, and Guardian's common stock will be held as follows:

         -       Approximately fifteen percent (15%) by the current shareholders of Guardian;

         -       Approximately eighty-five percent (85%) by current preferred and common shareholders of Vairex;
                  and

       Guardian's common stock currently trades on the Nasdaq SmallCap market under the symbol "GRDN." Vairex's common stock is not traded on any recognized stock exchange.

       GUARDIAN SHAREHOLDERS: Guardian has scheduled a special meeting of its shareholders to vote on the merger and other matters provided for in the Merger Agreement.

The date, time and place of the Guardian Special Meeting are:

__________________, 2001 at ____ a.m. local time, at ____________________________

       Whether or not you plan to attend the special meeting, it is important that you vote by signing, completing and mailing the enclosed proxy card to us.

       VAIREX SHAREHOLDERS: Vairex has scheduled a special meeting of its shareholders to vote on the merger and other matters provided for in the Merger Agreement.

The date, time and place of the Vairex Special Meeting are:

__________________, 2001 at ____ a.m. local time, at ____________________________

       Whether or not you plan to attend the special meeting, it is important that you vote by signing, completing and mailing the enclosed proxy card to us.

       SEE "RISK FACTORS" BEGINNING ON PAGE 29 FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE MERGER.

       VAIREX SHAREHOLDERS ARE OR MAY BE ENTITLED TO ASSERT DISSENTER'S RIGHTS UNDER RELEVANT PROVISIONS OF THE COLORADO BUSINESS CORPORATIONS ACT. GUARDIAN SHAREHOLDERS WILL NOT BE ENTITLED TO ASSERT DISSENTER'S RIGHTS UNDER RELEVANT PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW.

       NEITHER THIS TRANSACTION NOR THE GUARDIAN COMMON STOCK ISSUABLE IN THE TRANSACTION HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

NOTICE OF SPECIAL MEETING
TO BE HELD ON ____________________, 2001

TO THE SHAREHOLDERS OF GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

       You are cordially invited to attend the special meeting of shareholders of Guardian Technologies International, Inc. to be held on ____________, 2001 at __:00 a.m. local time, at _____________________________________.

       At the special meeting, you will be asked to vote on the following:

       1.  The proposal to approve the Merger of Vairex Corporation with and into Guardian Acquisition Corporation, a wholly-owned subsidiary of Guardian Technologies International, Inc. and the related Agreement and Plan of Merger dated as of February 19, 2001, as amended, after the completion of which Vairex will survive as a wholly-owned subsidiary of Guardian;

       2.  Subject to the shareholders' approval of Proposal No. 1 above, a proposal to amend Guardian's Articles of Incorporation to change the corporation's name after the Merger to "Vairex Technologies, Inc.";

       3.  Subject to the shareholders' approval of Proposals Nos. 1 and 2 above, the proposal to amend Guardian's Articles of Incorporation to increase its authorized capital stock to consist of 100 million shares of common stock having a par value of $.005 per share and 25 million shares of preferred stock having a par value of $.01 per share.

       4. Subject to the shareholders' approval of Proposals Nos. 1, 2 and 3 above, a proposal to adopt the Guardian Technologies International, Inc. 2001 Equity Incentive Plan; and

       5. To transact any other business as may properly come before the special meeting, including any adjournment or postponement of this meeting.

       Only shareholders of record at the close of business on ____________, 2001 are entitled to receive notice of and to vote at the special meeting and at any adjournment and postponement.

       Your vote as a shareholder of Guardian Technologies International, Inc. is important. You may vote your shares:

       -       by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or

       -       by dialing 1-800-____________] and voting in accordance with the instructions given to you on the telephone; or

       -       via the Internet in accordance with the instructions given to you at www.eproxy.com; or

       -       in person at the special meeting even if you voted your shares before the meeting.

By Order of the Board of Directors
Dated:____________________, 2001	Kevin L. Houtz, Secretary

VAIREX CORPORATION

NOTICE OF SPECIAL MEETING
TO BE HELD ON ____________________, 2001

TO THE SHAREHOLDERS OF VAIREX CORPORATION

       You are cordially invited to attend the special meeting of shareholders of Vairex Corporation to be held on ____________, 2001 at __:00 a.m. local time, at _____________________________.

       At the special meeting, you will be asked to vote on the following:

       1.  The proposal to approve the Merger of Vairex Corporation with and into Guardian Acquisition Corporation, a wholly-owned subsidiary of Guardian Technologies International, Inc. and the related Agreement and Plan of Merger dated as of February 19, 2001, as amended, after the completion of which Vairex will survive as a wholly-owned subsidiary of Guardian; and

       2.  To transact any other business as may properly come before the special meeting, including any adjournment or postponement of this meeting.

       Only shareholders of record at the close of business on ____________, 2001 are entitled to receive notice of and to vote at the special meeting and at any adjournment and postponement.

       Your vote as a shareholder of Vairex Corporation is important. You may vote your shares:

       -       by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or

       -       by dialing 1-800-____________ and voting in accordance with the instructions given to                you on the telephone; or

       -       via the Internet in accordance with the instructions given to you at www.eproxy.com; or

       -       in person at the special meeting even if you voted your shares before the meeting.

By Order of the Board of Directors
Dated:____________________, 2001	Catherine Milburn, Secretary

QUESTIONS AND ANSWERS

Q:	WHY ARE THE COMPANIES PROPOSING TO MERGE?	A: The Boards of Directors of both companies believe that the Merger offers advantages:
*

Guardian believes that the acquisition of Vairex represents an opportunity for its shareholders to diversify their investment and participate in the rapidly-evolving fuel cell segment of the energy industry. Fuel cells have been receiving rapidly-expanding support and recognition as a clean, safe and economically competitive source of energy for both commercial and transportation applications.

		*	Vairex shareholders benefit from the Merger insofar as becoming a publicly-traded company should improve its ability to access capital to fund its research and development activities.
Q:	AM I REQUIRED TO VOTE ON THIS MERGER PROPOSAL?

A: A special meeting of Guardian and Vairex shareholders will be scheduled so that they may vote on a number of merger related proposals, all of which must be approved before the Merger can be completed. Two of the merger related proposals require a favorable vote by a majority of the outstanding shares to be adopted, rather than a simple majority of the shares being voted. Only votes that are cast in favor of these two proposals will have any effect in winning approval for the merger. Therefore, if a shareholder does not vote on these proposals this failure to vote will be the same as a vote against the proposal. Therefore it is important that Guardian and Vairex shareholders exercise their right to vote in this matter.

Q:	WHAT ARE THE TWO PROPOSALS TO SHAREHOLDERS OF GUARDIAN FOR WHICH FAILURE TO VOTE IS THE SAME AS A VOTE AGAINST THE PROPOSAL?	A: The proposals to amend Guardian's Articles of Incorporation submitted to Guardian's shareholders:
		1)	to increase its authorized capital to consist of 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock; and

		2)	to change its corporate name to "Vairex Technologies, Inc."
Q:	WHAT SHOULD I DO IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME"?

A: A shareholder's shares held in "street name" will not be voted on any matter if the shareholder does not provide his broker with instructions on how to vote the "street name" shares. A Guardian shareholder whose shares are held in "street name" should instruct his broker how to vote the shares, following the directions provided by the broker. Please check the voting form used by the broker to see if the broker will permit a vote by telephone or over the Internet.

Q:	IF THE MERGER IS COMPLETED, WHAT WILL THE SHAREHOLDERS OF VAIREX RECEIVE FOR THEIR PREFERRED STOCK, COMMON STOCK, OPTIONS AND WARRANTS?

A: The Holders of all Vairex Series B Preferred stock will receive, as a class, approximately 7,216,110 shares of Guardian common stock, a conversion rate of approximately 55.5 shares of Guardian common stock for each share of Series B Preferred stock. Each Vairex common shareholder will receive one share of Guardian common stock for each share of Vairex common stock that they own. In addition, each outstanding option or warrant exercisable to purchase Vairex common stock will, upon completion of the Merger, automatically become exercisable to purchase an equal number of shares of Guardian common stock following the Merger for the same exercise price.

Q:	WILL THE MERGER HAVE ANY EFFECT ON THE CURRENTLY OUTSTANDING SHARES OF GUARDIAN?

A: Although the Merger will not have any effect on the rights attributable to the shares of Guardian common stock currently owned by the shareholders of Guardian, there will be an overall dilution of the holders' interest in Guardian. The number of outstanding shares of Guardian common stock will increase from approximately 5.0 million shares to approximately 33.3 million shares following the merger.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Shareholders of Guardian and Vairex do not need to and should not send in their stock certificates, whether or not a merger is completed. If the Merger is completed, Vairex shareholders will be sent written instructions for exchanging their stock certificates.

Q:	HOW DO I VOTE?

A: After you read this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the Special Meeting.

Alternatively, you can vote your proxy over the Internet using the following instructions at www.eproxy.com. You can also vote by telephone by dialing (800) __________.
Delivery of your proxy card or voting your proxy over the Internet will not in any way affect your right to attend the Special Meeting in person.
Q:	CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting for shares held directly in your name. You may accomplish this by completing a new proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting alone will not cause your previously-granted proxy to be revoked unless you vote in person. For shares held in "street name," you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	MAY I ATTEND THE SPECIAL MEETING IN PERSON?

A: You may attend the Special Meeting in person if you have shares registered in your name or if you have a valid proxy in your favor from the registered holder. If the shares are registered in the name of a corporation or other organization, bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q:	IF I HAVE SHARES REGISTERED IN MY NAME OR IF I HAVE A PROXY IN MY FAVOR FROM A REGISTERED HOLDER, WHAT DO I NEED TO DO TO ATTEND THE SPECIAL MEETING IN PERSON?	A: Just bring proper photographic identification to the meeting, such as a driver's license, passport or United States military identification.
Q.	WILL THE PRE-MERGER VAIREX SHAREHOLDERS BE ACQUIRING AN INTEREST IN GUARDIAN'S EXISTING BUSINESS INTERESTS?

A: The Merger Agreement provides that the effective date of the Merger shall also constitute a record date for a contingent dividend which may, at the discretion of the Board of Directors of the new Guardian holding company, Guardian Holdings, Inc., be paid to the pre-merger Guardian shareholders consisting of either the spinoff of the shares of Guardian Holdings or Guardian's operating subsidiaries: Guardian Steel, Inc. Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc., or the distribution of proceeds realized from the sale of one or more of those operating divisions. The intent of this dividend is to allocate the future economic benefit, if any, derived from Guardian's pre-merger operations to Guardian's pre-merger shareholders. As a result, holders of Vairex preferred stock or common stock will not participate in any of the dividends declared and paid to the pre-merger Guardian shareholders with respect to Guardian Steel, Guardian Security and Safety Products, or Palo Verde Group.

Q:	WHEN WILL THE MERGER BE COMPLETED?	A: We hope to complete the Merger as soon as possible after each company's shareholders have given the required approvals, subject to closing conditions.

WHO CAN HELP ANSWER YOUR QUESTIONS

       Guardian shareholders who have questions about the Merger or any related transactions should contact:

Guardian Technologies International, Inc. 11 Sundial Circle, Suite 17 Post Office Box 3618 Carefree, Arizona 85377 Tel. (480) 575-6972 Attn.: J. Andrew Moorer President and Chief Executive Officer

       Vairex shareholders who have questions about the Merger or any related transactions should contact:

Vairex Corporation 3044 Valmont Boulder, Colorado 80301 Tel. (303) 444-4556 Attn.: Ski Milburn President and Chief Executive Officer

SUMMARY

       This is a summary of selected information from this Joint Proxy Statement and may not contain all of the information that is important to you. To understand the Merger fully and to obtain a more complete description of the legal terms of the merger, you should carefully read this entire document, including the Appendices, and the documents to which we refer you. See "Where You Can Find More Information."

THE COMPANIES

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

Guardian is a Delaware corporation. It was incorporated in 1989. It has three wholly-owned subsidiaries: Guardian Security and Safety Products, Inc., Guardian Steel, Inc. and Palo Verde Group, Inc. Guardian Security and Safety Products' majority-owned subsidiary, ForceOne, LLC, manufactures a variety of high-end ballistic protective equipment including patented personal protection devices commonly referred to as body armor. It serves the law enforcement, security and military communities and the global security industry. Guardian Steel, through a 50%-owned subsidiary, Structural Holdings, Inc., is engaged in structural steel fabrication and provides among its products structural steel used primarily in military base refurbishments and other projects under federal contract. Palo Verde Group owns commercial real estate in Wyoming held for lease and some real estate in Arizona held for development or resale.

Guardian experienced a net loss for the three months ended March 31, 2001 of $98,133, and a net loss for the year ended December 31, 2000 of $1,819,142. At March 31, 2001, it had total assets of $2,074,787 and net book value (assets minus liabilities) of $1,255,265.

The executive offices of Guardian are located at 11 Sundial Circle, Suite 17, Carefree, Arizona 85377. Guardian's telephone number at that address is (480) 575-6972.
GUARDIAN ACQUISITION CORPORATION

Guardian Acquisition Corporation, a Delaware corporation, is a wholly-owned subsidiary of Guardian. It was formed in ________, 2001 solely in connection with the proposed merger. Upon successful completion of the merger, this subsidiary shall be merged into Vairex and will cease to exist as a separate corporation.

The executive offices of Guardian Acquisition Corporation are located at 11 Sundial Circle, Suite 17, Carefree, Arizona 85377. Guardian's telephone number at that address is (480) 575-6972.
VAIREX CORPORATION

Vairex is a Colorado corporation formed in 1987 to develop advanced, proprietary, oil-free compressor technology for automotive and industrial applications. Vairex has been engaged in the emerging fuel cell industry for over six years. In November 2000, Vairex was forced to suspend operations due to a lack of working capital. Since that time, its executive officers have been engaged in efforts to raise additional capital, restructure its secured and unsecured debt and complete the merger with Guardian.

Vairex incurred a net loss of $1,487,000 during the nine month period ended March 31, 2001 and a net loss of $2,144,000 for the fiscal year ended June 30, 2000. At March 31, 2001, Vairex had total assets of $58,000 and total net book value of $(2,556,000).

The executive offices of Vairex are located at 3044 Valmont, Boulder, Colorado 80301. The telephone number at that address is (303) 444-4556.
Vairex's Internet website address is www.vairex.com.

THE GUARDIAN SPECIAL MEETING

TIME, DATE AND PLACE OF THE MEETING

The special meeting of shareholders of Guardian will be held on ___________, 2001 at 11:00 a.m. local time, at the principal executive offices of Guardian located at 11 Sundial Circle, Suite 17, Carefree, Arizona.

RECORD DATE FOR MEETING

As a Guardian shareholder, you can vote at the special meeting if you owned Guardian common stock at the close of business on ___________, 2001, the record date for the meeting. You can cast one vote for each share you owned at that time.

On _______________, 2001, ___________ shares of Guardian common stock were outstanding and entitled to vote.

MATTERS TO BE VOTED ON AND VOTES REQUIRED

       The following table identifies the matters to be voted on at the special meeting and the vote required for passage. The four merger-related proposals are:

PROPOSALS		REQUIRED VOTE
1.	To amend Guardian's Articles of Incorporation to increase its authorized capital to consist of 100,000,000 of common stock and 25,000,000 of preferred stock.	A majority of the outstanding shares of Guardian common stock
2.	To amend Guardian's Articles of Incorporation to change its corporate name to "Vairex Technologies, Inc." upon completion of the Merger.	A majority of the outstanding shares of Guardian common stock
3.

To approve the Merger Agreement and issue to the Vairex stockholders, including holders of options and warrants, pro rata, a total of 28.3 million shares of Guardian common stock as required by the Merger Agreement.

A majority of the outstanding shares of Guardian common stock present or represented and voting at the special meeting
4.	To adopt the 2001 Equity Incentive Plan.	A majority of the outstanding shares of Guardian common stock present or represented and voting at the special meeting
VOTING PROCEDURE		You may vote your shares in any of the following ways:
		-	by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or
		-	by dialing [1-800-xxxx] and voting in accordance with the instructions given to you on the telephone; or
		-	via the Internet in accordance with the instructions given to you at www.eproxy.com; or
		-	in person at the special meeting even if you voted your shares before the meeting.

You may revoke your proxy at any time before a vote is taken at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Guardian or by attending the special meeting and voting in person.

DISSENTER'S RIGHTS		Shareholders of Guardian do not have dissenter's rights in connection with the proposals to be voted on at the special meeting.
AFFILIATED VOTING

On _______________, 2001, directors and executive officers of Guardian and their affiliates beneficially owned and were entitled to vote _________ shares of Guardian common stock, or approximately ___% of the Guardian common stock outstanding on that date.

EACH OF THE DIRECTORS AND EXECUTIVE OFFICERS OF GUARDIAN AND THEIR RESPECTIVE AFFILIATES INTEND TO VOTE THEIR SHARES IN FAVOR OF ALL OF THE PROPOSALS IN THIS JOINT PROXY STATEMENT.
INTERESTS OF THE DIRECTORS AND OFFICERS OF GUARDIAN IN THE MERGER		Directors and officers of Guardian have interests in the Merger that are different from, or in addition to, your interests as a shareholder in Guardian. For example, if the Merger is completed:
-

one director (Mr. Moorer) serving on the Board of Directors of Guardian will serve as the sole member of the Board of Directors of Guardian Holdings, Inc., a newly-formed subsidiary of Guardian that will continue to operate the pre-merger Guardian businesses.

-

Mr. Moorer is the beneficial owner of options exercisable to purchase 200,000 shares of Guardian common stock, of which 100,000 options are exercisable at a price of $1.00 per share and 100,000 options are exercisable at a price of $0.25 per share.

-

By virtue of a change in control of Guardian resulting from the merger, Mr. Moorer's employment agreement, which will be assigned to Guardian Holdings, Inc. as part of the merger, will automatically be extended for an additional period of two years following the effective date of the merger.

VAIREX SPECIAL MEETING

TIME, DATE AND PLACE OF THE MEETING	The special meeting of shareholders of Vairex will be held on ___________, 2001 at 11:00 a.m. local time, at _____________________.
RECORD DATE FOR MEETING

As a Vairex shareholder, you can vote at the special meeting if you owned Vairex voting preferred and common stock at the close of business on ___________, 2001, the record date for the meeting. You can cast one vote for each share you owned at that time.

On _______________, 2001, ___________ shares of Vairex voting preferred and common stock were outstanding and entitled to vote.

MATTERS TO BE VOTED ON AND VOTES REQUIRED

       The following table identifies the matters to be voted on at the special meeting and the vote required for passage. The one merger-related proposal is:

PROPOSALS	REQUIRED VOTE
1.

To approve the Merger Agreement and issue to the Vairex stockholders, including holders of options and warrants, pro rata, a total of 28.3 million shares of Guardian common stock as required by the Merger Agreement.

A majority of the outstanding shares of Vairex preferred and common stock present or represented and voting at the special meeting
VOTING PROCEDURE	You may vote your shares in any of the following ways:
	-	by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or
	-	by dialing [1-800-xxxx] and voting in accordance with the instructions given to you on the telephone; or
	-	via the Internet in accordance with the instructions given to you at www.eproxy.com; or
	-	in person at the special meeting even if you voted your shares before the meeting.

You may revoke your proxy at any time before a vote is taken at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Guardian or by attending the special meeting and voting in person.

DISSENTER'S RIGHTS

If the Merger is completed, shareholders of Vairex who do not vote in favor of the Merger may be entitled to dissenter's rights under applicable laws of the State of Colorado. These rights entitle dissenting shareholders to receive cash in an amount equal to the fair value of their Vairex common stock rather than shares of Guardian common stock in the merger.

AFFILIATED VOTING

On _______________, 2001, directors and executive officers of Vairex and their affiliates beneficially owned and were entitled to vote _________ shares of Vairex common stock, or approximately ___% of the Vairex common stock outstanding on that date.

EACH OF THE DIRECTORS AND EXECUTIVE OFFICERS OF VAIREX AND THEIR RESPECTIVE AFFILIATES INTEND TO VOTE THEIR SHARES IN FAVOR OF ALL OF THE PROPOSALS IN THIS JOINT PROXY STATEMENT.
INTERESTS OF THE DIRECTORS AND OFFICERS OF VAIREX IN THE MERGER	Directors and officers of Vairex have interests in the Merger that are different from, or in addition to, your interests as a shareholder in Vairex. For example, if the Merger is completed:
	-	four directors serving on the Board of Directors of Vairex will serve on the Board of Directors of Guardian following the merger; and
-

each of the existing Vairex directors, as a current Vairex common stockholder, will participate, pro rata, with other Vairex common stockholders in the exchange of Vairex common stock for an equal number of shares of Guardian common stock; and

-

Mr. Ski Milburn, President and CEO of Vairex, is the beneficial owner of 4,186,724 shares of Vairex common stock and holds options exercisable to purchase an additional 361,250 shares of Vairex common stock at a weighted average exercise price of $____ per share.

-

Mr. Scott Mattes, a director, is the beneficial owner of 3,291,294 shares of common stock and is the holder of options to purchase an additional 301,500 shares of common stock at a weighted average exercise price of $___ per share.

THE MERGER

       THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE TRANSACTION.

EFFECT OF THE MERGER	If the Merger is completed:
	-	Guardian will become a holding company and be known as "Vairex Technologies Inc.";
-

the existing businesses of Guardian will be transferred to a newly-formed subsidiary of Guardian to be known as "Guardian Holdings, Inc." which will continue to operate Guardian's pre-merger subsidiaries and businesses; and

-

Guardian Acquisition Corporation, a newly-formed subsidiary of Guardian, will merge with Vairex which, as the surviving corporation after the merger, will be known as "Vairex Corporation" and continue to develop and operate its business as a wholly-owned subsidiary of Vairex Technologies, Inc.

WHAT VAIREX SHAREHOLDERS WILL RECEIVE IN THE MERGER	Vairex shareholders will receive the following:
-

Holders of outstanding shares of Series B Preferred stock shall receive, as a class, approximately 7,216,110 shares of Guardian common stock, a conversion ratio of approximately 55.5 shares of Guardian common stock for each share of Series B Preferred stock.

	-	Holders of Vairex common stock will receive one share of Guardian common stock for each share of Vairex common stock that they own.

The value of the Guardian securities that Vairex shareholders will receive will fluctuate as the market price for Guardian common stock changes. The actual market value of the Guardian securities to be issued in the merger, will depend on the market price of Guardian common stock on the day the Merger is completed. On August ___, 2001, the last reported per share sales price of Guardian common stock on the Nasdaq SmallCap Market was $_____.

TREATMENT OF OUTSTANDING STOCK OPTIONS

Upon completion of the merger, each outstanding stock option or common stock purchase warrant exercisable to purchase Vairex common stock, whether or not exercisable, will be deemed converted into an option or warrant to acquire, on the same terms and conditions as were applicable under stock option or warrant prior to the merger, the whole number of shares of Guardian common stock as the holder of such stock option or warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full immediately prior to the merger, at a price per share equal to the exercise price of the stock option or warrant. The exercisability or other vesting of the assumed stock options or warrants and the underlying stock shall continue to be determined by reference to the stock option or warrant agreements executed between the holder and Vairex.

CONTINGENT DIVIDEND

The merger agreement provides that the effective date of the merger shall also constitute a record date for a contingent dividend which may be declared by the board of directors of the new Guardian holding company, Guardian Holdings, Inc. The contingent dividend will consist of either the spinoff of the shares of Guardian Holdings or one or more of Guardian's operating subsidiaries. The intent of this dividend is to allocate the future economic benefit, if any, derived from Guardian's pre-merger operations to Guardian's pre-merger shareholders. As a result, holders of Vairex preferred stock or common stock will not participate in any of the dividends declared and paid to the pre-merger Guardian shareholders with respect to Guardian's pre-merger businesses.

REASONS FOR THE MERGER	Guardian's reasons for the merger are:
	-	increase shareholder value by diversifying the interests of its shareholders; and
	-	acquire an opportunity to participate in the rapidly evolving fuel cell industry.
Vairex's reasons for the merger are:
	-	gain access to capital markets through Guardian's publicly traded vehicle; and
	-	increase its stature among fuel cell industry participants by virtue of its status as a public company, thereby increasing its exposure and strategic opportunities within the fuel cell industry.
RECOMMENDATIONS TO SHAREHOLDERS	TO GUARDIAN SHAREHOLDERS: The board of directors of Guardian believes that:
	-	the merger is fair to Guardian and in the best interests of its shareholders; and
The board of directors of Guardian unanimously recommends that the shareholders of Guardian vote
	-	FOR THE MERGER-RELATED PROPOSALS (PROPOSALS 1 THROUGH 4) SET FORTH IN THIS JOINT PROXY STATEMENT; AND
	-	FOR THE PROPOSAL TO APPROVE THE 2001 EQUITY INCENTIVE PLAN.

TO VAIREX SHAREHOLDERS: The board of directors of Vairex believes that the merger is fair to Vairex and in the best interests of its shareholders and unanimously recommends that shareholders of Vairex approve the Merger Agreement and the merger.

NO OPINION OF FINANCIAL ADVISOR	In deciding to approve the merger, neither Guardian's board of directors nor Vairex's board of directors engaged the services or sought the opinion of a financial advisor.
U.S. FEDERAL INCOME TAX CONSEQUENCES

Neither Guardian nor Vairex has retained counsel to furnish an opinion, that the merger will qualify as a "tax-free reorganization" for U.S. federal income tax purposes. Subject to a number of assumptions, qualifications and limitations, holders of Vairex stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Vairex stock for Guardian stock in the merger. The holders of Guardian stock also will not recognize any gain or loss as a result of the merger.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL SHAREHOLDERS. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT	For financial statement purposes, Vairex is considered the acquiring company. The merger has been treated as a purchase by Vairex of Guardian.
MARKET PRICE INFORMATION

Guardian common stock is reported on the Nasdaq SmallCap Market under the symbol "GRDN." On August ___, 2001, the last full trading day before the public announcement of the proposed merger, the last reported per share sales price of Guardian common stock was $____. On August ___, 2001, the most recent practicable date prior to the filing of this Joint Proxy Statement, the last reported per share sales price for Guardian common stock was $_____.

The common stock of Vairex is not publicly held or traded on any recognized securities market.
LISTING OF GUARDIAN COMMON STOCK

Guardian has applied to list its common stock on the Nasdaq SmallCap Market under the new name "Vairex Technologies, Inc." and new symbol "VARX". It has also applied to include in the listing the shares of its common stock issued or issuable in connection with the merger.

OWNERSHIP OF GUARDIAN AFTER THE MERGER	In the merger, Guardian will issue the following securities:
	-	28,300,000 shares of common stock to holders of Vairex preferred stock, common stock, options and warrants.

After the merger, Vairex securityholders, including holders of options and warrants, will own 28,300,000 shares of Guardian common stock or 85% of the total shares outstanding. Guardian shareholders will own approximately 5,000,000 shares or 15% of the holding company.

The above information is based on shareholdings on July 31, 2001 and does not take into account stock options, warrants, or convertible preferred stock of Vairex or Guardian still outstanding after the merger. Exercise of these securities would result in:

	-	3,921,320 additional shares of common stock being issued to holders of Guardian outstanding warrants and stock options.
Taking into account the issuance of these additional shares, on a fully diluted basis, Guardian will be composed as follows:
	-	Guardian securityholders will own approximately 8,921,320 shares of common stock or 24% of the total shares outstanding; and
	-	Vairex securityholders will own 28,300,000 shares of common stock or 76% of the holding company.
DIRECTORS AND MANAGEMENT OF GUARDIAN POST-MERGER	The board of directors and the executive officers of the holding company, Vairex Technologies, Inc. shall be the current members of Vairex board of directors and executive officers.
J. Andrew Moorer will serve as the sole director and executive officer of Guardian Holdings, Inc., a new subsidiary, following the merger.
CONDITIONS TO COMPLETING THE MERGER	The respective obligations of Guardian and Vairex to complete the merger are subject to the satisfaction or waiver of a number of conditions. These conditions include, among others:
	-	approval of the merger by the parties' shareholders;
	-	that there is no law or court order prohibiting the merger;
	-	that the representations and warranties of the respective parties made in the Merger Agreement remain accurate in all material respects, with permitted exceptions; and
	-	that each of Guardian and Vairex has performed in all material respects all of its respective obligations under the Merger Agreement.
TERMINATION OF THE MERGER AGREEMENT

Guardian and Vairex can jointly terminate the Merger Agreement at any time before completing the merger. In addition, either Guardian or Vairex can terminate the Merger Agreement if the Merger is not completed by September 30, 2001 for any reason. Guardian may terminate the Merger Agreement if Vairex commits a material breach of the Merger Agreement or if any of Vairex's representations and warranties are untrue on the closing date. Likewise, Vairex may terminate the Merger Agreement if Guardian or Guardian Acquisition Corporation commits a material breach of the Merger Agreement or if any of their respective representations and warranties are untrue on the closing date.

OTHER MATTERS

RISK FACTORS

The Merger involves a number of risks to the shareholders of each company. The shareholders of Guardian and Vairex should carefully consider these risks before voting on or consenting to the proposals contained in this Joint Proxy Statement. The principal factors which make the Merger speculative or risky are described in the section entitled "Risk Factors."

SELECTED FINANCIAL DATA

       The following is selected historical financial data of Guardian and Vairex. The Guardian data is as of and for the three month periods ended March 31, 2001 and 2000, and as of December 31, 2000. Vairex's data is as of and for the nine months ended March 31, 2001 and 2000, and as of June 30, 2000 and June 30, 1999 and is for each of the fiscal years then ended. The data has been derived from audited historical financial statements appearing elsewhere in this Joint Proxy Statement and should be read in conjunction with the financial statements and its related notes.

       This information is only a summary and you should read it together with the financial information included elsewhere in this Joint Proxy Statement. See the section, "Where You Can Find More Information".

Selected Historical Financial Data of Guardian

	Year Ended June 30, 2000 1999		Three Months Ended March 31, 2001 2000
STATEMENT OF OPERATIONS DATA:
Net sales	$ 606,453	$ 1,100,076	$ 109,177	$ 226,438
Cost of goods sold	584,002	936,652	109,098	173,302
Operating costs and expenses	1,123,347	1,117,644	218,402	200,531
Net loss	(1,819,142)	(825,076)	(98,133)	(168,180)
Net loss per common share	$ (.51)	$ (.31)	$ (.02)	$ (.06)
Weighted average number of common shares outstanding	3,541,630	2,677,026	4,334,577	2,992,363

	December 31,	March 31,
	2000	2001
BALANCE SHEET DATA:
Total assets	$1,779,178	$2,074,787
Total liabilities	744,207	819,522
Working capital	11,830	197,256
Stockholders' equity	$1,034,971	$1,255,265

Selected Historical Financial Data of Vairex

	Year Ended June 30, 2000 1999		Nine Months Ended March 31, 2001 2000
STATEMENT OF OPERATIONS DATA:
Revenues	$ 359,000	$ 871,000	$ 61,000	$ 300,000
Operating costs	2,026,000	1,687,000	1,166,000	1,528,000
Operating loss	(1,667,000)	(816,000)	(1,105,000)	(1,228,000)
Net loss	(2,144,000)	(877,000)	(1,487,000)	(1,600,000)
Net loss attributable to CS	(2,272,000)	(877,000)	(1,487,000)	(1,728,000)
Weighted shares outstanding	10,093,610	7,414,898	10,495,866	10,079,596
Basic and diluted loss per share	(.23)	(.12)	(.14)	(.17)

	June 30,	June 30,	March 31,
	2000	1999	2001
BALANCE SHEET DATA:
Cash	$ 2,000	$ 7,000	$ -
Other current assets	99,000	132,000	7,000
Other assets	59,000	78,000	51,000
Total assets	160,000	217,000	58,000
Total liabilities	2,826,000	2,048,000	2,075,000
Total stockholders' equity	(2,666,000)	(1,831,000)	(2,556,000)

MARKET FOR GUARDIAN COMMON STOCK AND RELATED MATTERS

Price Range of Common Stock

       The common stock of Guardian has traded on the Nasdaq SmallCap Market under the symbol "GRDN." The following table sets forth the reported high and low trade information for the Guardian common stock for the periods indicated.

	High	Low
Fiscal Year 1999
First Quarter	1.88	1.04
Second Quarter	2.12	1.19
Third Quarter	1.50	1.18
Fourth Quarter	2.12	1.06
Fiscal Year 2000
First Quarter	4.50	1.00
Second Quarter	2.53	0.69
Third Quarter	1.47	0.72
Fourth Quarter	1.72	0.25
Fiscal Year 2001
First Quarter	1.84	0.31
Second Quarter	2.33	1.31
Third Quarter (through August 3, 2001)	1.95	1.10

       All prices have been adjusted to give retroactive effect to a two-for-one forward stock split that was effective on April 13, 2000.

       The high and low sales prices of Guardian Common Stock on August ___, 2001 were $_____ and $_____, respectively, as reported on the Nasdaq SmallCap Market. As of August ___, 2001, there were approximately _____ shareholders of record of Guardian common stock.

       The Vairex common stock is not traded on any recognized securities market.

Comparative Historical and Pro Forma per Share Data

       The table below sets forth, for the periods indicated, the following:

-	The historical net loss and book value per share of Guardian Technologies International, Inc. for the fiscal years ended December 31, 2000 and December 31, 1999.
-	The historical net loss and book value per share of Vairex for the fiscal years ended June 30, 2000 and June 30, 1999.
-	Pro forma historical net loss and book value per share of the combined entity of Guardian and Vairex accounted for as a purchase by Vairex of Guardian, for the periods presented.

       Neither Guardian nor Vairex have declared or paid cash dividends on their common stock. Any future earnings are expected to be retained for use in the operations and expansion of the business. Neither Guardian nor Vairex anticipate paying any cash dividends in the foreseeable future.

       The information presented in this table should be read in conjunction with the pro forma condensed consolidated financial information and the separate financial statements of Guardian and Vairex included elsewhere in this document.

Guardian Technologies International, Inc.	December 31, 2000	December 31, 1999
Net loss per common share	$ (.51)	$ (.31)
Cash dividends paid per common share	-0-	-0-
Book value per common share	$ .29	$ .58
Vairex Corporation	June 30, 2000	June 30, 1999
Net loss per common share	$ (.23)	$ (.12)
Cash dividends paid per common share	-0-	-0-
Book value per common share	$ (.26)	$ (.25)
Pro Forma Combined:	June 30, 2001	March 31, 2001
Net loss per common share	$ (.07)	$ (.05)
Cash dividends paid per common share	-0-	-0-
Book value per common share	$ (.09)	$ (.09)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

       Each of Guardian and Vairex has made forward-looking statements in this Joint Proxy Statement and in other documents to which you are referred that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or the performance of the companies after the Merger is completed. When any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the actual financial results and performance of each of the companies before the Merger and of the holding company after the merger, and these factors or events could cause those results or performance to differ significantly from those expressed in these forward-looking statements. Many of these risks and uncertainties are not within either company's control and are set forth under the section "Risk Factors."

       Neither Guardian nor Vairex is undertaking any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Joint Proxy Statement. Additionally, neither Guardian nor Vairex is undertaking any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Joint Proxy Statement. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Joint Proxy Statement.

RISK FACTORS

       The proposed merger poses a high degree of risk for both the shareholders of Guardian and the shareholders of Vairex. Before deciding how to vote on the proposals set forth in this Joint Proxy Statement, shareholders should carefully consider the following risks.

Risks Relating to Guardian's Business

       The following risks pertain to Guardian and its business and are applicable without regard to whether the Merger occurs.

The Industries In Which We Operate Are Highly Competitive. If We Are Unable To Be Competitive, Our Profit Margins May Suffer.

       The industries in which we operate are highly competitive in all product and service lines. Some of our competitors have significantly greater financial resources, larger facilities and operations and depth and experience of personnel. In the security industry, some of our competitors have more recognizable trademarks for products similar to those sold by us. In addition, our competitors may develop or improve their products, which could render our products obsolete or less marketable. The security industry is extremely competitive and highly fragmented. We expect that the level of competition will increase in the future. We cannot assure you that we will be able to compete successfully.

       Many small and various large companies offer steel fabrication, erection, and related services that compete with those we provide. Local and regional companies offer competition in one or more of our geographic markets or product segments. Out of state or international companies may provide competition in any market. We compete for every project we obtain. Although we believe customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, safety record and reputation, price competition usually is the primary factor in determining which qualified contractor with available equipment is awarded a contract. Competition has resulted in pressure on pricing and operating margins, and the effects of competitive pressure in the industry may continue. Many of our competitors have greater capital and other resources than we do and are well established in their respective markets. We cannot assure that our competitors will not substantially increase their commitment of resources devoted to competing aggressively with us or that we will be able to compete profitably with our competitors.

We Are Subject To Extensive Government Regulation, Compliance With Which Could Be Costly And Erode Our Profitability, Or Subject Us To Governmental Enforcement Actions.

       We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our protective equipment products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, and the U.S. Environmental Protection Agency.

       To the extent that we sell our products internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our activities in such countries, though limited, create the risk of an unauthorized payment by an employee or agent of ours that would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties that could have a material adverse effect on our business, financial condition, and operating results.

       Many aspects of our operations are subject to governmental regulations in the United States, including regulations relating to occupational health and workplace safety, principally the Occupational Safety and Health Act and regulations thereunder. In addition, we are subject to licensure and we hold or have applied for licenses in each of the states in the United States in which we operate and in certain local jurisdictions within such states. Although we believe that we are in material compliance with applicable laws and permitting requirements, there can be no assurance that we will be able to maintain this status. Further, we cannot determine to what extent our future operations and earnings may be affected by new legislation, new regulations, or changes in or new interpretations of existing regulations.

The Failure of Our Products Could Give Rise To Product Liability Claims

       Our protective equipment products are used in applications where their failure could result in serious personal injuries and death. We believe that the insurance coverage that we maintain is adequate under the circumstances. However, we cannot assure that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any substantial uninsured loss could have a material adverse effect on our business, financial condition, and operating results. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on our business, financial condition and operating results.

There Are Limited Sources For Some Of Our Raw Materials Which Could Make Us Vulnerable To Price Increases And/Or Product Shortages.

       The primary raw material that we use in manufacturing ballistic-resistant garments is Spectrashield, a patented product of Honeywell. Although we enjoy a good relationship with Honeywell, if our supply of that material were cut off or if there were a material increase in the prices of that material, our manufacturing operations could be severely curtailed and our business, financial condition and operating results would be materially adversely affected.

       Although the raw materials we use in our steel fabrication business are available from numerous suppliers, steel prices have risen in the past and may rise again. An unexpected rise in the price of steel or other raw materials would increase our costs on projects, and could result in reducing our profit margins, or even create losses on certain projects.

Many Of Our Customers Have Fluctuating Budgets Which Could Result In Reduced Demand For Our Products.

       Customers for our protective equipment products include law enforcement and governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for law enforcement. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased spending in certain areas. Our operating results may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for law enforcement related to security products or funding for military base construction related to steel fabrication products could have a material adverse effect on our business, financial condition, and operating results.

We Are Dependent Upon Our Proprietary Technology

       We are dependent in our protective equipment business upon a variety of methods and techniques that we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, service marks, and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, and operating results. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and operating results. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and operating results.

Our Steel Fabrication Business' Dependence on the Construction Industry may Create Variations in our Operating Results.

       Our steel fabrication business has experienced variations in its operating results because of a number of factors, many of which are outside our control. We expect that those variations may continue. In particular, our operating results may vary because of downturns in one or more segments of the building construction industry, changes in economic conditions, our failure to obtain, or delays in awards of, major projects, the cancellation of major projects, our failure to timely replace projects that have been completed or are nearing completion, or declines in the amount of our billings in excess of costs and recognized earnings on uncompleted projects. Any of these factors could result in the periodic inefficient or underutilization of our resources and could cause our operating results to fluctuate significantly from period to period, including on a quarterly basis.

       Our steel fabrication business earns virtually all of its revenues in the building construction industry, which is subject to local, regional, and national economic cycles. Those revenues and cash flows depend to a significant degree on major construction projects in various industries, including government military installations, commercial offices and hotels, and school systems, each of which industries may be adversely affected by general or specific economic conditions. If construction activity declines significantly in our principal markets, our business, financial condition and operating results would be adversely affected.

       When we bid on projects, we estimate our costs, including projected increases in costs of labor, materials, and services. Costs and gross profit realized on a fixed price contract may vary from estimated amounts because of unforeseen conditions or changes in job conditions, variations in labor and equipment productivity over the terms of contracts, higher than expected increases in labor or material costs, and other factors. These variations could have a material adverse effect on our business, financial condition, and operating results for any period.

       We routinely rely on subcontractors to perform a portion of our fabrication and all of our project detailing to fulfill projects that we cannot fulfill in-house due to capacity constraints, or that are in markets in which we have not established a strong local presence. In order to complete these projects successfully we must retain and successfully manage these subcontractors. Any difficulty we may have in attracting and retaining qualified subcontractors on terms and conditions favorable to us could have an adverse effect on our ability to complete these projects in a timely and cost effective manner.

Our Use of Percentage of Completion Accounting May Adversely Affect Operating Results in Future Periods.

       We recognize steel fabrication revenues using the percentage of completion accounting method. Under this method, we recognize revenue based on the ratio that costs incurred to date bear to the total estimated costs to complete the project. We estimate losses on contracts in full when we determine that we will incur a loss on the project. We frequently review and revise revenues and total cost estimates as work progresses on a contract and as contracts are modified. Accordingly, we reflect revenue adjustments based upon the revised completion percentage in the period that estimates are revised. Although we base revenue estimates on management assumptions supported by historical experience, these estimates could vary materially from actual results. To the extent percentage of completion adjustments reduce previously reported revenues, we would recognize a charge against operating results, which could have a material adverse effect on our operating results for the applicable period.

The Concentration of Our Steel Fabrication Operations in One Industry and in One Geographical Region May Create Periodic Fluctuations of Our Revenues.

       Our fabrication and erection operations currently are conducted primarily in the governmental sector of the construction industry, which has experienced substantial growth during recent years. Because of this concentration, future construction activity and our business may be adversely affected in the event of a downturn in economic conditions existing in the governmental sector, including military base construction as well as commercial construction in the Oklahoma area and in the Southern United States generally. Factors that may affect economic conditions include increases in interest rates or limitations in the availability of financing for construction projects, decreases in the amount of funds budgeted for governmental projects, decreases in capital expenditures devoted to the construction of plants, distribution centers, industrial facilities, hotels, office buildings, convention centers, and other facilities, and downturns in occupancy rates, office space demand, tourism and convention related activity and population growth.

The Nature of Our Operations Creates Risks of Costly Litigation and Damages that We May not Be Adequately Insured Against.

       Construction and heavy steel plate weldments involve a high degree of operational risk. Natural disasters, adverse weather conditions, design, fabrication, and erection errors, and work environment accidents can cause death or personal injury, property damage and suspension of operations. Furthermore, delays in project deliveries can result in significant back charges and/or liquidated damages. The occurrence of any of these events could result in loss of revenues, increased costs, and liability to third parties. Although we are not currently involved in any such claims, we are subject to litigation claims in the ordinary course of our business, including backcharges and liquidated damage claims, and the resultant lawsuits asserting substantial claims. Currently, we do not maintain any reserves for potential litigation, and we expense litigation costs if and when we incur them. We maintain risk management, insurance, and safety programs intended to prevent or mitigate losses. There can be no assurance that any of these programs will be adequate or that we will be able to maintain adequate insurance in the future at rates that we consider reasonable.

Our Operating Losses Combined With The Nature of Our Business Has Resulted In A Working Capital Shortage.

       Since our inception we have incurred continuing losses, including losses of $1,819,142 and $98,133 for the year ended December 31, 2000 and three months ended March 31, 2001, respectively. If losses continue and/or we are unable to raise adequate capital to fund future operations, we may be required to curtail operations, liquidate assets or enter into capital or financing arrangements on terms which may have an adverse effect on future operations.

       Our steel fabrication operations require significant amounts of working capital to procure materials for contracts to be performed over relatively long periods, and for purchases and modifications of heavy-duty and specialized fabrication equipment. In addition, our contract arrangements with customers sometimes require us to provide payment and performance bonds and, in selected cases, letters of credit, to partially secure our obligations under our contracts, which may require us to incur significant expenditures prior to receipt of payments. Furthermore, our customers often will retain a portion of amounts otherwise payable to us during the course of a project as a guarantee of completion of that project. To the extent we are unable to receive project payments in the early stages of a project, our cash flow would be reduced, which could have a material adverse effect on our business, financial condition and operating results. To finance our operations, we are customarily highly leveraged, which creates a substantial risk that we would be unable to make timely payments on our debt.

       Structural's notes payable and line of credit have various financial and operational covenants, including certain working capital and debt to equity ratios, operating cash flow to annual debt service ratios, net worth requirements, a limitation on capital expenditures, and a minimum cash flow requirement. It was not in compliance with certain covenants as of December 31, 2000 and as of March 31, 2001. It is currently seeking a waiver of said covenants. Management believes the waiver will be granted; however, we have included the related indebtedness as a current liability until such time that the waiver has been granted.

We May Be Adversely Affected By Applicable Environmental Laws.

       We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. We have made and will continue to make capital expenditures in order to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

       Our operations and properties are affected by numerous federal, state and local environmental protection laws and regulations, such as those governing discharges to air and water and the handling and disposal of solid and hazardous wastes. Compliance with these laws and regulations has become increasingly stringent, complex, and costly. There can be no assurance that such laws and regulations or their interpretation will not change in a manner that could materially and adversely affect us. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and its state law counterparts, provide for strict and joint and several liability for investigation and remediation of spills and other releases of toxic and hazardous substances. These laws may apply to conditions at properties currently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. Although we have not incurred any material environmental related liability in the past and we believe that we are in material compliance with environmental laws, there can be no assurance that we will not incur such liability in connection with the investigation and remediation of facilities we currently operate (or formerly owned or operated) or other locations in a manner that could materially and adversely affect us.

Risks Relating to Vairex's Business

       The following risks pertain to Vairex and its business and are applicable without regard to whether the Merger occurs.

We have a history of losses, and we expect future losses

       We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. Our independent auditors have qualified their audit report to our financial statements due to the uncertainty of our ability to continue as a going concern.

       As a result of our unprofitable operating history it is difficult to forecast our future operating results. We expect to substantially increase our product development and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future. Our future operating results will depend on many factors, including:

*	The overall growth rate for the markets in which we compete
*	The level of market acceptance of, and demand for, our technology in general and our products in particular
*	The level of product and price competition
*	Our ability to attract, train and retain operational consulting, technical and other key personnel

There are numerous obstacles to our efforts to restarting our business, which was suspended in November 2000

       Due to a lack of working capital, we suspended operations in November 2000. Even if we complete the Merger with Guardian, we still must restart our business which has been suspended for approximately eight months. Tasks involved in restarting the business include the rehiring of engineering, product development, marketing and sales and administrative staff, all of whom were terminated when operations were suspended. There is a risk that we will not be able to rehire some of our highly trained engineers, which will result in our experiencing substantial delays in our product development efforts. In addition, relationships with vendors and suppliers may have been compromised in many instances due to deferred or a lack of payment, and there can be no assurance that these relationships with key suppliers and vendors can be reinstated. Furthermore, a great deal of our product development efforts have been focused on joint development and joint venture projects with other companies involved in the fuel cell industry. During the period that our business operations were suspended, discussions with joint venture and joint development partners were held in abeyance, and there is a risk that we may not be able to reestablish those industry relationships.

If the market's acceptance and adoption of our technology does not develop, our future results may suffer

       All of our products are based upon and rely solely upon our unique technology, which has not been commercially introduced and will probably not be introduced for several years. We cannot be sure that our products will achieve broad market acceptance or that other superior technologies will not be developed. The failure our products to achieve broad acceptance could adversely affect our ability to generate revenues. The technology is one of several competing technologies used for our delivery systems in fuel cells.

Our revenues are dependent upon development contracts from large companies who are beyond our control.

       We are dependent for the next several years on development projects from very large American, European and Japanese companies whose product decisions and timing are beyond our control. While we attempt to moderate the risks by diversifying our industrial development contracts, our revenues may be highly cyclic and unpredictable. As a result, we expect to generate operating losses for the foreseeable future.

Governmental regulation of the hydrogen fuel cell may restrict our business.

       Government regulation of the use of hydrogen for industrial applications and fuel cell generation varies greatly from country to country. There is some risk that the United States and other countries will increase their regulation of these technologies in the future. As our products are utilized solely in connection with hydrogen, any new law or regulation pertaining to the commercial use of hydrogen, or the application or interpretation of existing laws, could adversely impact our sales, increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition.

       Our manufacturing facilities will also be subject to various federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere. We believe that we have obtained all necessary government permits and have been in substantial compliance with all of these applicable laws and regulations.

       Since 1991, the National Environmental Protection Act (NEPA) has required that each local Department of Energy procurement office file and have approved by the Department of Energy in Washington, DC, appropriate documentation for environmental, safety and health impacts with respect to procurement contracts entered into by that local office. The costs associated with compliance with environmental regulations may or may not be recovered under existing or future contracts to which we are a party. In addition, contract work may be delayed until such approval is received.

Product defects and product liability claims related to our reactant manager and its integral hydrogen fuel cell products could expose us to significant liability.

       Although we test our products extensively prior to introduction, we cannot assure you that our testing will detect all serious defects, errors and performance problems prior to commercial release of our future products. Any future defects, errors or performance problems discovered after commercial release could result in the diversion of scarce resources away from customer service and product development, lost revenues or delays in customer acceptance of our products and damage to our reputation, which, in each case, could have a material and adverse effect on our business, results of operations or financial condition.

       In addition to the potential for product defects, hydrogen itself is a dangerous element. For example, hydrogen is highly explosive when it reaches concentrations in the air of greater than four percent. The volatility of hydrogen may compromise the safety and effectiveness of our products, which may cause damage to our reputation, result in lost sales and revenues or have other material and adverse effects on our business.

       We have not experienced any product liability claims to date, but we may be subject to such claims in the future. A product liability claim brought against us could have a material and adverse effect on our business, results of operations or financial condition.

We are heavily reliant on third parties for certain components and any delays, defects or other problems in supplying these components could adversely affect our business.

       We are heavily reliant on the ability of third party suppliers to develop and. to manufacture component parts used in our air systems and our proposed reactant manager under development. Although delays in the shipment and receipt of our component parts may occur, historically we have experienced only incidental, short-term delays that tend to occur from time to time in the normal course of business.

       Growth in the volume of orders for our products may strain the capacity of these component suppliers, and delays or other problems with component suppliers could have a material and adverse effect on our business. Although we test the component parts that we receive from our suppliers, we cannot be assured that our components will be completely free of all defects.

The markets for our fuel cell products are at a very early stage of development, are rapidly changing and are characterized by an increasing number of market entrants.

       As is typical for a new and rapidly evolving industry, demand for and market acceptance of recently introduced products are subject to a high level of uncertainty and risk. Acceptance and usage of our fuel cells is dependent on continued growth in use of alternative energy sources by businesses and consumers. Businesses that already have invested substantial resources in traditional or other energy sources may be reluctant to adopt new alternative sources. Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns. Accordingly, it is not assured that sufficient demand for our products will develop to sustain our business.

       Our products do not provide the exclusive means for accomplishing an objective, and customers may choose alternative means. The markets for air systems for use in fuel cells are intensely competitive, and we expect competition to increase significantly. Many of our competitors have significantly greater financial and other resources than we do, which may enable such competitors to market their products in a manner that achieves commercial success even in the face of technical superiority on the part of our products.

We have had no commercial product sales and only limited sales of prototypes. We may not be able to manufacture or commercialize our products in a cost effective manner.

       To date, we have derived revenues principally from government research and development contracts. Our other product sales have been limited to demonstration and prototype models. We have not made any commercial sales of units that include fuel processing capabilities. We may not be able to produce or commercialize any of our products in a cost-effective manner, and, if produced, we may not be able to successfully market these products. We expect the production costs of the initial commercial units to be delivered under prototype development contracts to be higher than their sales price and there can be no assurance that higher production levels will occur or that sales prices will ever exceed production costs.

       We do not have the manufacturing experience to handle large commercial requirements. We may not be able to develop manufacturing technologies and processes and expand our plant facilities to the point where they are capable of satisfying large commercial orders. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. We may not successfully develop the required manufacturing technologies and processes.

We may not be able to develop the necessary technology to introduce and market our reactant manager in a timely fashion, if at all.

       Our product and technology development efforts are subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Our success will depend upon our products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of our proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed. Failure to develop or significant delays in the development of our products and technology would have a material adverse effect on our ability to sell our products and generate sufficient cash to achieve profitability.

Market acceptance of our fuel cell products may take longer to develop than we anticipate or may never develop.

       Stationary fuel cell products represent a new technology and our success will depend on this technology achieving market acceptance. Because we design our products to capitalize on markets that presently utilize or are serviced by products from traditional and well-established power generation sources, such as engine-generators, we may face significant resistance from end-users to adopt a new and alternative power source technology. Fuel cell products for portable and mobile applications represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our products. The development of a mass market for portable and mobile products may be impacted by many factors, some of which are out of our control, including:

*	cost competitiveness of portable and mobile products;
*	consumer reluctance to try our products;
*	consumer perception of our systems' safety; and
*	emergence of newer, more competitive technologies and products.

If a mass market develops more slowly than we anticipate or fails to develop, we may not be able to recover the expenses we incurred to develop these products.

We may not be able to meet our customers' demands for our products if we do not successfully manage the expansion of our operations.

       Locating and establishing new manufacturing facilities will place significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems, financial and management information systems and to retain, motivate and effectively manage our employees. There can be no assurance that our management skills and systems currently in place will enable us to implement our strategy or enable us to attract and retain skilled management and production personnel. Our failure to manage our growth effectively or to implement our strategy would have a material adverse effect on our ability to produce products and meet our contractual obligations.

We may not be able to sell our product contributions to third party fuel cell systems if they are not compatible with the products of third-party manufacturers or our potential customers.

       Our success will depend upon our ability to make our products compatible with the products of third-party fuel cell systems. In addition, our mobile and portable products will be successful only if our potential customers redesign or modify their existing products to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate our products would cause our products to be significantly less attractive to customers.

The fuels on which fuel cell products rely may not be readily available on a cost-effective basis.

       Our fuel cell products require oxygen and hydrogen to operate. While ambient air supplies the necessary oxygen, our fuel cells derive hydrogen from fuels such as natural gas, propane, methanol and other petroleum products. Even if these fuels are available to us, if their prices are such that electricity produced by our stationary systems would cost more than electricity provided through the grid, potential users would have less of an economic incentive to purchase our units.

We may be unable to compete successfully in a highly competitive market.

       The development and marketing of fuel cell components and fuel cell systems is extremely competitive. In many cases, we compete directly with alternative energy and entrenched power-generation and power-storage technologies. In addition, a number of firms throughout the world have established fuel cell air and fuel delivery development programs. Competitors range from development stage companies to major domestic and international companies, many of which have:

*	substantially greater financial, technical, marketing and human resource capabilities;
*	established relationships with original equipment manufacturers;
*	name-brand recognition; and
*	established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

       Our ability to compete effectively will depend, in part, on our ability to maintain the exclusive ownership of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and other arrangements. Patents may not be issued under pending applications and any issued patents that we hold may not provide adequate protection for our products or processes. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States and any resulting patents may be difficult to enforce. We have not obtained foreign coverage or protection of our patents or patent applications due to a lack of funds.

       There can be no assurance that our competitors will not either independently develop proprietary information that is the same or similar to ours or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if challenges to our intellectual property rights are asserted by third parties against us. We could incur substantial costs defending patent infringement suits brought by others and prosecuting patent infringement suits against third party infringers. Moreover, some foreign countries provide significantly less patent protection than the United States. Competitors' products may infringe upon our patents and the cost of protecting our rights may be substantial, if not cost prohibitive, thereby undermining our ability to protect our products effectively.

       We rely on confidentiality agreements with our employees and third parties to protect our unpatented proprietary information, know-how and trade secrets but we have no effective means to enforce compliance with the terms of these agreements.

Government regulation could impose burdensome requirements and restrictions that could impair demand for fuel cell systems.

       Stationary power systems cannot be operated without permits in some of the markets in which we will be marketing and selling our products. At this time, we do not know which jurisdictions will impose regulations upon our stationary fuel cell products as these regulations may depend, in part, upon whether a fuel cell system is placed outside or inside a home. In addition, our stationary fuel cell products and their installation may be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. We also do not know the extent to which any existing regulations may impact our ability to distribute, install and service our stationary fuel cell products. Once our stationary fuel cell products reach the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government agencies may seek to impose regulations. Any government regulation of our stationary fuel cell products, whether at the federal, state or local level, including any regulations relating to installation and servicing of these products, may increase our costs and the price of our systems, and may have a negative impact on our revenue and profitability.

Any accidents involving the flammable fuels used in fuel cells could impair their market acceptance.

       Fuel cell products use hydrogen which is typically generated from gaseous and liquid fuels, such as propane, natural gas or methanol in a process known as reforming. While our fuel cell products do not use these fuels in a combustion process, natural gas and propane are flammable fuels that could leak into a residence or commercial location and combust if ignited by another source. Since our products have not yet gained widespread market acceptance, any accidents involving our systems or other fuel cell-based products could materially impede demand for our products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage.

We could be liable for environmental damages resulting from our research, development and manufacturing operations.

       Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Utility companies could place barriers to our entry into the market for residential power which would reduce demand for residential fuel cells.

       Utility companies often charge fees to industrial customers for using less electricity, using the grid for backup purposes only or disconnecting from the grid altogether. Though these fees are not currently charged to residential users, it is possible that utility companies could charge similar fees to residential customers in the future. These fees could increase the cost to residential customers of using stationary power products, making them less cost-effective and less attractive to potential customers.

We may become subject to risks inherent in international operations including currency exchange rate fluctuations and tariff regulations.

       If we sell or license our products or technologies outside the United States, we will be subject to the risks associated with fluctuations in currency exchange rates. We do not intend to enter into any hedging or other similar agreements or arrangements to protect us against any of these currency risks. We also may be subject to tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, unexpected changes in regulatory requirements, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

Intense competition in our industry could create stronger competitors and harm our business

       The market for our products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. Our competitors consist of a number of private and public companies. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers, any of which factors could provide them with a significant competitive advantage.

If we fail to develop new products and services in the face of our industry's rapidly evolving technology, our future results may be adversely affected

       The development of fuel cell systems in which we participate is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part upon our ability to enhance systems and develop and introduce new systems that:

*	meet or exceed technological advances in the marketplace
*	meet changing customer and regulatory requirements
*	achieve market acceptance, and
*	respond to competitive products.

       Our product development and testing efforts have required, and we are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology.

We will continue to need significant capital

       We have required significant capital to date and will require additional capital to implement our business plan. We are currently not generating any operating revenues. We have no current arrangements with respect to other sources of additional financing and there can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse affect on us, including possibly requiring us to curtail or cease our operations. To the extent that future financing involves the sale of our equity securities, our then existing stockholders could be substantially diluted.

Our limited ability to protect our intellectual property rights could impair our ability to compete effectively

       Our success and ability to compete are substantially dependent on our internally developed technologies and intellectual property, which we protect through a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

       Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, though we are unable to determine the extent to which piracy of our products exists, we expect piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours. The number of intellectual property claims in our industry may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products or other intellectual property infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. These royalty or license agreements might not be available on terms acceptable to us or at all, which could have a material adverse affect on our business.

We may not be able to adequately protect our trademarks and domain names

       Our trademarks and domain names play an important role in expanding the awareness of our products. While we have applied for registration of the foregoing trademarks and registered domain names in an effort to protect them, our efforts may be inadequate to prevent others from claiming violations of their marks and may be inadequate to protect our use of those names as unique. In addition, trademark protection and the uncertainty surrounding the legal protections of domain names may be unenforceable or limited in other countries, and the global nature of the internet makes it impossible to control the ultimate destination of our communications. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain our web addresses in the future. Furthermore, the relationship between regulations governing such addresses and the laws protecting trademarks is unsettled.

Risks Relating to the Merger

       In addition to the risks relating to the businesses of Guardian and Vairex which are described above, you should carefully consider the following risk factors relating to the Merger in determining whether to vote in favor of the proposals contained in this Joint Proxy Statement.

The Guardian common stock to be received by the Vairex shareholders will be restricted securities

       The shares of common stock of Guardian that will be issued to the holders of Vairex common stock in the Merger have not been, nor are they presently intended to be, registered under the Securities Act or under any other applicable securities laws. We are relying on certain exemptions from applicable securities laws in offering and selling these securities. Unless the securities are subsequently registered under the Securities Act and under applicable securities laws, the securities may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. You will be required to make certain representations and agree to restrictions on transfer necessary to satisfy the requirements of the exemptions from registration relied upon, and certificates representing the securities which you receive will bear a legend stating that they are so restricted. Accordingly, you may be unable to sell these securities for an indefinite period.

Common stock received by holders of Vairex in the Merger will fluctuate in value

       The market price of the Guardian common stock to be issued in the Merger will fluctuate as a result of changes in the business, operations or prospects of the holding company and its operating subsidiaries as well as market assessments of the impact of the merger. Because the market price of Guardian common stock fluctuates, the value of the Guardian common stock that Vairex shareholders will receive will depend upon the market price of those shares at the time of the merger. There can be no assurance as to this value. For historical and current market prices of Guardian common stock, see section "Market for Guardian Common Stock and Related Matters."

Officers and directors have potential conflicts of interest in the Merger

       The directors and officers of each company may have interests in the Merger different from, or in addition to their shareholders. For example, the current members of the board of directors of Vairex will become members of the board of directors of the holding company. See "Interests of Related Persons in the Merger."

Vairex's existing shareholders will continue to exercise significant control over the holding company

       Currently Vairex's founding shareholders, officers and directors beneficially own approximately 54% of the common stock of Vairex and, after the merger, will continue to own approximately ___% of the outstanding common stock of the holding company, on a fully diluted basis. In addition, Vairex's outside directors will each receive options to purchase an additional 500,000 shares of common stock of the holding company. As a result, the founders of Vairex will have the ability to control and direct the affairs and business of the holding company. The concentration of ownership may also have the effect of delaying, deferring or preventing a change in control in the holding company.

Shareholders may be entitled to appraisal and dissenters' rights

       Shareholders of Vairex who do not consent to the Merger Agreement and Merger may, by following procedures prescribed by Article 113 of the Colorado Business Corporations Act, exercise dissenter's rights and receive cash for their shares of Vairex common stock.

       A dissenting shareholder of Vairex must follow the appropriate procedures under Colorado law or suffer the termination or waiver of these rights. In the event a dissenting shareholder relinquishes or loses his dissenter's rights, the shareholder will receive from Guardian the same number of shares of Guardian common stock that the shareholder would have received in the Merger had the shareholder not attempted to exercise dissenter's rights. Guardian has no obligation to complete the Merger if any holders of the outstanding shares of Vairex common stock request or continue to have the right to exercise dissenter's rights. See section "Dissenter's Rights of Vairex Shareholders."

The public trading market for Guardian common stock has been illiquid and highly sporadic, and there has been no previous public market for Vairex common stock; therefore, the market for the holding company's common stock after the merger is likely to be volatile

       There historically has been only a limited and sporadic public trading market for Guardian common stock. There is no assurance that the current market will continue to exist or will improve in the future. As a result, holders of the common stock after the Merger may not be able to liquidate their investment without considerable delay, if at all. If a more active market does develop, the price of the common stock may be highly volatile. Broad market fluctuations and other factors, including new product developments and trends in the industry and the investment markets generally, as well as economic conditions and quarterly variations in the results of operations of the holding company, may also adversely affect the market price of the common stock.

       Vairex common stock is currently not quoted on any quotation system, nor has there been any public market for the common stock. As a result of the merger, provided that the Nasdaq Stock Market, Inc. approves the listing of the holding company's common stock, the market price of the shares ofcommon stock is likely to be highly volatile and may be significantly affected by factors, including fluctuations in the operating results of the holding company and its subsidiaries, announcements of technological innovations or new products and/or services by the holding company or its competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

Future issuances of common and preferred stock could dilute current shareholders

       Upon completion of the merger, Guardian will have the authority to issue up to 100,000,000 shares of common stock and 25,000,000 shares of preferred stock and to issue options and warrants to purchase shares of common and preferred stock without shareholder approval. These future issuances could be at values substantially below the price paid for common stock by current shareholders. In addition, large blocks of common and preferred stock could be issued to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Future sales of Guardian common stock, whether upon original issuance or by current shareholders or persons acquiring common stock upon the exercise of warrants or stock options or the conversion of convertible preferred stock, may depress the market price for the common stock.

Future issuance of common stock could adversely affect the market

       Sales of substantial amounts of the common stock in the public market, or the prospect of these sales, could depress the prevailing market price of the holding company's common stock and its ability to raise equity capital in the future. Upon completion of this merger, the holding company will have outstanding ____________ shares of common stock, warrants and options to purchase up to an additional ______________ shares.

The securities of the holding company could be excluded from the Nasdaq SmallCap market

       Under the Nasdaq Stock Market Marketplace Rules, Nasdaq requires its issuers to comply with applicable requirements for initial inclusion (rather than continued inclusion) where the issuer merges with a non-Nasdaq entity which results in a change of control and a change in the business of the issuer. After the merger, for the common stock to be listed on the Nasdaq SmallCap Market, the holding company must satisfy the following requirements for initial inclusion:

-

net tangible assets (total assets, excluding goodwill, minus total liabilities) must be at least $4 million, or market capitalization must be at least $50 million, or net income in the latest fiscal year or two of the last three fiscal years must be at least $750,000;

-

public float must be at least 1 million shares not including shares held directly or indirectly by officers or directors or by any other person who beneficially owns more than ten percent of the holding company's total outstanding shares;

-	the market value of the holding company's public float is at least $5 million;
-	the minimum bid price of the holding company's common stock must be at least $4 per share;
-	there must be at least three market makers for the holding company's common stock;
-	there must be at least 300 shareholders of the holding company's common stock with each shareholder holding at least 100 shares of common stock;
-	the holding company must have an operating history of at least one year; and
-	the holding company must meet specific corporate governance tests promulgated by Nasdaq.

There are no assurances that the holding company will meet all of these requirements following the completion of the merger. Moreover, even if it does, Nasdaq may, in its sole discretion, still deny inclusion of any of its securities on the Nasdaq SmallCap Market or apply additional or more stringent criteria for the inclusion of any securities on the Nasdaq SmallCap Market.

       Accordingly, there can be no assurance that the common stock will continue to be reported on the Nasdaq SmallCap Market after the merger. Even if the listing is maintained, there is no assurance that any trading market for the common stock will exist. Consequently, you may not be able to liquidate your investment in the future, if at all, and as a result may lose a significant portion, or all, of your investment.

No dividends will be paid in the near future

       Neither Guardian nor Vairex has ever paid dividends on its common stock. Following the merger, it is not anticipated that the holding company will pay dividends in the foreseeable future. The holding company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its businesses following the merger.

Risks Relating to the Business, Finances and Operations of the Combined Companies

Guardian and Vairex have both incurred substantial losses, and the holding company may never become profitable

       Both Guardian and Vairex have incurred cumulative net operating losses and experienced negative cash flow. It is expected that the combined companies will continue to experience operating losses and negative cash flow for the foreseeable future. Accordingly, there can be no assurance that the holding company's revenues will ever exceed its expenses or that it will become profitable.

The holding company will require additional funding which may not be available on favorable terms or at all

       After the merger, the holding company will require additional funds to support its working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. Adequate funds may not be available when needed or may not be available on favorable terms. If the holding company raises additional funds by issuing equity securities or convertible debt securities, existing shareholders may be diluted or have their rights subordinated to newly-issued senior securities. If funding is insufficient at any time in the future, the holding company may not be able to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm its business.

       The future capital requirements of the holding company depend upon many factors, including the following:

-	the occurrence, timing, size and success of any future acquisitions;
-	the cost of building brand awareness for a new company;
-	the cost of developing necessary technologies;
-	the rate at which the holding company expands its operations both domestically and internationally; and
-	timely receipt of development contracts.

Following the merger, the combined companies will not receive all of the tax benefits associated with their accumulated net operating losses.

       Both Guardian and Vairex have accumulated net operating losses which, if the Merger does not occur, may be available to reduce their respective taxable incomes and liability for income taxes in future years. The provisions of the tax code governing the use of net operating losses contain limitations on the use of combined net operating loss carryforwards following a change in control. The Merger will result in a change in control of both Guardian and Vairex. As a result, following the Merger the combined companies may be unable to receive the tax benefits of the accumulated net operating losses of Guardian and Vairex, in whole or in part.

THE GUARDIAN SHAREHOLDERS MEETING

       This Joint Proxy Statement is furnished in connection with the solicitation of proxies to the shareholders of Guardian for use at Guardian's special shareholders meeting. As a shareholder of Guardian, you must consider and vote upon the following proposals at the special meeting:

-

to approve the Merger of Vairex Corporation with and into Guardian Acquisition Corporation, a wholly-owned subsidiary of Guardian Technologies International, Inc. and the related Agreement and Plan of Merger dated as of February 19, 2001, as amended, after the completion of which Vairex will survive as a wholly-owned subsidiary of Guardian;

-

subject to the shareholders' approval of Proposal No. 1 above, a proposal to amend Guardian's Articles of Incorporation to change the corporation's name after the Merger to "Vairex Technologies, Inc.";

-

subject to the shareholders' approval of Proposals Nos. 1 and 2 above, the proposal to amend Guardian's Articles of Incorporation to increase its authorized capital stock to consist of 100 million shares of common stock having a par value of $.005 per share and 25 million shares of preferred stock having a par value of $.01 per share.

-	subject to the shareholders' approval of Proposals Nos. 1, 2 and 3 above, a proposal to adopt the Vairex Technologies, Inc. 2001 Equity Incentive Plan; and
-	to transact any other business as may properly come before the special meeting.

Each copy of this Joint Proxy Statement mailed to the shareholders of Guardian is accompanied by a form of proxy for use at the special meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF ALL OF THE FOREGOING PROPOSALS.

Record Date; Quorum

       The Guardian board of directors has fixed the close of business on ___________, 2001 as the record date for the determination of the holders of Guardian common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Guardian common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Guardian common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum.

Vote Required

       As of the record date for the special meeting, there were _________ shares of Guardian common stock outstanding, each of which is entitled to one vote on each matter properly submitted at the special meeting.

       Approval of the amendments of Guardian's Articles of Incorporation requires the affirmative vote of the holders of a majority of all outstanding shares of Guardian common stock. Amendments to Guardian's Articles of Incorporation are necessary to approve:

*	the increase in authorized capital stock of Guardian to consist of 100,000,000 shares of common stock and 25,000,000 of preferred stock; and
*	to change the name of the corporation to "Vairex Technologies, Inc."

The affirmative vote of a majority of the shares of Guardian common stock present or represented and voting at the special meeting is required:

*	to approve the Merger and the Merger Agreement; and
*	to adopt the 2001 Equity Incentive Plan.

       Only shares affirmatively voted in favor of the proposals presented at the special meeting will be counted as favorable votes. Any broker non-votes and abstaining votes will not be counted in favor of the proposals presented at the special meeting. Broker non-votes and abstentions will have the same effect as votes cast against the proposal to amend Guardian's Articles of Incorporation because applicable law requires approval of a majority of all outstanding shares of common stock. Because the proposal to approve the issuance of common stock and convertible preferred stock requires only approval of a majority of the shares of common stock present or represented and voting at the special meeting, broker non-votes and abstentions will have no effect on the results of the voting as long as a quorum is present.

Voting of Proxies

       Shares of Guardian common stock represented by a valid proxy, unless subsequently revoked, will be voted in accordance with the instructions thereon. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies. However, no proxy that is voted against the approval of the proposals will be voted in favor of any adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by Guardian shareholders and, therefore, broker non-votes and abstentions will have no effect.

Revocability of Proxies

       The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the assistant secretary of Guardian, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

       Vairex has agreed to reimburse Guardian for expenses incurred for the solicitation of proxies from its shareholders, including the costs to prepare, file, print and distribute this Joint Proxy Statement and any other solicitation materials to be used. In addition to solicitation by mail, the directors, officers and employees of Guardian may solicit proxies from shareholders of Guardian by telephone, the Internet or by other means of communication. The directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these persons, Guardian will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

       THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE GUARDIAN SHAREHOLDERS. ACCORDINGLY, GUARDIAN SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

       SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE SHAREHOLDER MEETING ARE APPROVED BY THE SHAREHOLDERS AND THE MERGER IS COMPLETED, CURRENT SHAREHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF GUARDIAN COMMON STOCK.

THE VAIREX SHAREHOLDERS MEETING

        This Joint Proxy Statement is furnished in connection with the solicitation of proxies to the shareholders of Vairex for use at Vairex's special shareholders meeting. As a shareholder of Vairex, you must consider and vote upon the following proposals at the special meeting:

-

to approve the Merger of Vairex Corporation with and into Guardian Acquisition Corporation, a wholly-owned subsidiary of Guardian Technologies International, Inc. and the related Agreement and Plan of Merger dated as of February 19, 2001, as amended, after the completion of which Vairex will survive as a wholly-owned subsidiary of Guardian; and

-	to transact any other business as may properly come before the special meeting, including any adjournment or postponement of this meeting.

Each copy of this Joint Proxy Statement mailed to the shareholders of Vairex is accompanied by a form of proxy for use at the special meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF ALL OF THE FOREGOING PROPOSALS.

Record Date; Quorum

       The Vairex board of directors has fixed the close of business on ___________, 2001 as the record date for the determination of the holders of Vairex voting preferred stock and common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Vairex voting preferred stock and common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Vairex voting preferred stock and common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum.

Vote Required

       As of the record date for the special meeting, there were _________ shares of Vairex common stock outstanding, each of which is entitled to one vote on each matter properly submitted at the special meeting.

       As of the record date for the special meeting, there were 130,000 shares of Vairex Series B Convertible Preferred stock outstanding. Each such share is entitled to that number of votes as would be represented by the shares of Vairex common stock into which each share of Series B Convertible Preferred stock is then convertible, or 55.5 shares of Vairex common stock. As a result, the holders of all outstanding shares of Series B Convertible preferred stock are entitled, as a group, to vote an aggregate of 7,216,110 votes, or 55.5 votes per share of preferred stock. Such shares shall vote together with outstanding shares of Vairex common stock as a group.

       The affirmative vote of a majority of the shares of Vairex voting preferred stock and common stock, voting as a group, present or represented and voting at the special meeting is required:

       *     to approve the Merger and the Merger Agreement.

       Only shares affirmatively voted in favor of the proposals presented at the special meeting will be counted as favorable votes. Any abstaining votes will not be counted in favor of the proposals presented at the special meeting.

Voting of Proxies

       Shares of Vairex voting preferred and common stock represented by a valid proxy, unless subsequently revoked, will be voted in accordance with the instructions thereon. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies. However, no proxy that is voted against the approval of the proposals will be voted in favor of any adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by Vairex shareholders and, therefore, broker non-votes and abstentions will have no effect.

Revocability of Proxies

       The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the assistant secretary of Vairex, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

       Vairex will bear all expenses incurred for the solicitation of proxies from its shareholders, including the costs to prepare, file, print and distribute this Joint Proxy Statement and any other solicitation materials to be used. In addition to solicitation by mail, the directors, officers and employees of Vairex may solicit proxies from shareholders of Vairex by telephone, the Internet or by other means of communication. The directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these persons, Vairex will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

       THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE VAIREX SHAREHOLDERS. ACCORDINGLY, VAIREX SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

       SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE SHAREHOLDER MEETING ARE APPROVED BY THE SHAREHOLDERS AND THE MERGER IS COMPLETED, CURRENT SHAREHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF VAIREX COMMON STOCK.

DISSENTER'S RIGHTS OF VAIREX'S SHAREHOLDERS

       If a Vairex shareholder decides to vote against the Merger and Merger Agreement, i.e., dissent or withhold your vote, you will be entitled to seek statutory dissenters' rights under Colorado Law. If the holders of any of the outstanding common stock of Vairex exercise their dissenters' rights, Guardian may terminate the merger.

       Right to Dissent. Vairex shareholders are entitled to dissent from the Merger and obtain payment of the fair value of their shares if and when the Merger is effected. Under CBCA Article 113, a shareholder entitled to dissent and obtain payment for the shares may not challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

       Under CBCA Section 7-113-103, a record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

       CBCA Section 7-113-103(2) provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

       Vairex will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Vairex that the beneficial shareholder and the record shareholder or shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

       Procedure for Exercise of Dissenters' Rights. The notice accompanying this Joint Proxy Statement states that shareholders of Vairex are entitled to assert dissenter's rights under CBCA Article 113. A Vairex shareholder who wishes to assert dissenters' rights must: (a) cause Vairex to receive before the vote is taken on the Merger at the Special Meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Merger is effected; and (b) not vote the shares in favor of the merger. A VAIREX SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER CBCA ARTICLE 113.

       If the Merger is approved at the Special Meeting, Vairex will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by Vairex will be given no later than 10 days after the effective time of the Merger and: (a) state that the Merger was authorized and state the effective time or proposed effective date of the merger; (b) set forth an address at which Vairex will receive payment demands and the address of a place where certificates must be deposited; (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (d) supply a form demanding payment, which form will request a dissenter to state an address to which payment is to be made; (e) set the date by which Vairex must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given; (f) state that if a record Vairex shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to Vairex that the beneficial shareholder and the record shareholder or the record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights; and (g) be accompanied by a copy of CBCA Article 113.

       A shareholder who is given a dissenters' notice and who wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice, (a) cause Vairex to receive a payment demand (which may be a demand form supplied by Vairex and duly completed or other acceptable writing) and (b) deposit the shareholder's stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the effective time, and has only the right to receive payment for the shares after the effective time. A demand for payment and deposit of certificates is irrevocable except that if the effective time does not occur within 60 days after the date set by Vairex by which it must receive the payment demand, Vairex will return the deposited certificates and release the transfer restrictions imposed. If the effective time occurs more than 60 days after the date set by Vairex by which it must receive the payment demand, then Vairex shall send a new dissenters' notice. A VAIREX SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AND DEPOSIT SUCH SHAREHOLDER'S VAIREX SHARE CERTIFICATES AS REQUIRED BY THE DATE OR DATES SET FORTH IN THE DISSENTERS' NOTICE WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR SUCH SHAREHOLDER'S VAIREX SHARES UNDER CBCA ARTICLE 113, IN WHICH CASE, SUCH SHAREHOLDERS WILL RECEIVE CASH AS PROVIDED BY THE MERGER AGREEMENT.

       At the effective time or upon receipt of a payment demand, whichever is later, Vairex will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, the Vairex estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of Vairex or, if that is not available, Vairex's balance sheet as of the end of the fiscal year not ending more than sixteen months before the date of payment, and an audited income statement for that year, and an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate of Vairex of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of CBCA Article 113.

       If a dissenter disagrees with the Vairex payment or offer, such dissenter may give notice to Vairex in writing of the dissenter's estimate of fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject the offer of Vairex and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) Vairex fails to make payment within 60 days after the date set by Vairex by which it must receive the payment demand or (c) Vairex does not return deposited certificates in the event the effective time is 60 days after the date set by Vairex by which the payment demand must be received by the shareholder asserting dissenters' rights. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS PARAGRAPH UNLESS SUCH DISSENTER CAUSES Vairex TO RECEIVE THE NOTICE REFERENCED IN THIS PARAGRAPH WITHIN 30 DAYS AFTER Vairex MAKES OR OFFERS PAYMENT FOR THE SHARES OF THE DISSENTER, IN WHICH EVENT, SUCH DISSENTER WILL RECEIVE CASH AS PROVIDED BY THE MERGER AGREEMENT.

       Judicial Appraisal of Shares. If a demand for payment made by a dissenter as set forth above is unresolved, Vairex may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Vairex does not commence the proceeding within the 60 day period, it must pay to each dissenter whose demand remains unresolved the amount demanded. Vairex must commence the proceeding described above in the District Court of the County of Boulder, Colorado. Vairex must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by Vairex, or for the fair value, plus interest, of a dissenter's shares for which Vairex elected to withhold payment.

       The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Vairex, except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against Vairex and in favor of any dissenters if the court finds that Vairex did not substantially comply with the procedures for exercise of dissenters' rights set forth in CBCA Article 113; or (b) against either Vairex or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by CBCA Article 113. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against Vairex, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

THE MERGER

Nature of Transaction

       The Merger for which your proxy and/or consent is being solicited provides for the following:

-	Guardian will become a holding company and be known as "Vairex Technologies Inc.";
-	the existing subsidiaries and businesses of Guardian will be transferred to Guardian Holdings, Inc., a newly-formed subsidiary of Guardian;
-

Guardian Acquisition Corporation, a newly-formed subsidiary of Guardian, will merge with Vairex which, as the surviving corporation after the merger, will continue to develop its air compressor technology as Vairex Corporation; and

-

the date immediately prior to the effective date of the Merger shall be set as a record date for a contingent dividend to be paid to the Guardian pre-merger shareholders. The contingent dividend will be paid when, as and if declared by the board of directors of Guardian Holdings, Inc., the new holding company of the Guardian pre-merger subsidiaries and businesses, and will consist either of a stock dividend, in the nature of a spinoff of Guardian Holdings or the distribution of one or more cash dividends derived from the proceeds of the sale of one or more of Guardian's pre-merger operating divisions. The effect of the contingent dividend is to ensure that Guardian's pre-merger shareholders enjoy all of the economic benefit of Guardian's pre-merger businesses and operations.

Background of the Merger

       Beginning in 1998, the Guardian board of directors began to consider a number of strategic alternatives to enhance the Company's performance and maximize shareholder value. Guardian had experienced continuing net losses and a considerably diminished cash position. Guardian remained, and continues to remain, in danger of being removed from the Nasdaq SmallCap Market because its net assets had fallen below the $2,000,000 minimum threshold necessary for continued inclusion on that market.

       The Guardian board sought an opportunity for Guardian shareholders to realize both short- and long-term value greater than its existing business operations would permit.

       Strategies considered by the board included review of potential acquisition candidates. In 1998, Guardian entered into a definitive agreement to acquire News/Sports Microwave Rental, Inc. ("NSM"). However, that transaction was terminated before closing by NSM due to the inability to satisfy certain conditions precedent.

       During 1999, the Company sold its land and building. Proceeds from the sale were used to purchase a fifty percent (50%) interest in Structural Holdings, Inc., a holding company formed to acquire H&M Steel, Inc., an Oklahoma-based business engaged in structural steel fabrication. However, since its acquisition, H&M Steel has generated operating losses and has further negatively impacted Guardian's financial condition.

       During the year 2000, Guardian entered into several non-binding letters of intent in an effort to consummate a strategic change in the Company's business. However, each of the letters of intent was terminated prior to the execution of a definitive agreement.

       Vairex Corporation was initially formed and organized in 1987 to develop innovative air compressor technology. The technology was initially used for automotive applications with several prototype air compressors built under development contract for clients. However, no commercial product was ever developed or manufactured.

       During the 1990s, Vairex received several grants from the United States Department of Energy to develop their air compressor technology for use in fuel cell systems. Throughout the decade, working capital was made available through a combination of governmental grants, development contracts with potential commercial customers and several small rounds of private financing. In December 1999, Vairex entered into a financing with CapEx, LP, an SBIC lender which provided an initial round of $600,000 in debt financing with two further rounds of follow-on financing contemplated. However, disagreements arose between Vairex and CapEx, and the subsequent rounds of financing did not occur. As a result, in November 2000, Vairex was forced to suspend operations and terminate its engineering and clerical staff. Vairex's board of directors and executive officers then embarked upon efforts to identify new sources of capital.

       In January 2001, Vairex was introduced by its legal counsel to the principals of Guardian and discussions ensued to determine if both companies would benefit from a business combination. The parties engaged in preliminary negotiations, leading to the adoption of a term sheet contemplating a merger. Following the adoption of the term sheet, Vairex embarked upon negotiations with CapEx in an effort to gain concessions that would permit and foster a business combination with Guardian. In February 2001, Vairex entered into an amendment to its loan agreement with CapEx that, when executed, permitted Vairex to enter into a definitive agreement with Guardian. The definitive Agreement and Plan of Merger between Vairex and Guardian was executed on February 19, 2001.

       A significant aspect of the negotiations concerned the relative equity which would be owned by the Vairex shareholders and the Guardian shareholders. It was agreed that Vairex would raise approximately $1,000,000 of additional equity through a pre-merger private placement and that, after giving effect to the sale of securities in the pre-merger private placement, the Vairex shareholders would own eighty-five percent (85%) of the post-consolidation merged entities and the Guardian shareholders would own fifteen percent (15%) of the post-consolidation entity, but that the pre-merger Vairex shareholders would have no financial or pecuniary interest in Guardian's pre-merger subsidiaries or business operations. As a result, the conditional dividend was created to provide for the spinoff or distribution of those pre-merger interests to the pre-merger Guardian shareholders, pro rata.

       To assist it in its efforts to satisfy the conditions to completing the merger, Vairex entered into consulting agreements with two independent consultants. Creative Business Strategies, Inc. ("CBS") was engaged to assist Vairex in negotiating with its creditors to restructure both its secured and unsecured debt. In consideration for those services, Vairex issued to CBS a total of 850,000 shares of Vairex common stock.

       In addition, Vairex engaged the services of S. Goodman Consulting, LLC to assist Vairex in identifying possible sources of capital to satisfy the equity-raised contingencies in the Merger Agreement. In consideration of those services, Vairex issued to Goodman a total of 1,650,000 shares of Vairex common stock.

       Beginning in March 2001, Vairex, with the assistance of CBS, began negotiations in an effort to restructure its unsecured debt. By March 31, 2001, Vairex had reached agreements with creditors holding an aggregate of $800,000 in accrued and unpaid unsecured debt to convert that debt into 1,180,946 shares of Vairex common stock on a pre-merger basis.

       Also during March 2001, Vairex began the process of raising additional equity through a private offering of its securities. By May 20, 2001, Vairex had received funds from subscriptions in the private offering totaling $375,000. In its agreement with CapEx, Vairex had agreed to reduce the principal amount due to the lender by $300,000 on or before May 20, 2001. By further written agreement dated May 22, 2001, the lender agreed to accept a $200,000 principal reduction payment and the payment of $75,000 in accrued and unpaid interest, in exchange for which the lender agreed to give Vairex a 60-day extension to reduce the principal amount of the note by an additional $100,000. That additional $100,000 was paid on June 7, 2001.

       Effective May 21, 2001, Guardian and Vairex entered into an amendment to the Merger Agreement pursuant to which they agreed to waive certain material conditions to closing the merger, including contingencies related to the completion of Vairex's private placement and Nasdaq approval of the merger.

       On May 8, 2001, Guardian filed with the Securities and Exchange Commission the audited financial statements of Vairex and the pro forma financial information required under Form 8-K under the Securities Exchange Act of 1934.

       On April 18, 2001, Guardian received a notification from Nasdaq that it was not in compliance with two Nasdaq listing maintenance requirements: first, that it had failed to maintain a minimum bid price of $1.00 per share over the preceding thirty (30) consecutive trading days; and second, that as of December 31, 2000, it had reported net tangible assets of less than $2,000,000. On May 2, 2001, Guardian responded to the Nasdaq deficiency letter in which it recited its ongoing efforts to complete the Vairex merger which, if properly funded and capitalized, would qualify Guardian on a post-merger for continued Nasdaq listing.

       On July 13, 2001, Guardian received notification from Nasdaq that staff had determined that its securities would be subject to delisting due to the fact that its net tangible assets were less than $2,000,000. Guardian filed a Request for Oral Hearing before the Nasdaq Listing Qualifications Panel, which request for hearing has stayed the delisting of its common stock. Following the Request for Oral Hearing, Guardian, through its wholly-owned real estate subsidiary, Palo Verde Group, Inc., acquired from unaffiliated third parties two separate parcels of real property having combined aggregate net equity of $800,000. In the transactions, Guardian issued a total of 900,000 shares of common stock to purchase the real estate. Guardian believes that the net equity of the real estate, when combined with its existing net tangible assets, will be sufficient to increase its net tangible assets to more than $2,000,000. It is hoped that these transactions will result in a reversal of the Nasdaq staff determination to delist.

       Vairex's efforts to raise additional equity continue as of the date of this Joint Proxy Statement. As of August 6, 2001, Vairex has raised a total of $1,050,000 in its private placement of Series B Convertible Preferred Stock. All investors in the Vairex private placement will participate in the exchange of Vairex securities for an aggregate of 28.3 million of Guardian common stock on the effective date of the merger.

Guardian's Reasons for the Merger

       The Guardian board believes that the completion of the Merger presents an opportunity for Guardian shareholders to participate in the rapidly developing and expanding fuel cell industry.

       In reaching its decision to approve the Merger Agreement and recommend its approval of the transactions contemplated by the Merger Agreement to Guardian shareholders, the Guardian board consulted with management as well as with its financial and legal advisors, and considered a variety of factors, including the following:

*

In the past two years, there has been substantial momentum experienced in the fuel cell industry, as witnessed by publicly acclaimed efforts by Daimler-Chrysler, Ford, General Motors and other major international automobile manufacturers to introduce environmentally clean fuel cell powered automobiles by the year 2003.

*	Development of fuel cell technology for both stationary and mobile applications has received increased funding through Department of Energy grants and research projects.
*

In the past several years, the investment community has supported initial public offerings by companies involved in fuel cell development, as evidenced by successful initial public offerings by the following:

Ballard Power Systems, Inc.
Fuelcell Energy, Inc.
H. Power Corp.
Plug Power, Inc.
Hydrogenics Corp.
*	The foregoing companies raised in their initial public offerings millions of dollars for research and development into aspects of the fuel cell technology.
*

It is established that fuel cells require sophisticated air delivery systems. Vairex has been involved in the development of air delivery systems for fuel cells for the past five years and its technology is superior to all other competitive pressurized products. Vairex has either existing or anticipated relationships with most of the international leaders in the development of stationary and mobile fuel cell systems and their components.

*

Guardian's existing businesses have consistently generated net losses from operations, and there can be no assurance that its turnaround efforts will result in profitability in either the near or long term period. Continued losses jeopardize its Nasdaq listing, create obstacles to raising additional equity and discourage market support for its common stock.

*

Pre-merger Guardian shareholders will have the opportunity to diversify their investment by owning interests both in Guardian's existing businesses as well as in Vairex's fuel cell technology. It is the belief that this diversification will provide Guardian with access to financing on terms that otherwise would not be available to it on its own.

       In evaluating the proposed merger, the board of directors also considered Vairex's unprofitable operating history and its present lack of revenues and working capital, and the risks associated with those factors. The board of directors also assessed Vairex's value relative to the value of Guardian and considered the exchange ratio provided in the Merger Agreement, which results in Guardian shareholders owning approximately 15% of the equity of the holding company, and having 100% of the economic benefit of Guardian's pre-merger operating divisions.

       The above discussion of the information and factors considered by the board of directors of Guardian is not intended to be exhaustive, but includes all material factors considered by the board. In reaching its determination to approve and recommend the merger, the Guardian board did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors. The board did not consider the net book value or liquidation value of either Guardian or Vairex in making their determination. They believed that an analysis of the net book value and liquidation value was inappropriate for either Guardian or Vairex, given the fact that the valuation of Vairex is predicated to a large extent upon the public markets' acceptance and support of a leading technology company involved in the fuel cell industry.

       The foregoing views and the following recommendations are held equally by both interested and disinterested members of the board of directors.

Recommendation of Guardian's Board of Directors

       THE BOARD OF DIRECTORS OF GUARDIAN BELIEVES THAT THE CONSIDERATION RETAINED BY THE GUARDIAN SHAREHOLDERS IN CONNECTION WITH THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE GUARDIAN SHAREHOLDERS. ACCORDINGLY, THE GUARDIAN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT GUARDIAN SHAREHOLDERS VOTE IN FAVOR OF EACH PROPOSAL NECESSARY TO APPROVE THE TRANSACTIONS PROVIDED FOR IN THE MERGER AGREEMENT.

Vairex's Reasons for the Merger

       The decision of Vairex's board of directors to approve the Merger Agreement was based primarily on factors resulting from the acceptance and support of the public markets of companies engaged in developing fuel cell technology. Vairex's board of directors concluded that the best means for Vairex to gain access to capital was through the public markets and a public vehicle, such as Guardian.

       Vairex's board of directors recognized that it has been exceedingly difficult for Vairex to succeed as a relatively small independent company. Vairex's board of directors believes that it would be increasingly important for Vairex to grow and gain critical mass in order to compete against larger companies with substantially greater resources. In its fourteen years of operations, Vairex has not been able to garner the support of venture capital funding or investment banking firms. The inability to attract funding as a small privately-held company reached a climax in November 2000 when Vairex was forced to suspend operations and terminate its employees due to lack of working capital.

       The public markets have in the recent past given substantial financial support to energy technology companies. Based upon publicly available information, the following energy technology companies have raised the following amounts:

Name	Amount Raised	Year
H. Power Corp.	$15 million	1999
Hydrogenics Corp.	$1 million	1998
	$3.7 million	2000
Plug Power, Inc.	$13.6 million	1999
Stuart Energy	$33 million	2000
Capstone Turbine	$138 million	2000

       Since November 2000 when Vairex suspended operations and terminated salaried employees, it has been operating on a marginal basis with the services of selected executive officers who have been deferring salaries. In order to re-staff, resume operations and complete the merger with Guardian, Vairex estimates that it will need approximately $5,000,000 in working capital over the next eight to ten months. In the longer view, Vairex estimates that it will take approximately two years to develop a commercially ready reactant manager for stationary fuel cell applications. Revenues from private development contracts will be insufficient to support its development program, resulting in Vairex's estimate that it will need an additional $6,000,000 to $8,000,000 over the next two years to satisfy its working capital requirements. The board of directors has concluded that given these cash flow projections, current financial market conditions require that Vairex have access to the public investment community in order to satisfy its working capital requirements. This access can only be gained by Vairex either directly or indirectly becoming a reporting company under the Exchange Act whose securities are publicly traded. A reverse merger with a company like Guardian represents the most expedient and practical means for Vairex to achieve this status within its available financial and time constraints.

       The foregoing discussion of the information and factors considered by Vairex's board is not intended to be exhaustive but is believed to include all material factors considered by Vairex's board. In view of the variety of factors considered in connection with its evaluation of the merger, Vairex board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Vairex's board may have given different weight to different factors.

       In light of the size and diversity of the marketplace and the competitive positions of both Guardian and Vairex, Vairex's board has concluded that the Merger represents the best current and long-term strategy for Vairex.

       In considering the recommendation of Vairex's board of directors with respect to the Merger Agreement, you should also be aware that the directors and officers of Vairex have interests in the Merger that are different from, or are in addition to, the interests of Vairex's shareholders generally. See the Section "Interests of Related Persons in the merger." Vairex's board of directors acknowledged and considered these conflicts of interest. The board determined that these conflicts did not materially affect its decision to approve and recommend the merger.

Recommendations of The Vairex Board of Directors

       THE VAIREX BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, VAIREX AND ITS SHAREHOLDERS. ACCORDINGLY, THE VAIREX BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT VAIREX'S SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Countervailing Considerations by Both Companies

       The respective boards of directors of Guardian and Vairex also identified and considered a number of potentially negative factors in their deliberations concerning the merger, including, but not limited to:

-

the risk that, despite the efforts of the parties, they will be unable to raise sufficient working capital to satisfy the working capital requirements of both Vairex and Guardian Holdings going forward, in view of the fact that both entities have historically generated losses from operations;

-

the risk that, notwithstanding the availability of working capital, Vairex may experience difficulty in employing key engineering and technical management and personnel necessary to resume its development programs in a manner conducted prior to its suspending operations;

-	the risk that Vairex will be unable to reestablish strategic relationships with industry participants given the eight month hiatus in its operations;
-

the risk that if Guardian's pre-merger operations are neither spun-off nor sold, that Vairex's future results of operations may be adversely impacted on a consolidated basis by operating losses generated by Guardian's historical businesses;

-	the risk that the potential benefits sought in the Merger might not be realized fully, or within the time frame contemplated, if at all;
-	the possibility that the Merger would not be completed and the effect of the abandonment of the Merger on each company's ability to continue as a going concern;
-	the substantial charges to be incurred, primarily in the quarter in which the Merger is completed, including transaction expenses arising from the merger; and
-	the other risks associated with each company's business, the Merger and the combination of the companies described under the section entitled "Risk Factors".

       The respective boards of directors of Guardian and Vairex each believes that the potential benefits of the Merger outweigh these risks.

Ownership of Guardian after the Merger

       The Merger will affect the securities of the companies in the following manner:

-	holders of Vairex Series B Preferred Stock will receive 55.5 shares of Guardian common stock for each share of Series B Preferred Stock;
-	holders of Vairex common stock will receive one share of Guardian common stock for each share of Vairex common stock;
-	holders of outstanding options and warrants exercisable for Vairex common stock will receive options and warrants exercisable on substantially the same terms and conditions for Guardian common stock;
-	holders of Guardian common stock will continue to own Guardian common stock; and
-	holders of Guardian warrants and options will continue to own those securities.

       After the merger, Vairex securityholders will own 28,300,000 shares of Guardian common stock or 85% of the total shares outstanding. Guardian shareholders will own 5,000,000 shares or 15% of the holding company.

       In the merger, Guardian will issue the following securities:

-	18,503,608 shares of common stock to holders of Vairex common stock;
-	7,216,110 shares of common stock to holders of Vairex Series B convertible preferred stock who will convert their shares of preferred stock into Guardian common stock in the merger; and
-	2,580,282 shares of common stock will be reserved for issuance pursuant to the exercise of Vairex options and warrants.

       The above information is based on shareholdings on August ___, 2001 and does not take into account stock options or warrants of Guardian to be outstanding after the Merger is completed. Conversion of these securities will result in 3,921,320 additional shares of common stock being held by holders of Guardian options and warrants.

       On a fully diluted basis, taking into account exercise of stock options and warrants, as well as the conversion of Vairex Series B convertible preferred stock, Vairex security holders will beneficially own 28,300,000 shares of common stock or 76% of the holding company and Guardian security holders will beneficially own 8,921,320 shares of common stock or 24% of the holding company.

Accounting Treatment

       The Merger will be accounted for as a "purchase" as the term is used under generally accepted accounting principles, for accounting and financial reporting purposes. It is expected that the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). It is anticipated that this transaction will be recorded as a purchase business combination whereby Vairex is treated as the accounting acquirer.

Material U.S. Federal Income Tax Consequences of the Merger

       The following is a summary of material United States federal tax consequences and considerations arising from the acquisition, ownership and sale of Guardian stock by a holder of Vairex stock who acquires the Guardian stock in the Merger and who has held the Vairex stock and will hold the Guardian stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not address all tax considerations that may be relevant to a holder as a result of the holder's particular circumstances or because the holder is subject to special treatment under United States federal income tax law (e.g., a United States person resident outside the United States or a former citizen or resident of the United States, financial institutions, broker-dealers, tax-exempt organizations, insurance companies, qualified plans, or persons holding the Guardian stock as part of a hedge, hedging transaction or straddle). Moreover, the tax consequences to a particular holder may differ from those described below by reason of the holder's specific factual circumstances. In addition, this summary does not discuss any other United States federal or any state, local, foreign, minimum or other tax considerations. This discussion is based upon the provisions of United States federal tax law as in effect as of the date hereof, existing judicial decisions and current administrative rulings and practice, all of which are subject to change retroactively as well as prospectively.

       THE FOLLOWING DISCUSSION IS NOT TAX ADVICE. EACH HOLDER OF VAIREX STOCK SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE ACQUISITION, OWNERSHIP AND SALE OF GUARDIAN STOCK, INCLUDING THE EFFECTS OF APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS, AS WELL AS POSSIBLE CHANGES IN THE LAWS.

Tax Consequences of the Merger

       The material United States federal income tax consequences relevant to the exchange of shares of Vairex stock for Guardian stock in the Merger that are generally applicable to holders of Vairex stock are as follows:

A.	The Merger will constitute a reorganization within the meaning of the Code.
B.

No gain or loss will be recognized by the Vairex shareholders as a result of the exchange of their shares of Vairex preferred and common stock for shares of Guardian common stock pursuant to the merger;

C.

The tax basis of the shares of Guardian common stock received by each Vairex shareholder will equal the tax basis of the shares of Vairex preferred and common stock exchanged therefor by the shareholder in the merger;

D.

The holding period for the shares of Guardian common stock received by each Vairex shareholder will include the holding period for the shares of Vairex common stock exchanged by the shareholder in the merger.

These consequences are based on

-	the truth and accuracy of representations contained in certificates executed by Vairex and Guardian;
-	currently existing provisions of the Code;
-	existing and proposed treasury regulations under the Code; and
-	current administrative rulings and court decisions,

all of which are subject to change. Guardian has represented that it is not, nor has it ever been during the relevant period, a United States real property holding corporation, and that the Preferred Stock is not non-qualified preferred stock. If the facts are not as represented in the certificates or if a change in applicable law occurs, the tax consequences to Vairex shareholders as described above could be altered.

       This discussion does not address with all United States federal income tax considerations that may be relevant to a particular Vairex shareholder in light of the Vairex shareholder's specific particular circumstances, including an Vairex shareholder who or that:

-	is a dealer in securities;
-	is subject to the alternative minimum tax provisions of the Code;
-	does not hold Vairex stock as capital assets; or
-	acquired Vairex stock in connection with stock option or stock purchase plans or in other compensatory transactions.

       In addition, this discussion does not address:

-	the tax consequences of the Merger under foreign, state or local tax laws, or
-

the tax consequences of the assumption by Guardian of Vairex stock options or the tax consequences of the receipt of rights to acquire Guardian common stock. Accordingly, Vairex shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The IRS may successfully assert that the tax consequences to the Vairex shareholders are different from those as described above.

       A successful IRS challenge to the reorganization status of the Merger would result in an Vairex shareholder recognizing taxable gain or loss with respect to each share of Vairex stock surrendered equal to the difference between

-	each shareholder's basis in the share; and
-	the fair market value, as of the merger, of the Guardian stock received in exchange.

In this event, a shareholder's aggregate basis in the Guardian stock received would equal its fair market value as of the closing date of the merger, and the shareholder's holding period for Guardian stock would begin the day after the merger.

Special Considerations Applicable to Non-United States Holders

       The United States federal income tax treatment of a holder of Guardian stock who acquired the stock in the Merger and who holds the stock as a capital asset and who is a nonresident alien, foreign corporation, foreign partnership, or foreign estate or trust will generally depend on whether he is engaged in a United States trade or business. If he is not engaged in a United States trade or business, he will only be subject to tax on dividends on the Guardian stock which will be subject to United States federal withholding tax at the rate of 30%. This rate may be lower if there is an applicable income tax treaty rate. In general, a person would not be subject to tax on gain from the sale of the Guardian stock unless he were present in the United States for 183 days or more in the year of sale and satisfies other requirements. If, however, he is engaged in a United States trade or business, his income effectively connected with the trade or business would be subject to United States federal income taxation at the same graduated rates that apply to United States taxpayers, and he would be obligated to file a United States federal income tax return reporting the income. A similar set of consequences would apply if the Guardian stock were considered to be a United States real property interest. Guardian has represented that it is not nor has it ever been during all relevant prior periods a United States real property holding corporation. Holders that are corporations could also be subject to United States branch profits income tax.

       An individual non-United States holder who owns Guardian stock at the time of his or her death or had made lifetime transfers of an interest in Guardian stock will be required to include the value of those Guardian stock in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Loss Limitations

       As of December 31, 2000, Guardian had incurred a cumulative net operating loss ("NOL") of $3,955,763. Pursuant to the merger, the stock ownership of Guardian will change to such an extent as to cause a reduction in the amount of its NOL carryforward.

       As of June 30, 2001, Vairex had incurred a cumulative NOL of $1,232,000. Because of the change of ownership resulting from the merger, the amount of the NOL that can be carried forward is expected to be a reduced amount. In addition, after the Merger Vairex will become a member of the Guardian's affiliated group. Accordingly, the amount of its NOL that can be carried forward against the combined consolidated income of the group will further be limited based on Vairex's contribution of income to the affiliated group.

Drop Down of Guardian's Business

       Guardian will not recognize gain or loss on the drop-down of its business assets to a wholly-owned subsidiary prior to the merger.

       The foregoing is a brief summary of material United States Federal tax matters. The summary is not, and is not intended to be, a complete analysis of all provisions of United States Federal tax law or any state and local and foreign tax consequences which may be applicable. This analysis is not intended as a substitute for careful tax planning. Accordingly, Vairex shareholders are urged to consult their own respective tax advisors with respect to their own respective tax situations and the effects of the Merger and the holding and sale of the Guardian stock.

Federal Securities Laws Consequences; Stock Transfer Restrictions

       This Joint Proxy Statement is not intended to cover any resales of Guardian securities that Vairex's shareholders will receive upon completion of the merger. All Guardian securities issued in the Merger will be issued without registration under the Securities Act or under the securities laws of any state in reliance upon an exemption from such registration requirements for non-public offerings pursuant to Regulation D under the Securities Act and applicable state securities laws. As a result, such securities will be "restricted securities" as such term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act. Generally, in order to be sold in reliance upon Rule 144 under the Securities Act, restricted securities must be held for a period of at least one year before they are eligible to be sold in reliance upon the Rule, and then must be sold in conformity with the requirements of the Rule, including certain volume limitations. Shares held by non-affiliates may be sold without limitation after they have been held for at least two years in reliance upon Rule 144k. Persons who may be deemed to be affiliates of Vairex for these purposes generally include individuals or entities that control, are controlled by, or are under common control with Vairex and may include officers, directors and principal shareholders of Vairex.

No Opinion of Financial Advisor - Fairness of the Merger

       Neither Guardian nor Vairex has approached or engaged any financial advisor to render a fairness opinion, from a financial point of view, with respect to the proposed merger.

       The decision not to engage a financial advisor was made in light of the financial constraints and lack of working suffered by both parties to the merger. Neither party felt that they could afford the costs that would be incurred in connection with engaging such a financial advisor.

       Nevertheless, the Merger Agreement has been unanimously approved by the boards of directors of both Guardian and Vairex, including persons who would be considered disinterested members of both boards. Guardian's board of directors consists of three members, two of whom would be considered disinterested (Messrs. Houtz and Stevens); and Vairex's board of directors consists of four members, two of whom would be considered disinterested (Messrs. Mattes and Shortell).

       Notwithstanding the absence of a fairness opinion rendered by an impartial financial advisor, the boards of directors of both Guardian and Vairex join in the belief that the Merger is fair to the unaffiliated shareholders of both companies, from a financial point of view, and that sufficient procedural safeguards are present to insure the fairness of the Merger and to permit each board of directors to represent effectively the interests of their unaffiliated shareholders. The boards did not assign any relative weight to these factors, but determined that all of them were material to consideration of the merger. The belief of the boards is based upon consideration of each of the following factors:

In View of the Contingent Dividend to Guardian's Pre-merger Shareholders, Relative Valuations Are Less Important to Guardian Shareholders

       The Merger Agreement provides that a record date be set for a contingent dividend to be paid in the future to Guardian's pre-merger shareholders. That dividend will consist of either the spinoff of Guardian's pre-merger operating subsidiaries (or Guardian Holdings, Inc.), in the nature of a stock dividend, or a cash dividend representing the proceeds from the sale or other disposition of Guardian's pre-merger businesses. The effect of this contingent dividend is to allocate to Guardian's pre-merger shareholders all of the economic benefit that may be derived in the future from its pre-merger operations. As a result, Vairex shareholders will have no economic or equitable interest in Guardian's pre-merger operations.

Market Price Analysis

       The boards compared the market price of Guardian common stock prior to the announcement of the Merger with Vairex with the price after the Merger announcement. Based upon an efficient market theory, the pre-announcement price should reflect the value of Guardian as a going concern, while the post-announcement price should reflect the market's opinion about the value of the consideration being offered by the other party to the transaction.

       Because of day to day fluctuations, particularly for a small capitalization stock, in addition to analyzing the closing price of Guardian's common stock one day prior to the Merger announcement, the boards also considered the closing price of Guardian's common stock four weeks before the announcement of the transaction. No control premium was added to the Guardian common stock price to reflect the fact that Vairex was acquiring control of Guardian, since the contingent dividend effectively carves out Guardian's pre-merger operations. The two valuations, four weeks prior to the announcement and immediately prior to the announcement, yielded valuations of Guardian of $1,478,405 and $5,354,225, respectively.

Guardian's Public Trading Market

       In view of the contingent dividend, Guardian's principal contribution to the post-merger combined entity is its status as a publicly reporting company whose securities have been trading on the Nasdaq SmallCap Market. However, due to its historical and continuing operating losses, Guardian's Nasdaq listing has frequently been precarious and most recently has been in jeopardy of being delisted. In order to have maintained its Nasdaq listing, Guardian would have to maintain a minimum bid price of at least $1.00 per share and minimum net tangible assets of at least $2,000,000. Since December 31, 2000, Guardian has had net tangible assets of less than $2,000,000 and prior to its announcement of the proposed merger with Vairex, its public trading price was substantially below $1.00 per share. In response to the announcement of the merger, its public trading price increased to more than $1.00 per share and has maintained that minimum bid price for a vast majority of the time since the announcement. However, in the absence of the proposed merger, it is unlikely that Guardian would have been able to restore the minimum bid price to more than $1.00 per share and unlikely that it would have been able to raise additional equity to increase its net tangible assets to above the $2,000,000 threshold.

Early Efforts to Market Guardian were Unsuccessful

       As early as 1998, Guardian and its officers conducted concerted efforts to either sell the company to a third party or to make strategic acquisitions. The results of these discussions and efforts, however, were unsuccessful, in some cases because no interest was generated by the other party at a price or on terms deemed reasonable by the board or because the proposed purchaser was unable to adequately finance a transaction.

Market Price of Guardian Common Stock

       The boards of both Guardian and Vairex believe that the Merger consideration is also fair in relation to the historical and current market price of Guardian's common stock. The boards first considered the Merger consideration in relation to the historical trading price of Guardian common stock, which for purposes of this analysis was the trading prices for the period prior to the announcement of the merger. The boards then compared the market capitalizations of other comparable energy technology companies, the closest comparable being DCH Technologies, Inc., a company also engaged in the development of fuel cell technology with similar historical earnings and operating losses, that was reporting a market capitalization of approximately $80 million on the Over-the-Counter Market. Given the fact that Vairex had suspended operations and terminated its salaried employees, the boards of directors felt an appropriate discount from this market capitalization comparison was appropriate and rendered the valuation to the Vairex shareholders fair.

       The boards of directors of both companies and their affiliated parties also believe that sufficient procedural safeguards are present to insure the fairness of the merger. The belief of the parties is based upon the following factors:

Approval of Securityholders

       Approval of the Merger and the Merger Agreement requires the affirmative vote of a majority of the outstanding common stock of Guardian and Vairex.

Approval of Directors

       The Merger was unanimously approved by the directors of both Guardian and Vairex, including the disinterested members of both boards.

Unaffiliated Representatives

       The boards did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders for purposes of negotiating the terms of the Merger transaction. However, the boards believe that the terms of the Merger are fair to the unaffiliated shareholders for two reasons:

       First, the terms of the Merger were determined in arm's length negotiations between Vairex and Guardian.

       Second, the increase in the public trading price of Guardian common stock immediately following the announcement of the Merger represents an independent validation of the fairness of the transaction from the perspective of the investment community.

THE MERGER AGREEMENT

       The following is a summary of the Merger Agreement, a copy of which is incorporated into this Joint Proxy Statement as Appendix B. You should read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the merger.

       The Merger Agreement provides that Guardian Acquisition Corporation, a wholly-owned subsidiary of Guardian, will merge with Vairex, with Vairex surviving the Merger as a wholly-owned subsidiary of Guardian. After the merger, Guardian will change its name to "Vairex Technologies Inc."

Closing

       The Merger will occur within three business days after approval of the Merger by the shareholders of Guardian and Vairex and satisfaction or waiver of the closing conditions set forth in the Merger Agreement. At the closing, Vairex expects to file articles of Merger with the Secretary of State of the States of Delaware and Colorado, at which time the Merger will become effective.

Conversion of Shares of Vairex Common Stock

       At completion of the merger, each share of Vairex common stock issued and outstanding immediately prior to closing will be converted into the right to receive one share of Guardian common stock.

Conversion of Shares of Vairex Series B Preferred Stock

       At completion of the merger, each share of Vairex Series B Preferred Stock then issued and outstanding will be automatically converted into the right to receive 55.5 shares of Guardian common stock.

Conversion of Shares of Guardian Acquisition Common Stock

       At completion of the Merger, Guardian's ownership interest in the outstanding shares of Guardian Acquisition common stock issued and outstanding immediately prior to the Merger will be converted into one share of Vairex common stock. Because all shares of Vairex common stock issued and outstanding immediately prior to Merger are being converted into shares of Guardian common stock, Guardian will hold the only share of Vairex common stock that will be issued and outstanding after giving effect to the merger. Accordingly, Vairex will become a wholly-owned subsidiary of Guardian as a result of the Merger.

Treatment of Vairex Options and Warrants

       At completion of the Merger, each option and warrant to purchase shares of Vairex common stock, whether or not then vested or exercisable, shall be assumed by Guardian. Any holder thereof will retain the right to purchase, on the same terms and subject to the same conditions as are set forth in the option or warrant being exchanged, the same number of shares of Guardian common stock as the number of shares of Vairex common stock for which the option or warrant could have been exercised or become exercisable immediately prior to closing.

Exchange of Certificates, Options And Warrants

       To implement the above, Guardian shall reserve and issue a sufficient number of shares of its common stock for delivery upon:
(1)	conversion of the Vairex common stock,
(2)	conversion of the Vairex Series B Preferred Stock,
(3)	exercise of all options and warrants to purchase Guardian common stock.

       Prior to closing, Guardian will deposit with an exchange agent the certificates representing the appropriate number of shares of Guardian common stock that will be issued in connection with the merger. As soon as practicable after closing, the exchange agent will mail a letter of transmittal that contains instructions for the surrender of the certificates to each holder of a certificate or certificates representing Vairex common stock that will be exchanged for Guardian common stock. Upon surrender of a certificate and other required documents, the holder of a certificate or certificates of Vairex common stock will receive a certificate representing the same number of shares of Guardian common stock.

The Board of Directors and Officers of the Holding Company and its Subsidiaries

       Upon completion of the merger, the four directors who serve on the Vairex board of directors and the officers of Vairex will become the directors and the officers of the holding company. As of this date, the four directors of Vairex are: Ski Milburn, Richard Miller, Scott Mattes and Andre Shortell. As of this day, Vairex's officers consist of Messrs. Milburn and Miller.

       The directors and officers of Vairex immediately prior to completion of the Merger will continue to serve in the same capacity after the merger, subject to the Articles of Incorporation and by-laws of Vairex and applicable law.

       The sole director and executive officer of Guardian Holdings, Inc., which will serve as a holding company for Guardian's pre-merger subsidiaries, Guardian Steel, Guardian Security and Safety Products and Palo Verde Group, shall be J. Andrew Moorer.

Representations and Warranties

       The Merger Agreement contains customary, mutual representations and warranties of Guardian and Vairex, relating to, among other things:
-	corporate organization, power and authority;
-	corporate authorization;
-	non-contravention;
-	third party consents;
-	licenses, permits and other authorizations;
-	contracts;
-	insurance;
-	customers;
-	authorized and issued capital stock, options and warrants;
-	subsidiaries and investments;
-	SEC filings and Nasdaq listing (in the case of Guardian only);
-	financial statements;
-	no undisclosed liabilities;
-	absence of delineated changes;
-	inventory (in the case of Guardian only);
-	personal property, including title to and condition of personal property;
-	real property, including title to or leaseholder interests in real property as well as condition of real property and environmental matters;
-	owned and licensed software, including year 2000 compliance;
-	intellectual property;
-	suppliers;
-	related persons;
-	accounts payable;
-	investigation and litigation;
-	brokerage;
-	compliance with applicable laws;
-	tax matters;
-	personnel information;
-	employee benefits;
-	labor and employment law matters; and
-	adequacy of disclosure.

Material Covenants

       Drop-down of Guardian Business. Before the closing, Guardian will form Guardian Holdings, Inc. as a wholly-owned subsidiary of Guardian. The sole director and executive officer of Guardian Holdings, Inc. will be: J. Andrew Moorer .

       At the closing, Guardian will transfer and assign to Guardian Holdings, Inc., as a capital contribution, substantially all businesses, rights, warranties, privileges, properties and assets, subject to all associated liabilities, used or useful in Guardian's business as presently conducted. Guardian will not transfer and assign to Guardian Holdings, Inc. the following assets:
-	Guardian's agreement with the Nasdaq Stock Market, Inc.;
-	any contract that cannot be assigned without a third party's consent that has not been obtained as of the closing.

       Guardian will use all commercially reasonable efforts to obtain whatever third party consents may be necessary to effect the transfer and assignment of the businesses, assets and liabilities of Guardian to Guardian Holdings, Inc. as described above. Guardian Holdings, Inc. will assume and agree to pay all Guardian liabilities and commitments associated with the pre-merger operations.

       Nasdaq SmallCap Market. Guardian shall use all reasonable efforts to cause the shares of Guardian common stock to be issued in connection with the Merger to be approved for inclusion on the Nasdaq SmallCap Market, subject to official notice of issuance, prior to completion of the merger, subject to restrictions on transfer discussed elsewhere in this Joint Proxy Statement. The continued inclusion of Guardian common stock on the Nasdaq SmallCap Market is not a condition to the obligation of any party to complete the closing.

       Stock Options. Guardian will adopt, and shall submit to its shareholders for approval, the 2001 Equity Incentive Plan described elsewhere in this Joint Proxy Statement.

       Contingent Dividend. The date immediately preceding the effective date of the Merger shall be a Record Date for a contingent dividend which may in the future be declared and paid by the Board of Directors of Guardian Holdings to the pre-merger Guardian shareholders. The contingent dividend would consist either of :
*

a stock dividend, by way of a spinoff, of either Guardian Holdings or one or more of Guardian Holdings subsidiaries: Guardian Steel, Guardian Security and Safety Products or Palo Verde Group, Inc.; and/or

*	a cash dividend paid out of the proceeds of the sale, liquidation or other disposition of one or more of Guardian Holdings' subsidiaries or business divisions.

       The purpose of the contingent dividend is to allocate the economic benefit derived from any future transaction involving Guardian's pre-merger subsidiaries to Guardian's pre-merger shareholders, to the exclusion of Vairex shareholders. No decision has been made regarding when the contingent dividend may be declared and paid and in what form or manner the dividend will be paid. The decision will be made exclusively by the sole director of Guardian Holdings, who will be J. Andrew Moorer.

       Conduct Pending The Closing. Each of Guardian and Vairex has agreed to conduct its business only in the ordinary course, consistent with past practice, and to use all commercially reasonable efforts to preserve intact its business and keep available the services of its material employees and other personnel, preserve its goodwill and relationships with material suppliers, customers or members/subscribers (as applicable) and other persons with whom the party has a material business relationship. Accordingly, each party has agreed to maintain and keep its personal property in good operating condition, perform all of its material obligations under contracts, timely file all tax returns and, absent the written consent of the other parties authorizing the action, refrain from taking various actions, including:
-	amending its Articles of Incorporation or by-laws;
-	amending or waiving rights under any contract;
-	increasing compensation of employees and other personnel, other than annual raises in the ordinary course of business consistent with past practice;
-

changing its methods, policies, practices or procedures relating to bookkeeping, accounting, billing, collection, marketing, member/subscriber or customer relations, management of accounts receivable or accounts payable, ordering supplies or inventory, research and development, protection of trade secrets or other intellectual property;

-	acquiring the business, operations or assets of a third party (other than the purchase of supplies or inventory in the ordinary course of business consistent with past practice);
-	issuing any equity or debt securities, or splitting, combining or reclassifying its capital stock or changing the rights, privileges or duties of any class of capital stock;
-	incurring indebtedness for borrowed money, or providing a guarantee or suretyship for indebtedness of any third party;
-	assuming or permitting any material adverse lien or other encumbrance on its assets;
-	authorizing, declaring, making, paying or setting aside funds for any dividend or other distribution in respect of its capital stock or other securities; or
-

taking any action that could reasonably be expected to have a material adverse effect on a party's business as presently or proposed to be conducted or that could reasonably be expected to cause any representation or warranty of a party to untrue as of the closing.

       No Solicitation. Neither Guardian nor Vairex shall, directly or indirectly, through any affiliate, shareholder, director, officer, employee, broker, finder, agent, representative, financial advisor, attorney or other intermediary, seek any person, other than the other parties to the Merger Agreement:
-	to purchase or acquire all or any substantial part of the assets of a party outside the ordinary course of business, or
-	to purchase or acquire any securities of a party; or
-

to effect any consolidation, merger or other business combination, recapitalization, liquidation or similar transaction, or any transaction inconsistent with the transactions contemplated by the Merger Agreement, or

-	to make, negotiate, accept, solicit or entertain any offer to engage in, or take part in discussions or provide information concerning, any transaction.

Conditions to the Completion of the Merger

       Guardian and Vairex will complete the Merger only if the conditions specified in the Merger Agreement are either satisfied or waived. The conditions include the following:
-

Guardian's shareholders and Vairex's shareholders approve and adopt the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement that require shareholder approval or adoption;

-

holders of 100% of Vairex common stock shall have consented to the Merger and the other transactions contemplated by the Merger Agreement or waived their dissenter's rights under applicable provisions of Colorado law;

-	there is no injunction or other court or legal restraint or prohibition preventing completion of the Merger and the other transactions contemplated by the Merger Agreement;
-

the statements made by Guardian and Vairex in their respective representations and warranties were true and correct when made and are true and correct in all material respects or, if any of the statements were false when made or would be false if made as of the closing, the aggregate effect of the false statements would not deprive the other parties to the Merger Agreement of a material benefit of their respective bargains;

-	all covenants to be performed by the parties on or before the date of closing have been performed in all material respects;
-	all third party consents necessary for the completion of the Merger and the other transactions contemplated by the Merger Agreement have been obtained;
-

Guardian has completed the transfer and assignment of its operating subsidiaries to its wholly-owned subsidiary, Guardian Holdings, as contemplated by the Merger Agreement and provided reasonably satisfactory evidence of the transactions to Vairex; and

-	since the date of the Merger Agreement, there has not been a material adverse change in the business, assets, liabilities, financial condition or prospects of any party.

Termination

       The Merger Agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the matters presented in connection with the Merger by the Guardian shareholders or the Vairex shareholders, in any of the following ways:
(a)	by mutual written consent of Guardian and Vairex;
(b)	by Guardian or Vairex in the event that either:
-

any statements made by Vairex were false when made or false as of the date of closing and the aggregate effect of the false statements deprives Guardian or Vairex of a material benefit of its bargain; or

-

Vairex breaches a covenant in the Merger Agreement or fails to execute or deliver any agreement, instrument or document to be completed by Vairex as a condition to Guardian's or Vairex's obligation to close, so long as the breach or failure has not been waived or caused by a material breach by Guardian or Vairex;

(c)	by Vairex in the event that either:
-

any statements made by Guardian or Vairex were false when made or false as of the date of closing and the aggregate effect of the false statements deprives Vairex of a material benefit of its bargain; or

-

Guardian or Vairex breaches a covenant in the Merger Agreement or fails to execute or deliver any agreement, instrument or document to be completed by it as a condition to Vairex's obligation to close, so long as the breach or failure has not been waived or caused by a material breach by Vairex; or

(d)

by either party at any time after September 30, 2001, if the Merger has not been completed for any reason other than a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

       Upon termination, neither party shall have any further liability or obligation to the other parties under the Merger Agreement. However, termination shall be without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of the Merger Agreement.

Fees and Expenses

       Vairex has agreed to reimburse Guardian for its reasonable counsel fees and costs incurred in connection with the negotiation, documentation and completion of the Merger and the other transactions contemplated by the Merger Agreement. The following is an estimate of expenses to be incurred in connection with the Merger:
Legal fees and expenses	$75,000
Accounting fees and expenses	$40,000
Printing and mailing	$10,000
Filing fees	$ 8,500
Miscellaneous	$10,000

Guardian and Vairex shall, however, be solely responsible for any fees and costs incurred by them in the event the Merger Agreement is terminated by Vairex in accordance with (c) above.

Amendment or Waiver of the Merger Agreement

       The parties may amend the Merger Agreement only by a written instrument signed by all parties, and the rights of a party may be waived only in a written instrument signed by the party.

       Neither party to the Merger Agreement has or intends at the present time to waive any of its rights under the Merger Agreement. In the event that any party decides to waive a right it has under the Merger Agreement, Guardian would revise and recirculate its Joint Proxy Statement if, based upon the advice of counsel, the waiver resulted in a substantial charge requiring disclosure under the securities laws.

Accounting Treatment

       The Merger will be accounted for by Guardian under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Because the Merger will result in a change in control of Guardian, it will be accounted for as a reverse merger as if Vairex had acquired Guardian rather than Guardian acquiring Vairex. Under this accounting method, Vairex's historical results of operations will become those of the public company. The aggregate consideration paid by Vairex in connection with the Merger, together with the direct costs of acquisition, will be allocated to Guardian's assets and liabilities and measured at their fair values. The excess of the investment cost over the net assets fair value will be recognized as an intangible asset, goodwill. Guardian's pre-merger earnings will be excluded from the net income of the combined enterprise.

Regulatory Approvals

       The Merger Agreement provides that Vairex and Guardian will use their reasonable best efforts to cause the Merger to be consummated, including the obtaining of all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the Merger.

Completion of the Merger

       Closing. Unless the parties agree otherwise, the closing of the Merger will take place as promptly as practicable and no later than the second business day after the date on which certain closing conditions have been satisfied or waived or any other time as agreed to in writing by Guardian and Vairex.

       Effective Time of the Merger. The Merger will be effective upon the filing of the Articles of Merger with the Secretaries of State of Colorado and Delaware, or at such time not to exceed thirty (30) days after acceptance for record as agreed to by Guardian and Vairex.

       Effect of Merger. At the effective time of the Merger, all outstanding shares of Vairex preferred and common stock will be converted shares of Guardian common stock. Following the Merger, Vairex will become a wholly-owned subsidiary of Guardian.

Representations and Warranties

       The Merger Agreement contains various representations and warranties of both Guardian and Vairex relating to:
*	proper organization and good standing;
*	the charter and by-laws of the corporation;
*	the capitalization of the corporation;
*	the corporate authorization and enforceability of the Merger Agreement;
*	compliance with laws;
*	the absence of certain material adverse changes or events;
*	employee benefit plans and labor matters;
*	material contracts and debt instruments;
*	litigation;
*	environmental matters;
*	trademark, patent and copyright matters;
*	title to personal and real property; and
*	required shareholder vote to approve the Merger and Merger Agreement.

Certain Covenants

       The Merger Agreement contains certain covenants related to:
*	the obligation of the parties to call shareholders meetings to vote on the approval of the Merger and Merger Agreement;
*	access to information and confidentiality of information;
*	the election of directors of the surviving corporation after the Merger;
*	further actions, consents and filings; and
*	public announcements.

INTERESTS OF RELATED PERSONS IN THE MERGER

       The directors and executive officers of Guardian and Vairex have interests that are different from, or in addition to, your interests as a shareholder. Each company's board of directors was aware of these potential or actual conflicts of interest and considered them, among other matters, in approving the Merger and the transactions contemplated thereby.

Board of Directors and Executive Officers

Guardian

       After the Merger, the directors of Vairex will be elected to and will comprise in full Guardian's Board of Directors. Those persons are Ski Milburn, Scott Mattes, Richard Miller and Andre Shortell. These same individuals will remain as directors of Vairex's Board of Directors after the Merger as well.

       After the Merger, the Board of Directors of Guardian Holdings, Inc. will consist solely of J. Andrew Moorer, one of Guardian's current directors. Mr. Moorer will also serve as the sole executive officer of Guardian Holdings, Inc.

       Prior to the Merger, Guardian had granted to Mr. Moorer non-qualified stock options pursuant to his written employment agreement exercisable as follows:
Number of Options	Exercise Price
100,000	$ 0.705
100,000	$ 1.00
100,000	$ 0.25

       As of the date of this Proxy Statement, Mr. Moorer continues to be the beneficial owner of 200,000 options, 100,000 exercisable at $1.00 per share and 100,000 exercisable at $0.25 per share. In addition to Mr. Moorer's beneficial ownership of the foregoing options, Mr. Moorer also is the beneficial and record owner of 269,856 shares of Guardian common stock. Of these shares, 180,000 were purchased by Mr. Moorer from Oliver North, Guardian's former chairman, at a price of $0.875 per share pursuant to the exercise of an option granted by Mr. North to Mr. Moorer in February 1999.

       All of the foregoing options are fully vested and exercisable by Mr. Moorer. Mr. Moorer's employment agreement will be assigned to and assumed by Guardian Holdings upon completion of the Merger. Under the terms of the employment agreement, upon a change in control of Guardian, the term of Mr. Moorer's agreement automatically extends for an additional period of two years. Since the merger with Vairex would constitute such a change in control, Mr. Moorer's employment agreement as President and CEO of Guardian Holdings, Inc. will be extended to expire on December 31, 2003. His base salary under the employment agreement will continue at $120,000 per year.

       Prior to the Merger, Guardian had issued to each of its two independent directors, Messrs. Houtz and Stevens, 20,000 shares of common stock in consideration of their services as directors during 1999. No compensation was paid for their services for the years 2000 or the current year.

       Upon completion of the Merger, each independent director of Vairex Technologies will be eligible to receive options under the company's 2001 Equity Incentive Plan which is being presented to the shareholders for their approval. Vairex has approved an option grant for each independent director of Vairex Technologies consisting of options exercisable to purchase 500,000 shares of common stock at an exercise price equal to 100% of the closing bid price of Guardian common stock on the effective date of the merger.

Vairex

       Vairex has undertaken a restructuring of some of its related-party debt for the period from June 30, 1998 through June 30, 2001. As part of the debt restructure, the following officers and directors converted debt and accrued and unpaid compensation into shares of Vairex common stock in the following amounts:
Name	Amount of Debt Converted	Number of Shares Received
Ski Milburn	$1,287,050	2,311,081
Scott Mattes	$955,991	2,058,103
N. Richard Miller	$231,068	145,595
William Butler	$87,894	130,000

       In addition, in contemplation of the Merger, Vairex granted shares of its common stock to its directors and executive officers. The persons receiving shares in consideration of services and the number of shares received by each is set forth below:
Name	Number of Shares
Ski Milburn	1,000,000
Scott Mattes	250,000
N. Richard Miller	1,000,000
Catherine Milburn	500,000

       Prior to the Merger, of Vairex's executive officers only Mr. Milburn served under a written employment agreement. Following the Merger, there exist understandings that Mr. Miilburn's employment agreement, which expires on December 31, 2001, will continue unmodified and no other written employment agreements are contemplated.

       The following table sets forth the names, positions and compensation which will be paid to Vairex's executive officers following completion of the merger:
Name	Position	Base Compensation	Incentive Stock Options
Ski Milburn	President and CEO	$120,000	2,000,000
N. Richard Miller	Vice President	$108,000	1,000,000
Catherine Milburn	CFO	$100,000	-0-
William Butler	Vice President of Engineering	$100,000	250,000

       All incentive stock options will be priced at market on the effective date of the Merger and shall be subject to vesting ratably over a period of three years.

Indemnification and Insurance

       Prior to the Merger, neither Guardian nor Vairex maintained policies of directors' and officers' liability insurance; and the Merger Agreement does not provide that following the Merger any such insurance will be acquired or maintained.

       Following the Merger, the Articles of Incorporation and by-laws of Guardian will contain the provisions regarding non-liability of directors and indemnification of directors and officers that are contained in the Articles of Incorporation and by-laws prior to the Merger. Those provisions would require Guardian to indemnify each present and former director and officer for all costs incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the completion of the Merger.

MANAGEMENT OF THE HOLDING COMPANY

       At the completion of the merger, the directors and executive officers of Guardian as the holding company shall be as follows:
Name	Age	Position
Ski Milburn	51	President, Chief Executive Officer, Director
Scott Mattes	51	Director
N. Richard Miller	79	Vice President of Business Development, Director
Andre Shortell	44	Director
William Butler	75	Vice President of Product Development
Catherine Milburn	49	Chief Financial Officer

       Ski Muir Milburn, President and Chief Executive Officer, was a founder and has been President and CEO of Vairex Corporation since its inception in 1988. From 1989 to 1990, he was Chief Executive Officer of American Toxxic Control, Inc., an American Stock Exchange company, now known as United States Filter Corporation. From 1985 to 1988, he was President of Milburn Research Corporation, an engineering research and development firm that was the precursor to Vairex Corporation. From 1975 to 1985, he was Vice President of Milburn, Sparn, Inc., an architectural and planning firm in Boulder, Colorado. Mr. Milburn earned a Bachelor of Arts degree in architecture, with honors, in 1976 from the University of Colorado. He has been a licensed architect in the state of Colorado since 1976.

       N. Richard Miller, Vice President and Director, has been affiliated with Vairex Corporation since 1999. From 1998 to 1999, he was Receiver of DCC Solutions, Inc., appointed by Travelers Corporation. From 1996 to 1998, he was Project Manager for Christo's "Over-the-River" Project, a multi-jurisdictional regulatory project. From 1987 to 1994, he served as President of Tuenver Corporation, a television broadcasting company located in Denver, Colorado. From 1983 to 1987, he was President and Director of Connecticut Corridor Cellular Communications Company which held eight cellular licenses in four states. Mr. Miller holds a Bachelor of Science degree in industrial engineering from Georgia Tech University and a Master's of Business Administration from Harvard University.

       Catherine K. Milburn, Chief Financial Officer, has been Chief Financial Officer of the company since 2000. From 1996 to the present, she has been President of Milburn Consulting, a sole proprietorship offering financial and accounting consulting. From 1988 to 1995, she served as Vice President of Finance and Administration and Chief Financial Officer of Clinicom, Inc., a software developer and hardware manufacturer in the clinical information systems industry. From 1987 to 1988, she was Director of Finance and Accounting of Biohm Corporation, a publicly traded company engaged in the manufacture and sale of medical products. Ms. Milburn was an accountant with Deloitte, Haskins & Sells in 1987. She holds a Bachelor of Arts degree in sociology from the University of Colorado and a Master of Science degree in accounting and finance from the University of Colorado. She is a licensed certified public accountant and a member of the AICPA and CSPA.

       William H. Butler, Vice President of Engineering, has been an executive officer of Vairex since 1999. From 1994 to 1996, he was President of Technical Instrument Company involved in semiconductor processing. From 1988 to 1999, he was President of Robinton Technology, a company engaged in electrical utility demand metering and control systems. From 1986 to 1988, he was Vice President of Lucas Film, Ltd., involved in the application of computer technology to video and movie program production. From 1983 to 1986, he was President and founder of G. P. Systems, a company formed to develop, manufacture and market a computer graphics engine for the graphic arts industries. Mr. Butler holds DSEE and MBA degrees from Stanford University.

       Andre Shortell, Director, has been a director of the Company since 1999. He is presently Managing Director of CitiBank India in Bombay, India. Prior to this assignment, Mr. Shortell was Director of Global Automotive Industries for CitiBank in London, England. Mr. Shortell has been employed by CitiBank since 1981 in various capacities. He has Bachelor of Science and Master's Degrees from the London School of Economics.

       Scott Mattes, Director.

Executive Compensation Summary Information

Guardian

       Prior to the Merger, Mr. Moorer has served under a written three-year employment agreement as President and CEO of Guardian. Under that agreement, he received an annual salary of $105,000 and non-qualified stock options exercisable to purchase 100,000 shares of common stock at the beginning of each year of service. The options were priced at fair market value on each date of grant, to wit: February 19, 1999, January 1, 2000 and January 1, 2001. Following the Merger, Mr. Moorer will serve as the sole director and executive officer of Guardian Holdings, Inc., and his employment agreement will be assigned to and assumed by Guardian Holdings, Inc.

Vairex

       Prior to the Merger, Mr. Milburn has served as President and CEO of Vairex under a written employment agreement which expires December 31, 2002. No other written employment agreements exist between Vairex and any of its executive officers or key employees, and none are contemplated following completion of the merger.

       Since November 1, 2000, when Vairex's operations were suspended due to lack of working capital, compensation payable to Vairex's executive officers has been accrued and deferred. There exists no commitment or understanding with respect to when the deferred compensation will be paid following completion of the merger. Upon completion of the merger, there exists an understanding that the following executive officers of Vairex will continue to serve in the position stated under the following compensation arrangements:
Name	Position	Base Compensation	Incentive Stock Options
Ski Milburn(1)	President and CEO	$120,000	2,000,000
N. Richard Miller	Vice President	$108,000	1,000,000
Catherine Milburn(1)	CFO	$100,000	-0-
William Butler	Vice President of Engineering	$100,000	250,000

_____________________________

(1)     Ski Milburn and Catherine Milburn are husband and wife.

       All incentive stock options will be priced at market on the effective date of the Merger and shall be subject to vesting ratably over a period of three years.

Director Compensation

       Prior to the Merger, the independent directors of Guardian each received a grant of 20,000 shares of common stock for their services for the 1999 calendar year. No compensation has been paid to such persons for subsequent periods.

       Following completion of the Merger, each independent director will receive reimbursement for out-of-pocket expenses incurred in attending meetings of the Board. It is not expected that outside directors will receive cash compensation for their services as directors; however, such directors will be eligible to receive grants of non-qualified stock options under the 2001 Equity Incentive Plan. Under the terms of the plan, each independent director will receive a grant consisting of nonqualified stock options exercisable to purchase 500,000 shares of common stock at an exercise price equal to 100% of the closing bid price of Guardian common stock on the effective date of the merger.

DESCRIPTION OF GUARDIAN CAPITAL STOCK

       Guardian is authorized to issue up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. Should Proposal No. 3 be approved by the Guardian shareholders, Guardian's authorized capital will be increased to consist of 100 million shares of common stock and 25 million shares of preferred stock. The shares of common stock covered by this Joint Proxy Statement, when they are received upon the effective date of the merger, will be fully paid and nonassessable.

Common Stock

       Each holder of Guardian common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of Guardian common stock could, if they chose to do so, elect all of the directors.

       The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences that may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as we may declare. Upon Guardian's liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Preferred Shares

       Guardian's articles of incorporation authorize issuance of a maximum of 1,000,000 preferred shares. No shares of preferred stock have been issued. The articles of incorporation give the board of directors the authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware and those articles of incorporation in respect of, among other things, the number of preferred shares to constitute such series, and the distinctive designations thereof, the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; the liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation; sinking fund or other provisions, if any, for redemption or purchase of preferred shares; the terms and conditions by which preferred shares may be converted, if the preferred shares of any series are issued with the privilege of conversion; and voting rights, if any. The board of directors has not designated any series of preferred stock.

       In the event of a proposed merger, tender offer, proxy contest or other attempt to gain control of us, which Guardian has not approved, Guardian could authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. Such issuance would be subject to any limitations imposed by applicable law, Guardian Certificate of Incorporation, the terms and conditions of any outstanding class or series of preferred shares and the applicable rules of any securities exchanges upon which Guardian's securities are at any time listed or of other markets on which Guardian's securities are at any time listed. The issuance of preferred stock may have an adverse effect on the rights (including voting rights) of holders of common stock.

Warrants

       In 2000, Guardian sold a total of 150,000 Units at a price of $1.50 per Unit. Each Unit consisted of two shares of Common Stock, four Class A Common Stock Purchase Warrants ("Class A Warrants"), four Class B Common Stock Purchase Warrants ("Class B Warrants"), four Class C Common Stock Purchase Warrants ("Class C Warrants"), four Class D Common Stock Purchase Warrants ("Class D Warrants"), four Class E Common Stock Purchase Warrants ("Class E Warrants"), and four Class F Common Stock Purchase Warrants ("Class F Warrants"). The six classes of warrants will be referred to as an aggregate as the "Warrants."

       The six classes of warrants are identical, except for their exercise periods and exercise prices. Each Warrant is exercisable to purchase one share of Common Stock. The Warrants are exercisable at the prices and for the periods set forth below:
	WARRANT	EXERCISE PRICE	EXERCISE PERIOD (1)
	Class A	$.75	30 days
	Class B	$.875	60 days
	Class C	$1.00	90 days
	Class D	$1.125	120 days
	Class E	$1.25	150 days
	Class F	$1.375	180 days
(1)	The Exercise Period of all of the Warrants begins on the day the registration statement registering for resale the underlying Warrant Stock is declared effective by the SEC.

       The holder of a Warrant is not entitled to exercise any Warrant to the extent that after such exercise the sum of (i) the number of shares of common stock beneficially owned prior to such exercise and (ii) the number of shares of common stock issuable upon exercise of such Warrants with respect to which the determination of this limitation is made, would result in beneficially ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Guardian common stock. This provision does not apply if the holder beneficially owned more than 4.99% of the outstanding shares prior to the exercise.

       The Warrants contain provisions that provide that if Guardian should sell shares of common stock (other than pursuant to the exercise of outstanding options and warrants, including the Warrants) at a price below the exercise price of the Warrants while the Warrants are outstanding, the exercise price of the outstanding Warrants shall be adjusted down to such lower price. Additionally, Guardian has agreed that, so long as any of the Warrants are outstanding and unexercised, Guardian will not issue any additional options, warrants, or other debt or equity instruments convertible into Common Stock (except pursuant to existing stock incentive plans) without the consent of the holders of the Warrants. The holders of the Warrants cannot unreasonably withhold their consent to such issuances.

       Guardian has the right to redeem any or all outstanding and unexercised Warrants at a redemption price of $.01 per Warrant upon thirty days written notice in the event (i) the registration statement is in effect on the date of written notice and on the redemption date set forth in the notice; (ii) there has been maintained and continues to exist on the date of the written notice a public trading market for the common stock and such securities are listed for quotation on the Nasdaq Stock Market or the OTC Electronic Bulletin board; and (iii) the public trading closing price of the Common Stock has equaled or exceeded 200% of the exercise price of such Warrant for twenty or more consecutive trading days.

Anti-takeover Effects of Certain Provisions of Guardian's Certificate of Incorporation and Delaware Law

       Guardian is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer and Warrant Agent

       Signature Stock Transfer, Inc., Dallas, Texas, is the transfer agent and registrar for Guardian's common stock.

SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of the merger, 33,300,000 shares of Guardian common stock will be outstanding. Of these shares, __________ will be freely tradable without restriction under the Securities Act, except for the shares held by persons who are then "affiliates" of the holding company and its subsidiaries (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). The resale of those shares will be subject to the limitations of Rule 144 or Rule 145, as applicable. The remaining _______ shares will be "restricted securities" under the Securities Act, the resales of which will be governed by the restrictions and requirements of Rule 144. All 28,300 shares issuable to the Vairex shareholders in the Merger will be restricted securities.

       As currently in effect, Rule 144 provides that persons who may be deemed affiliates would be entitled to sell within any three-month period only a number of shares that does not exceed:
-	the greater of 1% of the then outstanding shares of common stock or
-	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

       Sales under Rule 144 are also subject to provisions relating to the manner and notice of sale and availability of current public information about Guardian. Rule 145 generally provides that affiliates would also be subject to the above restrictions on sales of common stock. In addition, a person who has not been an affiliate at any time during the 90 days immediately preceding a sale, and who has beneficially owned common stock for at least two years, would be entitled to sell the common stock under Rule 144(k) without regard to the volume limitation and other conditions described above.

COMPARISON OF SHAREHOLDERS' RIGHTS

       Vairex is incorporated in the State of Colorado. Shareholders of Vairex, whose rights as shareholders are currently governed by Colorado law and Vairex's Articles of Incorporation and by-laws, will upon effectiveness of the merger become shareholders of a Delaware corporation, and their rights will be governed by Delaware law and Guardian's Articles of Incorporation and by-laws. The following is a summary of the material differences in the rights of shareholders under Delaware and Colorado law.

Comparison of Rights of Holders of Vairex Common Stock and Guardian Common Stock

After consummation of the Merger, the holders of Vairex Common Stock who receive Guardian Common Stock in the Merger will become stockholders of Guardian. As stockholders of Vairex, their rights are presently governed by the CBCA and by Vairex's Articles of Incorporation (the "Vairex Charter") and By-laws. As stockholders of Guardian, their rights will be governed by the DGCL and by Guardian's Certificate of Incorporation (the "Guardian Charter") and By-laws. The following discussion summarizes the material differences between the rights of holders of Guardian capital stock and holders of Vairex capital stock and differences between the Guardian Charter and Guardian By-laws and the Vairex Charter and Vairex By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the Guardian Charter and By-laws, the Vairex Charter and By-laws and the relevant provisions of the DGCL and the CBCA.

Special Meeting of Stockholders. The DGCL provides that special meetings of stockholders may be called by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The CBCA provides that special meetings of stockholders of a corporation may be called by the directors or by any other person authorized by the corporation's by-laws or by resolution of the directors. The CBCA also provides that a special meeting shall be called if the corporation receives one or more written demands for a meeting, stating the purpose or purposes for which the meeting is to be held, signed and dated by stockholders representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting. The By-laws of Vairex provide that special meetings may be called at any time by the President or any two directors of the corporation, or by the holders of at least ten percent of all of the shares entitled to vote at the special meeting.

Inspection Rights. Under the DGCL, stockholders, upon the demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. Under the CBCA, a corporation's stockholders have the right to inspect, during regular business hours, the corporation's articles of incorporation, by-laws, records of all meetings of stockholders, records of actions taken by stockholders without a meeting within the prior three years, all written communications within the prior three years to all stockholders as a group or to holders of any class or series of stock as a group, a list of the names and business addresses of the corporation's current officers and directors, the most recent corporate report delivered to the Colorado Secretary of State, and all financial statements prepared for periods ending during the prior three years, upon written demand given at least five business days before the date upon which such stockholder wishes to inspect and copy such records. Pursuant to the CBCA, stockholders also may, upon written demand at least five days prior to such inspection and during regular business hours, inspect excerpts from minutes of any directors' meeting or action of directors taken without a meeting, records of any action taken by stockholders without a meeting, excerpts of any action taken by a committee of the directors while such committee was acting in place of the directors, waivers of notices of any meeting of stockholders, directors, or a committee of directors, accounting records of the corporation and the records of stockholders, provided that the stockholder meets the following conditions: (i) the demand for such inspection is made in good faith for a proper purpose, (ii) the stockholder has been a stockholder of the corporation for at least three months immediately proceeding the demand, or holds at least five percent of all outstanding shares of any class of stock, (iii) the purpose and the records which the stockholder wishes to inspect are described with reasonable particularity, and (iv) the records to be inspected are directly connected with the described purpose.

Action by Consent of Stockholders. Under the DGCL, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. Under the CBCA, unless the Articles of Incorporation require that such action be taken at a stockholder meeting, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing.

Cumulative Voting and Election of Directors. Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The CBCA provides that there shall be cumulative voting by stockholders in elections of directors unless the articles of incorporation expressly state otherwise. The Vairex and Guardian Charters expressly state that there shall be no cumulative voting by stockholders for the election of directors, or for any other purpose.

In the absence of cumulative voting, the CBCA provides that, unless otherwise provided in the corporation's articles of incorporation or by-laws, the number of candidates equaling the number of directors to be elected, having the highest number of votes cast in their favor, are elected to be directors. The DGCL provides that, in the absence of cumulative voting, directors shall be elected by the majority vote of holders of shares entitled to vote thereon, unless otherwise specified within the corporation's certificate of incorporation. The Guardian Charter does not specify a greater requirement for the election of directors.

Dividends and Repurchases of Stock. Under the DGCL, a corporation generally is permitted to declare and pay dividends out of any surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. Under the CBCA, the payment of distributions, including the repurchase of stock, is generally permissible unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they became due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time the dividend was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

Classification of the Board of Directors. The DGCL permits (but does not require) classifications of a corporation's board of directors into one, two or three classes. The CBCA also permits, but does not require, classification of a corporation's board of directors into one, two, or three classes, with each class composed of as equal a number of directors as is possible. In the event of multiple classes of directors, the CBCA provides for staggered terms of two years if there are two classes of directors or three years if there are three classes of directors. The Guardian Charter does not provide for multiple classes of directors.

Removal of Directors. Under the DGCL, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. Neither the DGCL nor the CBCA permits directors to remove other directors. Under the CBCA, stockholders may remove one or more directors with or without cause by a majority vote of the stockholders entitled to elect such director(s), unless the articles provide that directors may only be removed for cause. The CBCA permits the removal of a director by stockholders only at a meeting called for that purpose, upon notice of the meeting which states that the purpose or one of the purposes thereof is the removal of the director.

Vacancies on the Board of Directors. Under the DGCL, unless otherwise provided in the certificate of incorporation or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The CBCA provides that, unless otherwise provided in the corporation's articles of incorporation, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled either by the directors or the stockholders. Under the CBCA, directors may fill a vacancy by majority vote, even if the directors remaining in office constitute less than a quorum. The CBCA also specifically provides that, unless otherwise provided in the corporation's articles of incorporation, if a vacant office was held by a director elected by holders of a specific class or series of stock, only such stockholders or directors also elected by holders of that class or series of stock, may fill the vacancy.

Exculpation of Directors. The DGCL and the CBCA have substantially similar provisions relating to exculpation of directors. Each state's law permits that no director shall be personally liable to Guardian and Vairex, respectively, or their respective stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited by law. The circumstances under which exculpation is prohibited are substantially similar in Delaware and Colorado, except that in the CBCA, a director may not be exculpated from liability for dealings relating to unauthorized distributions or from any transaction from which the director directly or indirectly received an improper personal benefit, while in Delaware, a director may not be exculpated from liability arising from transactions relating to unlawful payments of dividends, any unlawful stock purchases or redemptions.

The Guardian Charter also contains certain enumerated circumstances in which exculpation is not permissible. The Guardian Charter does not eliminate the liability of directors to the extent that such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. The Vairex Charter exculpates directors from all monetary damages for breach of fiduciary duty as a director, except to the extent prohibited by the CBCA.

Indemnification of Directors, Officers And Others. Both Delaware and the CBCA generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. Both Delaware and the CBCA mandate that directors shall be indemnified for their reasonable expenses in the event that a director is successful in the defense of any proceeding in which the director was a party due to his status as director. Both the DGCL and the CBCA do not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although the DGCL does permit indemnification in such situations if approved by the Delaware Court of Chancery, and both permit indemnification for expenses of such actions). Unlike the DGCL, the CBCA also permits indemnification of an officer, employee, fiduciary, or agent who is not a director, to any greater extent than the indemnification of a director, if not inconsistent with public policy, and if provided for in the by-laws, by action of the board of directors or by contract. The Guardian Charter provides for indemnification to the maximum extent legally permissible of its officers and directors. The Vairex Charter provides that all directors, officers, employees, and agents of Vairex shall be indemnified to the maximum extent permissible under the CBCA. The Vairex By-laws provide that officers may be indemnified to a greater extent than directors, if consistent with applicable law and if provided for in a resolution of stockholders or directors or if provided for within a contract.

Interested Director Transactions. Both the DGCL and the CBCA provide that no transaction between a corporation and one or more of its directors or officers or any entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The Vairex By-laws closely resemble the Delaware and Colorado statutory provisions.

Sales, Lease or Exchange of Assets and Mergers. The DGCL requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The CBCA provides that the sale, lease, or exchange of all or any portion of a corporation's assets in the corporation's usual and regular course of business may be authorized by the corporation's directors, without approval of the corporation's stockholders. Sale, lease, or exchange of all or substantially all of a corporation's assets other than in the usual and regular course of the corporation's business, or a merger or consolidation of the corporation into any other corporation, requires approval of the directors and the vote of the holders of two-thirds of each class of outstanding stock entitled to vote thereon, although the corporation's articles of incorporation or by-laws may require a higher vote.

Amendments to Charter. Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Under the CBCA, charter amendments other than ministerial amendments, which may be authorized by the directors without stockholder action, require the approval of the directors and the vote of the holders of a majority of the outstanding stock of each voting group entitled to vote thereon as a class, unless the articles of incorporation or by-laws require a different proportion.

Amendments to Bylaws. The DGCL provides that stockholders may amend the by-laws and, if provided in its certificate of incorporation, the board of directors also has this power. Under the DGCL, the power to adopt, amend or repeal by-laws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The Guardian Charter gives the board of directors the power to make, alter, amend or repeal by-laws. Under the CBCA, stockholders may amend the by-laws. Unless otherwise specified in the corporation's articles of incorporation, directors are also permitted to amend the by-laws, other than by-laws establishing greater quorums or voting requirements for stockholders or directors, unless the by-laws prohibit the directors from doing so. Directors may not amend the by-laws to change the quorum or voting requirements for stockholders, and directors may amend the by-laws to change the quorum or voting requirements for directors only if such provision was originally adopted by the directors or if such provision specifies that it may be amended by the directors.

Appraisal Rights. Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under the CBCA than under the DGCL. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. Appraisal rights are not available under the DGCL in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The Guardian Charter does not grant such rights.

Under the CBCA, a properly dissenting stockholder is entitled to receive the appraised value of the shares owned by the stockholder when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets other than in the regular course of the corporation's business, (ii) to merge or consolidate with another corporation, or (iii) to conduct a reverse split of the corporation's stock which would result in a reduction of the number of shares owned by the stockholder to a fraction of a share, if such fraction of a share is to be acquired for cash. A right to dissent and receive the appraised value of a stockholder's shares may also be granted within the by-laws of the corporation or by a resolution of the directors.

Both Delaware and the CBCA provide that, unless otherwise provided in the corporation's charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders. The above limitations do not apply if the stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by Nasdaq or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof.

Business Combination Statute. The DGCL has a "business combination" statute which provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years. The DGCL includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. There is no similar provision limiting business combinations with interested stockholders in the CBCA, but the CBCA requires the vote of a majority of the outstanding shares of each class of shares entitled to vote thereon to approve any merger or the sale, lease, exchange, or other disposition of all, or substantially all, of the assets of the corporation, unless the articles of incorporation contain a provision establishing a different proportion.

Stockholder Preemptive Rights. Unlike Colorado, the DGCL does not specifically authorize the granting to stockholders of a preemptive right to acquire proportional amounts of unissued shares of stock which are offered for sale by the corporation. The CBCA provides that, except to the extent the articles of incorporation limit or deny preemptive rights, shareholders have a preemptive right to acquire unissued shares or securities convertible into such shares, except that preemptive rights do not exist (i) to acquire any shares issued to directors, officers, or employees pursuant to approval by the affirmative vote of the holders of a majority of the shares entitled to vote thereon or when authorized by and not inconsistent with a plan theretofore approved by such a vote of the stockholders; or (ii) to acquire any shares sold otherwise than for cash. The Vairex and Guardian Charters provide that, unless otherwise determined by the directors or agreed to in writing by the corporation, there shall be no preemptive rights for stock.

Consideration of Societal Factors. The Delaware Supreme Court has held that, in discharging their responsibilities, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, the concern for non-stockholder interests is inappropriate when a sale of the company is inevitable and an auction among active bidders is in progress. The Guardian Charter and Guardian By-laws do not directly discuss consideration of societal factors.

ADOPTION OF GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
2001 EQUITY INCENTIVE PLAN

       At a meeting held on ____________, 2001, the board of directors of Guardian adopted its 2001 Equity Incentive Plan, subject to the approval of the shareholders of Guardian and to other conditions described below.

       The Plan enables Guardian to reward individuals who are responsible for its continued growth with a proprietary interest in the company. Guardian believes that rewarding individuals in this fashion creates an increased interest in, and a greater concern for, the company's welfare on the part of the individuals. These individuals may be:

-	its directors, executive officers and key employees; or
-	the directors, executive officers and key employees of any subsidiary or parent corporation of Guardian.

       The plan is intended to align the interests of Guardian, its directors, management and employees. It is also a means to attract and retain outstanding management.

       The plan became effective upon its adoption by the board of directors but shall be null and void unless, on or before ____________, 2001, the following conditions have been satisfied:

       1.       the plan shall have been approved by the shareholders of Guardian; and

       2.       the merger has been completed.

       The primary terms of the plan are:

       1.       Number of Shares. The aggregate number of shares of common stock for which options may be granted under the plan is 6,000,000. Of the options available under the plan,
-	options for 4,250,000 shares of common stock are reserved for award to directors, officers and key employees of Vairex; and
-	options for 1,750,000 shares of common stock are reserved for future award to directors, officers, and key employees of Vairex.

               Upon completion of the merger, each of the directors of Vairex Technologies, Inc. will be issued options to purchase 500,000 shares of Guardian common stock. Options to purchase an additional 2,000,000 shares, 1,000,000 shares and 250,000 shares shall also be issued to Ski Milburn, President and Chief Executive Officer, N. Richard Miller, Executive Vice President, and William Butler, Vice President of Product Development, respectively.

               All other options available under the plan may be awarded to any eligible persons as described below. Other than as stated in the previous two paragraphs, no options have been granted under the plan, and no commitment has been made regarding the granting of options under the plan.

       2.       Eligibility. Options intended to be non-qualified options may be granted only to directors, officers and other salaried key employees of Guardian, or any subsidiary corporation or parent corporation of Guardian now existing or hereafter formed or acquired.

                Options intended to be incentive options may be granted only to salaried key employees of Guardian or any subsidiary corporation or parent corporation now existing or hereafter formed or acquired, and not to any director or officer who is not also an employee.

                At _________, 2001, approximately ___ persons would be eligible to participate in the plan, assuming that the merger had been completed on that date.

       3.       Administration. The plan will be administered by a committee composed of not less than two directors appointed by the board of directors.

               Subject to the terms of the plan, the committee has the authority:
-	to determine the eligible persons to whom options shall be granted;
-	to determine the time when the options shall be granted;
-	to determine the number of shares which shall be subject to each option;
-	to determine the purchase price or exercise price of each share which shall be subject to each option;
-	to determine the periods during which the options shall be exercisable whether in whole or in part;
-	to determine the other terms and provisions with respect to the options, which need not be identical;
-	to determine, in accordance with standards set forth in the plan, the fair market value of the common stock underlying the options;
-	to construe the plan and options granted thereunder;
-	to accelerate or defer, with the consent of the optionee, the exercise of any option, consistent with the provisions of the plan;
-	to authorize any person to execute on behalf of Guardian any instrument required to effectuate the grant of an option;
-	to prescribe rules and regulations relating to the plan; and
-	to make all other determinations deemed necessary or advisable for the administration of the plan.

       4.       Term. If approved, the plan will remain in effect until December 31, 2011, unless sooner terminated by the board of directors. Options may be granted under the plan at any time while the plan shall remain in effect.

       5.       Term of Options. The committee shall determine the term of an option granted under the plan. The term may not exceed ten years from the date of grant, or five years in the case of an option intended to be an incentive option to a participant who owns more than ten percent of the voting stock of Guardian.

                 An option may not be assigned except by will, by the laws of descent and distribution and may not be exercised more than one year following an optionee's death.

                 Except as the committee otherwise determines in a particular case, options held by a participant will be terminated if the participant's employment with Guardian or a subsidiary terminates for reasons other than

-	retirement at the normal retirement date then in effect for employees of Guardian or the subsidiary;
-	termination by Guardian without cause;
-	disability; or
-	death.

                 An optionee whose employment is terminated by Guardian without cause or due to retirement may exercise the option for a period of three months after the termination of his service to Guardian.

                 An optionee whose employment ends due to his disability may exercise the option for a period of one year after the termination of his service.

       6.       Exercise Price. The committee determines the exercise price of options granted under the plan. However, in the case of options intended to constitute incentive stock options under Section 422 of the Code, the exercise price may not be less than the fair market value of the common stock on the day of grant. In the case of options intended to be incentive options granted to a participant who owns more than ten percent of the outstanding common stock of Guardian, the exercise price may not be less than 110% of the fair market value.

       7.       Exercise; Payment. Options granted under the plan may be immediately exercisable, except for options granted to officers, directors and other persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, which may not become exercisable until the expiration of six months after issuance. The aggregate exercise price due upon the exercise of an option granted under the plan may be paid in cash or by tendering other consideration (including common stock of Guardian), having a fair market value on the date of exercise equal to the cash exercise price otherwise payable as the committee may determine.

       8.       Option Document. All options granted under the plan shall be evidenced by a written option document consistent with the terms of the plan.

       9.       Amendment. The plan may be amended from time to time by the board of directors. However, shareholder approval is required for any change which would

-	materially increase the benefits available to participants in the plan;
-	materially increase the number of shares for which options may be granted under the 2001 Equity Incentive Plan; or
-	materially modify the requirements for participation in the plan.

       10.       Tax Consequences. Options granted under the plan to employees of Guardian or its subsidiaries may be, in the discretion of the committee, either incentive options or non-incentive options for federal income tax purposes.

                   A recipient of an incentive option will not recognize taxable income upon the grant or exercise of the incentive option. However, the amount by which the fair market value of the underlying common stock exceeds the exercise price on the date of exercise will be treated as an item of tax preference. This amount will be included in the computation of the optionee's alternative minimum taxable income in the year he exercises the incentive option.

                   An optionee will recognize long term capital gain or loss upon the disposition of common stock acquired upon the exercise of an incentive option. However the optionee must not dispose of the common stock within two years after the granting of the incentive option, or within one year after the exercise of the incentive option. If the holding periods are satisfied, Guardian will not be allowed a deduction by reason of the grant or exercise of an incentive option.

                   Generally, a recipient of a non-incentive option granted under the plan will not recognize taxable income at the time of grant. Instead the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the common stock acquired on the date of exercise and the aggregate exercise price. Guardian will receive a deduction at that time in like amount. Upon the disposition of common stock acquired upon the exercise of a non-incentive option, the optionee will recognize long term or short term capital gain or loss in an amount equal to the difference between the amount realized and the optionee's basis in the common stock sold. The basis will generally be the fair market value of the common stock sold on the date it was acquired through option exercise.

       The foregoing description of the plan is qualified in its entirety by reference to the plan attached as Appendix __ to this Joint Proxy Statement, which is incorporated herein by reference.

       The market price of Guardian's Common Stock at August ___, 2001, determined by reference to the closing sale price of the Common Stock on the date on the Nasdaq SmallCap Market, was $_____.

       THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE 2001 EQUITY INCENTIVE PLAN.

BUSINESS OF GUARDIAN

       Guardian Technologies International, Inc., a Delaware corporation, was originally incorporated in 1989. We manufacture and distribute ballistic protective equipment, including equipment commonly referred to as body armor. Our product lines include four basic types of ballistic protective vests, ballistic protective shields, a ballistic protective vests for police dogs, aircraft ballistic protective equipment, and assorted other ballistic protective devices, such as ballistic protective blankets and seat cover liners.

       We also are engaged in the specialty steel fabrication business through our 50%-owned subsidiary, Structural Holdings, Inc.

       We also have a wholly-owned subsidiary, Palo Verde Group, Inc., which owns some undeveloped real estate in Arizona and a commercial building and real estate in Wyoming.

       Our executive offices are located at 11 Sundial Circle, Suite 17, Carefree, Arizona 85377, telephone (480) 575-6972. We use the calendar year for our fiscal year.

Operations

General

       We have 100%-owned subsidiaries as follows:

                Guardian Steel and Safety Products, Inc., which owns a 51% member's interest in ForceOne,
                LLC

                -       the manufacture and distribution of ballistic protective equipment,

                Guardian Steel, Inc., which owns 50% of Structural Holdings, Inc.

                -       specialty steel fabrication, and

                Palo Verde Group, Inc.

                -       real estate interests.

Ballistic Protective Equipment Business

       Through ForceOne, LLC, we manufacture ballistic protective equipment, including equipment commonly referred to as body armor. Our product lines include four basic types of ballistic protective vests, K-9 ballistic protective vests, and assorted other ballistic protective devices, such as aircraft ballistic protective equipment and ballistic protective shields, blankets, and seat cover liners.

Overview of the Industry

       We participate in the global security industry through the manufacture of security products marketed to law enforcement and correctional personnel. Increasingly, governments, businesses, and individuals have recognized the need for our products to protect them from the risks associated with physical attacks and threats of violence.

       Certain industry studies estimate that worldwide expenditures for security products will grow at a compounded annual rate of 7.9% from approximately $14 billion in 1990 to approximately $60 billion in 2010. Although these statistics do not correlate directly to our product lines, we believe that the increasing spending in the private security sector is indicative of a greater demand for our products in the law enforcement, correctional and governmental sectors.

       In response to an increased emphasis on safety and protection, the number of police officers has increased significantly over the past several years. By 1996 there were approximately 738,000 full-time sworn law enforcement officers in the U.S. In 1993, a U.S. Department of Justice survey of local police departments indicated that 65% of such organizations have purchased body armor for all of their officers, 60% supply their officers with pepper spray, 35% supply their officers with tear gas and 10% maintain inventories of stun grenades and less-than-lethal projectiles. In addition, the U.S. prison population has doubled since 1985 to approximately 1.8 million inmates in 1998. We believe this rise in the prison population has spurred demand from institutional correctional facilities for manufactured security products.

Our Products

       We manufacture and sell body armor products that are designed to protect against bodily injury caused by bullets. Our principal armor products are ballistic resistant vests and shields. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. We recently introduced a lighter, more comfortable and flexible ballistic resistant vest under the brand name Thin Blue Line.

       Based on studies and testing performed at an independent testing laboratory and our own test experience, we believe that protective vests and equipment manufactured with Honeywell's high performance materials provide, pound for pound, greater ballistic protection and reduced blunt trauma to the wearer, at higher projectile velocities and with longer durability than similar equipment made with other forms of ballistic resistant materials.

Manufacturing

       We manufacture substantially all of our products under our own label at the ForceOne facility in Spruce Pine, North Carolina.

Raw Materials

       We manufacture our products primarily with high performance Spectra 1000 woven fabric and non-woven composite ballistic materials Spectra Shield, Spectra Flex, Gold Shield, and Gold Flex. These materials are available only from Honeywell International, Inc., which holds the patent for the unidirectional fiber/resin process incorporating Spectra ultra high molecular weight polyethylene fibers. Honeywell also controls the proprietary thermoplastic process used to manufacture its Shield and Flex materials.

Our Customers

       Sales to the US government represented 23% of our total sales in 1999. Sales to municipal law enforcement agencies represented 20% of our total sales in 1999. Approximately 20% of our total sales were made to a distributor who purchased products on behalf of a foreign police and military organization.

Marketing and Distribution

       We market our products directly and through selected dealers of police equipment to local, state, and federal agencies, private security companies, and private individuals with legitimate security needs. Our marketing methods include personal sales presentations, advertising in magazines and periodicals aimed at the law enforcement profession, direct mail campaigns, and participation in selected trade shows and conferences. We also make joint presentations with other companies to bring together technical expertise, sales and marketing efforts, and production capabilities; and we respond to agency and department solicitations for bids and proposals.

       In June 1997, we entered into a four-year contract with the General Services Administration (GSA) - the federal government's principal procurement channel - that enables us to sell all of our products directly through GSA.

       We have our own home page (www.guardiantech.com) and E-Mail address (gti@interramp.com) that have become channels for marketing products in the United States and around the world.

       We subscribe to two marketing services: BidNet and FACNet. BidNet tracks bids and solicitations for proposals from local and state jurisdictions throughout the United States. FACNet provides information on federal procurements and is a required on-line service for GSA contract suppliers seeking to sell to the U.S. Department of Defense. In order to respond to Defense Department solicitation opportunities, we seek manufacturers of compatible products and/or materials with which we can match our technical expertise, sales and marketing efforts and production capabilities.

Our Competition

       The ballistic protective equipment business is highly competitive. We have at least five major competitors in the domestic law enforcement, federal government, and military markets,. We believe that the principal elements of competition in the sale of ballistic protective vests are (1) materials used in construction, (2) style and design of the vest, and (3) price. In the law enforcement and military markets, we frequently bid for orders in response to invitations for bidding which set forth product performance specifications. Although our products are priced slightly higher than that of our competition, we believe that our prices are justified by our products' better craftsmanship, the higher ballistic capability of the materials we use, the fact that our products generally provide more body area coverage, and the fact that we provide a longer warranty. In international markets, our competition consists of several American competitors and a few international companies.

Environmental Matters

       We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 2000. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

Specialty Steel Fabrication Business

       Through Structural Holdings, Inc., our 50%-owned subsidiary, we fabricate and erect structural steel for governmental, military, commercial and industrial construction projects such as dormitories, aircraft hangers, special operations centers, high and low rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, and hospitals, and a variety of customized projects. We seek to differentiate our operations by offering complete, turnkey steel construction services featuring engineering, detailing, shop fabrication and field erection. Certain turnkey services are provided by subcontractors in the areas of detailing and erection. By offering an integrated package of steel construction services from a single source, we are able to respond more efficiently to the design and construction challenges associated with large, complex, "fast track'' construction projects.

       We provide our integrated steel services primarily to general contractors and engineering firms, including, among others, the US Army Corps of Engineers, Flintco, McMasters, and Manhatten, that focus on a wide variety of projects, including hotels, office complexes, hospitals, shopping malls and centers, sports stadiums, restaurants, convention facilities, entertainment complexes, aircraft facilities, schools, churches and warehouses. Representative projects include: the Marriott Renaissance Hotel, Special Operations Aircraft Facility, Fine Airport Parking Facility, and Dobson Communications Corporate Office buildings. We maintain relationships with a number of local or regional general contracting and engineering firms.

Overview of Industry

       Companies engaged in the steel fabrication and erection industry prepare detailed shop drawings, fabricate, and erect structural steel and steel plate weldments, and perform related engineering services for the construction of various facilities. The primary customers for these services are private developers, general contractors, engineering firms, and governmental agencies involved in a variety of large scale construction projects. Historically, these customers have relied on multiple subcontractors to perform various services to complete a single project, primarily because few companies in this industry offer fully integrated engineering, detailing, fabrication and erection services.

       We believe that the steel fabrication and erection industry is highly fragmented and that many of our competitors are businesses operating in local or regional markets. Given the trend toward the use of fully integrated contractors and the large number of smaller companies engaged in this industry, we believe the industry may experience consolidation.

Business Strategy

       Our objective is to achieve and maintain a leading position in the geographic and project markets in which we compete by providing timely, high quality services to our customers, continuing to grow internally, and making selected strategic and consolidating acquisitions. We believe that the steel fabrication industry will continue to be characterized by large, complex, fast track projects. The complexity and size of these projects requires companies with extended financial and operational capabilities. We intend to take advantage of this trend with our integrated service capabilities. Additionally, the fragmented nature of the industry provides us with opportunities for growth. We seek to achieve continued growth and diminish the impact of business and economic cycles by pursuing a growth strategy consisting of the following components:

       We are pursuing this objective with a strategy comprised of the following components:
-

Expand Revenue Base. We are seeking to expand our revenue base by internal growth and through making strategic acquisition, thereby leveraging our long-term relationships with regional and national construction and engineering firms, national and regional accounts, and other customers. We also intend to continue to grow our operations by developing new project capabilities and services and by targeting specific types of projects in which we have an existing reputation for expertise, such as military base projects. We believe that continuing to diversify our revenue base will reduce the impact of periodic adverse market or economic conditions.

-

Promote Internal Growth. We intend to pursue continued internal growth by adding sales and marketing personnel to dedicated, fast growing markets in which we are actively pursuing new projects, by further developing our engineering and design capabilities and fabrication capacity, and by continually updating our fabrication and detailing equipment and technologies. We believe that these efforts will enhance our market share, revenues, and operating income in our existing and targeted principal markets and improve our operating capacity.

-

Acquire Synergistic Businesses. We intend to pursue selective acquisitions of steel detailing, fabrication and erection companies that offer us increased plant facilities, opportunities to increase market share in selected geographic markets, penetration of new product market segments, and access to domestic and international markets targeted by us for geographic expansion. Such acquisitions may also provide the continued and additional benefits of increased purchasing efficiencies with respect to steel and other raw materials, payment and performance bonding and insurance premiums, and more efficient allocation and utilization of labor resources among projects within our geographic markets. We believe that many of our competitors operate primarily on a local or limited geographic basis and, while having established relationships in those markets, lack the resources to compete for large or more complex projects. In addition, the industry is highly fragmented with many of our competitors being closely or family held entities.

-

Manage Capacity Through Outsourcing. We increase our project capacity by outsourcing certain amounts of our detailing, fabrication and erection work to reputable subcontractors. Outsourcing has enabled us to effectively increase the capacity of our fabrication facilities while usually maintaining margins comparable to in-house services. We believe outsourcing will play a key role in our strategy to continue to expand our presence in selected international markets, where we typically provide design engineering and project management services and utilize local subcontractors for fabrication and erection. The ability to expand or contract capacity through the use of outsourcing provides us flexibility to meet changing market demands in a cost-effective manner.

-

Maintain Entrepreneurial Environment. We believe that our management and operating structure, which emphasizes quality, innovation, flexibility, performance and safety, has contributed significantly to profitability and the ability to develop new business in competitive or difficult economic environments. Our operating structure provides incentives to employees at all levels to focus on pursuing profitable growth opportunities, attaining financial objectives and delivering superior customer service.

-

Emphasize Innovative Services. We focus our engineering, detailing, fabrication and erection expertise on distinct product segments requiring unique or innovative techniques, where we typically experience less competition and more advantageous negotiated contract opportunities. We have extensive experience in providing services requiring complex fabrication and erection techniques and other unusual project needs, such as specialized transportation, steel treatment or specialty coating applications. These service capabilities have enabled us to address such design sensitive projects as the Denver Courthouse.

-

Diversify Customer and Product Base. Although we seek to garner a leading share of the geographic and product markets in which we compete, we also seek to diversify our projects across a wide range of commercial, industrial, and specialty projects.

       We believe that our combined diversification into new geographic, specific product and national markets will enable us to expand our revenue base and to reduce the impact of periodic market or economic conditions adversely impacting one or more of our market segments.

Primary Markets and Products

       Our current principal geographic markets include the Southwest, principally Oklahoma, Texas, and Colorado.

       Our projects are awarded through a competitive bid process or are obtained through negotiation, in either case generally using fixed price or cost-plus pricing. While customers may consider a number of factors, including availability, capability, reputation, and safety record, price and the ability to meet customer imposed project schedules are the principal factors on which we obtain contracts. Generally, our contracts and projects vary in length from one to twelve months depending on the size and complexity of the project, project owner demands, and other factors.

       Our contract arrangements with customers sometimes require us to provide payment and performance bonds to partially secure our obligations under our contracts. Bonding requirements typically arise in connection with public works projects and sometimes with respect to certain private contracts.

Backlog

       We consider backlog an important indicator of our operating condition because our engineering, detailing, fabrication, and erection services are characterized by long lead times for projects and orders. We define our backlog of contract commitments as the potential future revenues to be recognized upon performance of contracts awarded to us. Backlog increases as new contract commitments are obtained, decreases as work is performed and the related revenues are recognized, and increases or decreases as modifications in work are performed under a contract. Based on the fact that the Company completed the redesign of its product line through November 2000, little sales activity had resulted by December 31, 2000. Therefore, no backlog existed at year end.

Competition

       The principal geographic and product markets we serve are highly competitive. We compete with other contractors on a local and regional basis, and in certain cases, on a national basis. We have different competitors for each of our services and product segments and within each geographic market we serve. Among the principal competitive factors within the industry are price, timeliness of completion of projects, quality, reputation, and the desire of customers to utilize specific contractors with whom they have favorable relationships and prior experience. Certain of our competitors have financial and operating resources greater than ours.

Governmental Regulation

       Our operations are governed by and subject to government regulations, including laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder. Our operations are subject to the risk of changes in federal, state, and local laws and policies that may impose restrictions on us. We believe that we are in material compliance with the laws and regulations under which we operate, and we do not believe that future compliance with such laws and regulations will have a material and adverse effect on us. We cannot determine, however, to what extent our future operations and earnings may be affected by new legislation, new regulations, or changes in or new interpretations of existing regulations.

       We are subject to licensure in each of the states in the United States in which we operate and in certain local jurisdictions within such states. We believe that we are in material compliance with all contractor licensing requirements in the various states in which we operate. The loss or revocation of any license or the limitation on any of our services thereunder in any state in which we conduct substantial operations could prevent us from conducting further operations in such jurisdiction and would have a material adverse effect on us.

Our Suppliers

       We currently purchase a majority of our steel and steel components from several domestic and foreign steel producers, suppliers, and warehouses. However, steel is readily available from numerous foreign and domestic steel producers and we are not dependent on any one supplier. We believe that our relationships with our suppliers are good. We have no long-term commitments with any of our suppliers. In recent periods, there has been an increased demand for steel from domestic mills and we have purchased a greater portion of our steel requirements from warehouses.

Our Employees

       As of January 8, 2001, we had one full time corporate employee. Guardian Security & Safety Products, Inc., operating as ForceOne, LLC, had 15 full time employees, three in management and administration, two in sales and 10 in manufacturing. Guardian Steel, Inc., operating as Structural Holdings, Inc. dba H & M Steel, had 75 employees, 15 in management and administration and 60 in production. We consider our relationship with our employees to be good.

Real Estate Interests

       In September 2000, we acquired the Palo Verde Group, Inc. from Redwood MicroCap Fund, Inc., in consideration of the issuance of 361,800 shares of our common stock.

       Palo Verde Group holds four separate real estate interests:
-

Five acres of undeveloped real property located in Carefree, Arizona. The property is zoned residential and is held for development. The property has an estimated value, based upon a recent real estate assessment, of approximately $325,000, and is held subject to a first mortgage with a principal balance of approximately $100,000.

-

An 8,000 square foot commercial building and associated real estate located in Thermopolis, Wyoming. The building is held for lease, but has been vacant since December 2000. The building has an estimated value, based upon a 1999 real estate appraisal, that exceeds the Company's cost basis of $150,000 and the first mortgage on the property of $75,000. If sold, the Company, by the acquisition agreement, is limited to a recovery of $150,000 after the payment of the first mortgage. This commercial building was acquired by Palo Verde Group through foreclosure proceedings completed in December 2000.

-

A 100-acre parcel of undeveloped real property located near Thermopolis, Wyoming which is held for subdivision and development. The property was acquired on August 1, 2001 in consideration of the issuance of 100,000 shares of common stock. This property is held through a wholly-owned subsidiary, Dubois Red Rocks, LLC, a Delaware limited liability company.

-

A 4.88-acre parcel of undeveloped commercial real property located in Colorado Springs, Colorado. The property was acquired on August 3, 2001 in consideration of the issuance of 800,000 shares of Guardian common stock. This parcel is owned through a wholly-owned subsidiary, Hill Valley Capital, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GUARDIAN

GENERAL

       The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto.

Overview

Armor Products:

       In late 1999, the Company determined it needed to restructure its armor business in order to achieve profitability. Management began implementing the restructuring plan during the first quarter of 2000 with implementation completed by December 31, 2000. The successful implementation of the restructuring strategy is anticipated to produce positive cashflow in the armor business in 2001. The basic elements involved in the strategy are outlined below:
a)	To retain experienced senior management and sales personnel able to capitalize on the newly developed, light weight, lower priced armor products in order to increase sales volume.
-

In May 2000, the Company retained the services of Steven Young, an experienced industry professional. Mr. Young assumed the role of President of the Company's armor division responsible for day to day operations.

b)	To reduce production costs associated with armor manufacturing by outsourcing or other means.
-

In conjunction with bringing Mr. Young on board, management relocated manufacturing to North Carolina, the heart of the textile belt and Mr. Young's base of operation. The relocation process was started during the latter half of the second quarter and completed by September 30. The relocation significantly reduced the monthly expense base of armor manufacturing, particularly in the area of labor and overhead costs. In addition, the relocation afforded the Company the ability to establish a cost structure more in line with projected revenue levels.

c)	To develop new products that will make the Company more competitive in the market.
-

During the third quarter, the Company developed an entire new line of low-cost, lightweight body armor designed to make the Company competitive in the market. The new line will be manufactured and marketed through the Company's majority-owned subsidiary ForceOne. Manufacturing will take place at ForceOne's new facility located in North Carolina's textile belt. The new line was certified by the National Institute of Justice's recently adopted "04" standard requiring greater protection and reduced trauma. The new line was introduced for the first time at the International Association of Chiefs of Police Convention held in San Diego, California during November 2000.

       The Company began an extensive sales and marketing campaign beginning in January 2001. While sales during the first quarter were comprised primarily of "old style" Guardian products, the recently developed ForceOne line was heavily marketed. The Company is presently establishing a dealership network across the Untied States and has made progress in the international marketplace. The Company anticipates increased sales quarter to quarter as the ForceOne line achieves greater brand recognition and deeper market penetration.

Structural Steel Fabrication:

       During 1999 the Company sold its land and building. Proceeds from the sale were used to purchase 50% of the outstanding shares of common stock of Structural Holdings, Inc., a Delaware holding company (Structural). Structural has no operations and was formed specifically to purchase 100% of the outstanding shares of common stock of H&M Steel, Inc., an Oklahoma corporation (H&M). H&M is engaged in the business of structural steel fabrication. The Company believes the investment in Structural represents an opportunity to enhance shareholder value by diversifying the Company's operations in a different industry. In 2000 significant cost overruns on three contracts caused Structural to incur substantial losses. In late 2000 it was determined that these three contracts were either mis-bid and/or under-bid during the acquisition due diligence phase and were subsequently inherited by Structural.

       After it was discovered that the Company was going to incur losses in 2000 associated with its equity investment, pressure was applied to change the senior operating management of Structural in an effort to initiate a turn around of H&M. To that end, in December 2000, the board of Structural authorized the retention of the former owner of H&M steel as general manager and chief operations officer in charge of all bidding, contracting, fabrication, job coordination and other technical issues.

       Since December 2000, the senior management team (which now includes the former owner of H&M) has implemented or is in the process of implementing the following activities which are anticipated to produce positive cash flow at H&M in 2001:
a.)	Established ongoing bidding procedures and controls.
b.)	Developed outplacement procedures for detailing services.
c.)

Initiated personnel reductions to include: one detailing manager, one job coordinator, a part-time shop manager, and several administrative personnel. These reductions are expected to generate a cost savings of approximately $130,000 per year.

d.)	Eliminated management fees in the amount of $360,000 per year.
e.)	Received additional equity capital of $855,000 in early 2001.
f.)

Restructured seller financing arrangement associated with subordinated notes, non-compete and consulting agreements. The total due under these arrangements has been reduced from $951,000 to $650,000, a savings of $300,000.

g.)

Refinanced term debt deriving the cash flow benefit of a more favorable amortization. The existing level of debt service of approximately $80,000 per month is expected to be reduced to approximately $38,000 per month.

       As evidenced in the financial statements for the first quarter ended March 31, 2001, significant improvements have been made, the result of which is the recognition of only a slight loss attributable to the Company's equity investment in Structural. The Company anticipates improved operating results quarter to quarter from implementation of the aforementioned aspects of the turn-around strategy.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000.

       Net sales for the three months ended March 31, 2001 were $109,177 compared to $226,438 for the same period in 2000, a decrease of $177,261. The decrease in sales is attributable to the recent introduction of the Company's new product line. Most of the sales recorded in the first quarter were the result of producing "old style" Guardian products while the ForceOne line was heavily marketed. The Company is presently establishing a dealership network across the Untied States and has made progress in the international marketplace. The Company anticipates increased sales quarter to quarter as the ForceOne line achieves greater brand recognition and deeper market penetration.

       Lower sales volume generated a gross profit of $79 for the three months ended March 31, 2001 compared to a gross profit of $53,136 for the same period in 2000.

       Total operating expenses for the three months ended March 31, 2001 were $218,402 comprised of selling expenses of $47,891 and general and administrative expenses of $170,511. Total operating expenses for the three months ended March 31, 2000 were $200,531 comprised of selling expenses of $12,516 and general and administrative expenses of $188,015. The increased selling expenses during the current quarter are the result of hiring additional sales people to market the ForceOne line, travel associated with Trade Shows to promote the ForceOne line and costs associated with establishing a nationwide dealership network to increase the sales exposure of the ForceOne line. General and Administrative costs, although comparable quarter to quarter, included audit and related costs of $45,000 not previously accrued and approximately $10,000 of costs related to the Company's pending merger with Vairex.

       The Company posted a net loss for the three months ended March 31, 2001 of $(98,133) or $(.02) per share compared to a net loss of $(168,180) or $(.06) per share for the same period a year ago. Lower sales volume caused a loss from armor operations of $218,323 for the period. Partially offsetting this loss was minority interest of $ 98,000. Augmenting the loss for the period was a loss of $ 3,000 associated with the Company's equity investment in Structural Holdings.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

       Net sales for 2000 were $606,453 compared to $1,100,076 in 1999, a decrease of $493,623 or 45%. The decrease in sales is attributable to a decline in demand for the Company's existing products and to the suspension of sales efforts until the completion of the relocation of the Company's manufacturing facility to North Carolina. The company spent most of the fourth quarter of 2000 bringing a new production facility online and designing and certifying a new line of body armor products.

       Lower sales volume and inefficient production during the relocation phase generated a gross profit of $22,451, or 4% for the year ended December 31, 2000 compared to gross margin of $163,424, or 15% during the same period in 1999.

       Total operating expenses for the twelve months ended December 31, 2000 were $1,123,347 comprised of selling expenses of $70,709 and general and administrative expenses of $1,052,638. Total operating expenses of $1,117,644 during 1999 were comprised of selling expenses of $83,955 and general and administrative expenses of $1,033,689. Although the Company relocated its armor manufacturing operation to North Carolina and subsequently achieved a lower overall operating cost base, the savings associated with the relocation were not realized in 2000 because the Company's staff reductions in one location were offset by new staff needed retained in its new location. In addition, during the fourth quarter, the Company actually incurred duplicated costs until certain functions could be eliminated in Virginia. As of December 31, 2000, all operating costs related to the Company's former manufacturing facility in Virginia were eliminated and the Company anticipates the overall operating cost base reduction to positively impact results of armor operations in 2001.

       Other income (expense) was $68,423 in 2000 compared to $95,668 in 1999. Other income in 1999 was primarily attributable to a one time gain on the sale of the company's manufacturing facility in Virginia of $107,974. In 2000, the Company recognized interest income of $40,106 on notes receivable that was not generated in 1999. Also in 2000, the Company recorded $49,000 of income attributable to the allocation of subsidiary losses to minority interest shareholders.

       The Company posted a net loss in 2000 of ($1,819,142), or ($.51) per share compared to a net loss of ($825,076) or ($.31) per share for 1999. Lower sales volume and decreased gross margin (discussed above) produced an operating loss of ($1,100,896) for the period compared to an operating loss of ($954,220) a year ago.

       Net results for the twelve months ended December 31, 2000 were negatively impacted by the recognition of a $786,669 loss associated with the Company's equity investment in Structural Holdings.

       The year 2000 loss of $786,669 sustained by Structural, through its operation of H&M, was caused principally by three contracts which were bid in the transitional period prior to the acquisition of H&M in April 1999. These three contracts were either mis-bid and/or under-bid. In addition, the detailer on these jobs defaulted in the performance of their work and caused significant delays and cost overruns. These contracts are currently substantially complete and management does not anticipate additional losses beyond reserves established at December 31, 2000.

       The table below presents summarized financial information for Structural:

Summarized Financial Information for Structural Holdings
	For the Year Ended	For the Year Ended
	December 31, 2000	December 31, 1999
Current assets	$ 2,986,000	$ 5,464,000
Total assets	$ 7,493,000	$ 10,241,000
Current liabilities	$ 6,885,000	$ 7,816,000
Total liabilities	$ 7,354,000	$ 8,450,000
Total stockholders' equity	$ 139,000	$ 1,790,000
Sales revenue	$ 14,901,000	$ 7,005,000
Gross margin	$ (468,000)	$ 1,675,000
Net income	$ (1,464,000)	$ 90,000

       After it was discovered in late 2000 that the Company was going to incur substantial losses associated with its equity investment, pressure was applied to change the senior operating management of Structural in an effort to initiate a turn around of H&M.

       To that end, in December 2000, the board of Structural authorized the retention of the former owner of H&M steel as general manager and chief operations officer in charge of all bidding, contracting, fabrication, job coordination and other technical issues.

       Since December 2000, the senior management team (which now includes the former owner of H&M) has implemented or is in the process of implementing the following activities which are anticipated to produce positive cash flow at H&M in 2001:
Implemented:
a.)	Established ongoing bidding procedures and controls.
b.)	Developed outplacement procedures for detailing services.
c.)

Initiated personnel reductions to include: one detailing manager, one job coordinator, a part-time shop manager, and several administrative personnel. These reductions are expected to generate a cost savings of approximately $130,000 per year.

d.)	Eliminated management fees in the amount of $360,000 per year.
e.)	Received additional equity capital of $645,000 in early 2001.
Implementing:
f.)

Restructured seller financing arrangement associated with subordinated notes, non-compete and consulting agreements. The total due under these arrangements has been reduced from $951,000 to $650,000, a savings of $300,000.

g.)

Refinancing of term debt to derive the cash flow benefit of a more favorable amortization. The existing level of debt service of approximately $80,000 per month is expected to be reduced to approximately $38,000 per month.

LIQUIDITY AND CAPITAL RESOURCES

       During the three months ended March 31, 2001, the Company used net cash in operating activities of $274,919. Cash used in operating activities was provided by $16,851 in available cash balances existing at the beginning of the year, and proceeds of approximately $273,000 realized from the exercise of common stock purchase warrants (see discussion below).

       The Company had Notes Receivable from an unrelated party of $250,000 at year-end. In January the Company collected $150,000 of this amount. Management is confident the remaining $100,000 of Note Receivable will be paid in full.

       In January 2000 the Company sold 150,000 units (comprised of 2 common shares and 24 common stock purchase warrants) for $1.50 each receiving net proceeds of $225,000. The warrants have the following terms:
Warrant	Price	Period*
Class A	$.7500	30 days
Class B	$.8750	60 days
Class C	$1.000	90 days
Class D	$1.125	120 days
Class E	$1.250	150 days
Class F	$1.500	180 days
*

The exercise period begins upon the effective date of a registration statement registering the underlying shares of common stock issuable upon the exercise of these warrants. Warrants must be exercised in alphabetical order by warrant class. If any warrant is not exercised during the term of the warrant by an individual warrant holder, all remaining classes of warrants will automatically expire.

       Should all warrants be exercised, the Company will receive additional proceeds from this offering of $3,825,000. These funds will be used for acquisitions and general working capital purposes. During the quarter ended March 31, 2001 the Company realized proceeds from the exercise of common stock purchase warrants attributed to the aforementioned private placement of approximately $273,000.

       Structural's wholly-owned subsidiary, H&M, has a $2,350,000 3-year operating line of credit with a financial institution with two 1-year automatic renewal terms unless terminated earlier under certain conditions. Interest is at prime plus 1.5%. Additionally, for each quarter, H&M must pay an unused line of credit fee equal to 1/2% of the difference between $2,350,000 and the average outstanding daily balance. The amount of borrowing under the line of credit is limited to 80% of the net amount of eligible receivables, less any allowance for doubtful accounts.

       H&M's notes payable and line of credit with the financial institution are collateralized by all of H&M's assets and Structural's ownership in the common stock of H&M. Additionally, Structural has guaranteed the notes payable and line of credit.

       The notes payable and line of credit have various financial and operational covenants, including certain working capital and debt to equity ratios, operating cash flow to annual debt service ratios, net worth requirements, a limitation on capital expenditures and a minimum cash flow requirement. Additionally, the notes payable and line of credit restricts H&M's ability to pay dividends, salaries and fees to the principals/shareholders of Structural. H&M was not in compliance with certain covenants as of December 31, 2000 and as of March 31, 2001. H&M is currently seeking a waiver of said covenants and is trying to negotiate changes in certain covenants to better reflect the nature of H&M's business. However, until such time as waiver is granted and covenants changed the indebtedness has been classified as a current liability on H&M's financial statements.

       During the first quarter the Company, through its wholly-owned subsidiary, Guardian Security & Safety Products, Inc., increased its investment in Structural by providing additional equity funding of $425,000. Another $425,000 was contributed by the other 50% owner of Structural. The proceeds from the funding were used for working capital purposes. Guardian Security & Safety Products, Inc. acquired the funds to make the additional investment in a loan transaction with a third party. The loan bears interest at 12% per annum and is collateralized by a $250,000 Note Receivable from H&M Steel (the 50%-owned subsidiary of Guardian Security & Safety Products, Inc.), a second mortgage of $100,000 on the Company's land in Arizona and a second mortgage of $75,000 on the Company's commercial building located in Wyoming.

       On February 19, 2001, the Company entered into an agreement to merge with Vairex Corporation ("Vairex"). Completion of the acquisition is subject to conditions precedent. If the transaction is consummate, the Company will issue an aggregate of 28.3 million shares of common stock in exchange for all of the preferred stock, common stock, options and warrants of Vairex. The transaction will be treated as a purchase by Vairex of the Company, if consummated. For legal purposes, however, the Company will remain the surviving entity, therefore the capital structure of the Company will be restated.

At December 31, 2000:

       During the twelve months ended December 31, 2000, the Company used net cash in operating activities of $724,886 compared with $391,893 last year. The largest use of cash during 2000 was in support of losses incurred from armor manufacturing.

       The Company had notes receivable of $235,000 at December 31, 1999. In March 2000, the Company collected $50,000 of the total outstanding balance. In May 2000, the Company issued additional notes receivable in the amount of $150,000. This amount increased a $100,000 note receivable that existed at December 31, 1999. This particular note receivable balance at December 31, 2000 was $250,000. Subsequent to year end, the Company collected notes receivable of $85,000 and $150,000. The note receivable of $85,000 also existed at December 31, 1999. The collection of the $150,000 after year end was in repayment of the note in the amount of $100,000 that existed at December 31, 1999 that was increased to $250,000 during 2000. This particular note receivable has a current balance of $100,000. Management believes the remaining balance of notes receivable is collectible.

       During 2000, the Company invested $130,000 to certify a new line of body armor products with the National Institute of Justice. This new product line was designed to make the Company's armor products more competitive in the marketplace and provide positive cash flow in 2001.

       Also during 2000, the Company issued advances to Structural of $250,000 to provide additional working capital for operations.

       The Company does not anticipate any significant capital expenditures for property and equipment in the coming year.

       From January 2000 through March 2000, options for 424,000 shares of common stock were exercised generating net proceeds to the Company of $530,000. These funds will be used for general working capital purposes.

       In January 2000, the Company sold 150,000 units (comprised of 2 common shares and warrants for the purchase of 4 shares of common stock) for $1.50 each receiving net proceeds of $225,000. The warrants have the following terms:
Warrant	Price	Period*
Class A	$.7500	30 days
Class B	$.8750	60 days
Class C	$1.000	90 days
Class D	$1.125	120 days
Class E	$1.250	150 days
Class F	$1.375	180 days
*

The exercise period begins upon the effective date of a registration statement registering the underlying shares of common stock issuable upon the exercise of these warrants. Warrants must be exercised in alphabetical order by warrant class. If any warrant is not exercised during the term of the warrant by an individual warrant holder, all remaining classes of warrants will automatically expire.

       Subsequent to December 31, 2000, the Company realized proceeds of approximately $275,000 from the exercise of these warrants. Should all warrants be exercised the Company will receive additional proceeds from this offering of $3,825,000. These funds will be used for acquisitions and general working capital purposes.

       In October 2000, the Company received proceeds from the issuance of notes payable of $250,000.

       The Company's long-term indebtedness at December 31, 2000 relates primarily to a mortgage of $106,772 on the Carefree, Arizona property held for development by Palo Verde Group, Inc.

       In September 2000, we acquired the Palo Verde Group, Inc. from Redwood MicroCap Fund, Inc., in consideration of the issuance of 361,800 shares of our common stock.

       Palo Verde Group holds four separate real estate interests:
-

Five acres of undeveloped real property located in Carefree, Arizona. The property is zoned residential and is held for development. The property has an estimated value, based upon a recent real estate assessment, of approximately $325,000, and is held subject to a first mortgage with a principal balance of approximately $100,000.

-

An 8,000 square foot commercial building and associated real estate located in Thermopolis, Wyoming. The building is held for lease, but has been vacant since December 2000. The building has an estimated value, based upon a 1999 real estate appraisal, that exceeds the Company's cost basis of $150,000 and the first mortgage on the property of $75,000. If sold, the Company, by the acquisition agreement, is limited to a recovery of $150,000 after the payment of the first mortgage. This commercial building was acquired by Palo Verde Group through foreclosure proceedings completed in December 2000.

-

A 100-acre parcel of undeveloped real property located near Thermopolis, Wyoming which is held for subdivision and development. The property was acquired on August 1, 2001 in consideration of the issuance of 100,000 shares of common stock. This property is held through a wholly-owned subsidiary, Dubois Red Rocks, LLC, a Delaware limited liability company.

-

A 4.88-acre parcel of undeveloped commercial real property located in Colorado Springs, Colorado. The property was acquired on August 3, 2001 in consideration of the issuance of 800,000 shares of Guardian common stock. This parcel is owned through a wholly-owned subsidiary, Hill Valley Capital, Inc.

BUSINESS OF VAIREX

SUMMARY

VAIREX Corporation designs and manufactures air and gas management systems and related controls and components for fuel cell powered distributed generation and transportation applications. VAIREX products provide air and gas compression and delivery functions which enable fuel cells to operate more efficiently - with greater power output - thereby serving an important role in the continuing development and adoption of compact, economical fuel cell power systems. With support from the U.S. Department of Energy (the "DOE"), the Partnership for a New Generation of Vehicles (the "PNGV"), leading fuel cell stack producers, and automotive original equipment manufacturers ("OEMs"), VAIREX developed a patented, variable piston integrated air and gas compressor system that significantly increases proton exchange membrane ("PEM") fuel cell performance. This VAIREX technology also has potential application to small solid oxide fuel cells. VAIREX estimates that as fuel cell power systems reach production scale, the Company's air and gas management systems may account for as much as one quarter of the total cost of a complete fuel cell power system. VAIREX anticipates developing its Reactant Manager, an integrated front-end hydrogen reformer and fuel supply and delivery system, thereby capturing an even larger share of the fuel cell power system. In addition, VAIREX is investigating leveraging its fuel cell air and gas management experience for use in related energy technologies, such as gas compression and delivery systems for natural gas microturbine generators.

Enabling Technology: VAIREX designs and manufactures air management systems for both distributed (stationary) generation and transportation (automotive) fuel cells. VAIREX products complement fuel cell stacks being produced by major manufacturers. The Company estimates that its air management systems will account for up to 20% of the cost of a stationary fuel cell system and automotive fuel cell power plants.

Intellectual Property Position: By leveraging its experience developing variable superchargers for vehicles, VAIREX developed fuel cell air and gas management systems which provide high efficiency, pressure control, wide flow range, clean discharge and quiet operation. VAIREX currently holds one US patent covering its fuel cell compressor technology, has received a notice of allowance from the US Patent Office for a second patent and has two patents pending. The Company's patents cover both product-related technology and key fuel cell power system integration concepts and designs. In addition, VAIREX has substantial know-how in gaseous compression technology, tribology, and compact mechanisms. At this time VAIREX has very limited direct competition in the fuel cell compressor industry.

Customer/Partner Base: The Company has received successive research, development and production contracts from government and commercial customers. VAIREX has supplied advanced air and gas compression management systems to a number of leading fuel cell developers and is currently in negotiation with fuel cell developers in North America, Europe and Asia.

INDUSTRY OVERVIEW/MARKET OPPORTUNITY

Over the past several years, environmental and economic concerns have led to a search for an alternative source of power for electricity generation and transportation. Fuel cells have emerged as a leading source of power for these applications as they are an inherently cleaner, more efficient and reliable source of power than current generation methods. Fuel cells convert hydrogen and oxygen into electricity through an electrochemical process that can be twice as efficient as conventional energy production. In addition, a fuel cell emits almost zero emissions and produces only heat and water as by-products.

A fuel cell power system consists of several major subsystems including (i) the fuel cell stack, (ii) hydrogen reformer, (iii) air and gaseous fuel management, (iv) balance of plant (i.e., plumbing, heat exchangers), (v) system and sub-system controls, and (vi) an electrical power interface.

In the past year, interest in fuel cell technology has accelerated due to increasing environmental concerns and energy reliability awareness. In addition, stationary and automotive fuel cell applications have progressed to pre-production stage and fuel cells have received significant attention in the financial and popular press. Based on these drivers, investors have exhibited a strong demand for fuel cell stack manufacturers, integrators, and enabling technology, with companies such as Ballard Power Systems (NASDAQ: BLDP), Plug Power (NASDAQ: PLUG), H Power (NASDAQ: HPOW), Fuel Cell Energy (NASDAQ: FCEL) and IMPCO Technologies (NASDAQ: IMCO) enjoying substantial increases in their stock prices. In addition, companies focusing on fuel cell enabling technology, such as Stewart Energy, Hydrogen Burner Technologies, and Quest Air Technologies have filed received substantial investments.

Central to the mass adoption of fuel cell power systems is the ability to produce the system, whether it is for the stationary or automotive market, at a price that is competitive with existing power systems. As such, fuel cell stack manufacturers and system integrators have begun to focus on enabling technology to improve operating performance and lower system costs, thereby improving the overall efficiency and attractiveness of the system. VAIREX has established itself as a leader in fuel cell enabling technology, and is uniquely positioned to gain from growth in stationary and automotive fuel cell use as its variable piston integrated air and gas management systems enable fuel cell systems to operate more efficiently.

Distributed Generation

Interest in distributed generation is being driven by a number of important factors. First, consumers are searching for more reliable, higher quality power that is unavailable from the existing electric grid. Second, increasing demand for electricity often outweighs generation and transmission resources, and environmental and economic limitations may curtail the ability to build new power plants and transmission lines. Third, natural gas suppliers are receptive to new, non-seasonal, markets for their product. Finally, continuing energy deregulation is opening up new opportunities for distributed generation. Stationary fuel cell power systems may also provide a much lower capital cost for supplementing and expanding the electrical utility plant, and generally offer far more flexibility in distribution strategies.

Transportation

Several compelling forces are pushing the automotive industry away from traditional gasoline and diesel powered internal combustion engines. Perhaps the greatest driver is the desire for low and no emission vehicles. For example, the California Air Resources Board ("CARB") recently reaffirmed its directive, which would require at least 10% of the automobiles sold in California to be zero emission by 2003. In addition, recent gasoline price increases have increased the desire for alternative energy sources and reduced dependency on foreign oil. The US Congress is currently considering a proposal to raise the Corporate Average Fuel Economy ("CAFE") standards for light trucks and sport utility vehicles.

Automotive fuel cell power systems produce less than one-twentieth the CO2 as internal combustion engines and essentially no other emissions other than pure water and heat. In addition, automotive fuel cell power systems are 2 to 3 times more fuel-efficient than gasoline or diesel powered internal combustion engines. These characteristics make fuel cells and attractive option for future vehicles..

VAIREX AND FUEL CELL TECHNOLOGY

Background. VAIREX was originally organized in 1988 to develop and apply advanced variable flow compressor technology for automotive and industrial engine supercharger systems. As a result of its work in these areas, VAIREX developed a series of increasingly sophisticated prototypes (which resulted in the receipt of several patents) and accumulated a body of trade secrets and a number of high level contacts within the automotive OEM and industrial engine industry.

Fuel Cell Applications. VAIREX first became involved in fuel cell power systems in 1993 when the Company was contacted by a major US automobile manufacturer with regard to applying the Company's supercharger compressor technology to fuel cell air and gas management systems. At the time, that company and the DOE were engaged in a program at Los Alamos National Labs ("LANL") to investigate the feasibility of automotive fuel cells. Their program work revealed that no suitable compressors were available for fuel cell applications. In 1994, through a demonstration contract with LANL, VAIREX used existing supercharger prototypes to build a proof of concept compressor-expander system that, for the first time, met all of the critical functions of a fuel cell power system. Following the successful completion of this program, VAIREX decided to focus its efforts on fuel cell air and gas management systems.

PNGV. In recognition of the potential shown by fuel cells to enable the desired breakthroughs in automotive fuel economy and emissions, the US Government announced the Partnership for a New Generation of Vehicles ("PNGV") in 1995. This joint venture between the DOE, GM, Ford and Chrysler (now Daimler Chrysler) has the goal of developing fuel cell and other commercially advanced technologies, with the goal of raising fuel economy by a factor of three while reducing emissions by a factor of one hundred.

DOE Phase I. Under PNGV, the Office of Advanced Transportation Technology ("OATT") identified air and gas management systems as critical fuel cell enabling technology. On the strength of the Company's earlier demonstrations, VAIREX was awarded a $700,000 development contract by the DOE in 1996 to develop a fuel cell compressor-expander system]. The work on this project resulted in the Company filing for patents on its variable compressor-expander fuel cell systems. Because of the cost sharing provisions of the development contract and the Company's small business status, VAIREX retained all of the intellectual property rights from this program.

DOE Phase II. In 1997, the DOE awarded VAIREX a $1,700,000 Phase II contract for continued development of the Company's fuel cell air system. Based on its experience in Phase I, the Company elected to develop an improved variable delivery fuel cell air delivery mechanism. The result was a significant reduction in size and parts count as well as improved efficiency and control. The Company subsequently filed additional patent applications based on this technology.

Automotive OEM. VAIREX has been working with major automotive OEMs since 1995 to provide interim air systems for their early prototype efforts and is currently negotiating contracts with these customers for evaluation systems based on the Company's proprietary compressor technology. These development efforts have been partially financed by the DOE and have been widely reported on within the automobile industry. As a result, VAIREX is perceived as a leader in air and gas management systems for automotive fuel cell applications.

Stationary Fuel Cell Air Systems. Industry focus shifting to stationary Fuel Cell as first application. The cost targets for stationary (distributed generation) are much easier and sooner to realize than the automotive cost targets. VAIREX has responded by developing stationary air systems based on the technology and hardware initially developed under the sponsorship of the DOE for automotive applications.

Fuel Processor Air and Gas Systems. The advantages of the VAIREX technology are even more valuable for fuel processor air and gas systems, whose requirements are more technically demanding that those for fuel cell stacks. Of particular interest is the requirement is the precise control of multiple flow streams at different pressures. In many cases, a single VAIREX system will be able to meet requirements that would require several separate compressors using competing technology.

THE VAIREX SOLUTION

VAIREX's advanced air and gas management systems are directed at the requirements of operational fuel cell power systems. Developed under DOE auspices specifically for fuel cell applications, the technology uniquely addresses the air supply requirements for optimal system architectures. The VAIREX technology supports a family of air compressor products addressing the requirements of stationary and automotive fuel cell power systems from 1 to 100 kW. Capable of variable airflow at attractive pressure ratios, VAIREX technology provides exceptionally high operating efficiencies.

VAIREX's design objective was to provide precise, full range, air mass delivery to the fuel cell stack and the fuel processor, at pressures up to 3.5 bar, with low parasitic power consumption. PEM fuel cells operate more efficiently at higher pressures, but no previously available air compressor system has had high enough efficiency at these pressure ratios to maximize the net power output of the fuel cell power system. The VAIREX iCEM™ air system is capable of 3+ bar pressure ratios, at efficiencies better than 70%, with mass flow turndown ratios in excess of 10:1. The fuel cell efficiencies and reduced volumes achieved by higher operating pressure ratios are now possible at very low levels of power consumption.

VAIREX's is also developing a proprietary variable expander that will reduce the compressor motor power demand by recovering energy from the stack and reformer exhaust streams. Variable capacity allows electronic control of system pressure on a real time basis. In conjunction with each other, these features allow higher, and precisely tailored operating pressures with the lowest available air system parasitic power consumption. VAIREX has applied for patents on the technology embodied in the Company's variable expander.

The iCEM™ air system includes an integrated high efficiency DC motor, matched to the application, that further minimizes power consumption, as well as system mass and volume. VAIREX has supplied systems with a variety of motor types from a number of manufacturers and has worked most closely with Unique Mobility of Golden, Colorado, a leading developer of high efficiency, low cost brushless DC motors for automotive applications.

Recognizing that there are no commercially available motor controllers that meet the specific needs of fuel cell compressor systems, VAIREX has begun development of the first known controller matched to these specific requirements. The VAIREX motor controller can be configured for the full range of common fuel cell DC voltage levels and a variety of control inputs.

Technology Comparison

Two fundamental compressor types have been supplied by VAIREX for air systems for fuel cell operating parameters: zero-clearance devices, principally the VAIREX variable piston technology; and clearance devices, exemplified by twin-screw systems. Based on its extensive experience with both technologies, VAIREX chose the zero-clearance approach for our development contract with the DOE in order to achieve the efficiencies, flexibility, reliability and manufacturing cost targets mandated by the needs of the emerging PEM fuel cell industry.

VAIREX Compressor Performance

The VAIREX iCEM™ air system consists of four elements: compressor, expander (energy recovery system), motor and motor controller. This section discusses the compressor as a stand-alone unit. Following sections discuss the energy recovery capabilities of the expander, followed by data integrating compressor, expander and motor.

VAIREX's compressors haved advantages over competitors' for the following reasons:

Function under high pressure
Offer precise system control through variable flow/variable pressure control
Low parasitic system load, high adiabatic efficiency
Independent gaseous flows for all system modules
Integrated motors and controllers matching to fuel cell output power
Non-Lubricated Compressors: VAIREX designs and builds non-lubricated compressors. Fuel cells are quite intolerant of lubricant in the discharge air stream.
Low Manufacturing Cost: The VAIREX variable piston technology requires relatively low tolerance manufacturing, resulting in low projected manufacturing costs compared to the alternatives

VAIREX Expander Capabilities

The optional expander sub-system controls system pressure and recovers significant energy from the exhaust gases of both the fuel cell stack and the fuel reformer. In the VAIREX system, the expander's variable valving allows for electronic control of fuel cell power system pressures, over the full range of air flow rates, without the need for additional throttles, bypass ducts, clutches or other devices.

The energy available for recovery and, therefore, the expander's contribution to the reduction of the iCEM™ power consumption is a significant determinant in system efficiency. The expander's ability to recover energy is primarily a function of system parameters such as stack and reformer type, system pressure, fuel type, operating pressure and other parameters beyond our control. The VAIREX proprietary variable valving system allows for successful operation over a wide range of flow conditions, but system optimization requires that the expander be specifically sized to a known set of conditions. The modular design of the iCEM™ air system can accommodate customer-specific requirements at moderate cost.

VAIREX iCEM™ Advantages

VAIREX's goal is to supply the fuel cell industry's highest performance air system, with unique characteristics that significantly improve our customers' fuel cell power systems.

Versions of the VAIREX air management technology are being applied to stationary and other small fuel cell power systems in the 5 - 10 kWe output range. These units are designed to meet the air mass flow requirements of both the fuel cell stack and the fuel reformer in FCPS up to 20kWe output.

Current Products and Performance

VAIREX produces it's proprietary non-lubricated compressors for the automotive and stationary fuel cell power system markets that offer high efficiency, pressure capability, controllability, wide flow range, clean discharge, and other benefits not available from other compressor types. VAIREX is now transitioning from technology development to a product and manufacturing oriented company by applying its technology to specific market opportunities.

While developing its proprietary technology, the Company supplied interim non-VAIREX compressors to major fuel cell power system manufacturers by integrating modified commercial compressors with high performance motors and controls. These activities have generated real world operating experience, insights into the evolving technical needs of fuel cell power plants and vehicles, detailed knowledge of the characteristics of other compressor types, and experience matching motors and controls to compressors and fuel cells. The resulting guidance and definition of our product development plan is much more valuable than the modest revenues generated and has positioned VAIREX as the leading supplier of air and gas management systems for fuel cell power systems.

VAIREX's plan is to first establish a dominant position as a supplier of pressurized fuel cell power system components and subsystems for the stationary markets and then expand from its core competency of variable delivery air and gaseous fuel compression systems into related areas of fuel cell power systems. Subsequently, VAIREX will try to position as a valued key supplier and strategic partner to automotive OEMs, their tier one suppliers, and fuel cell stack producers and system integrators.

Products/Systems in Development

Proprietary Humidification Scheme: A proprietary humidification scheme is in early development. This shows great promise for functional improvement of the air compressor as well as providing substantial system architectural advantages.

Motor Controller: The first VAIREX-developed motor controller prototype has been completed and tested. Customer demonstrations planned beginning in November of this year. To our knowledge, this is one of the first motor controllers designed for the specific needs of the fuel cell industry.

Competition

VAIREX enjoys limited competition and believes it is the world's leading independent supplier of dedicated fuel cell air systems. Although a large number of companies manufacture compressors of all types, very few of them are suitable for small fuel cells and are not available integrated with appropriate motors and controls.

Growth Strategy

As critical as the air management systems are for fuel cell power system applications, it is important to realize that they are still elements of a larger product. To establish more direct control over its business, and to garner a large share of the total fuel cell power system, VAIREX intends to move up the "value chain". Steps are already being taken in water injection, thermal management, and control systems to enhance the value of the compressor products to the customer and to differentiate from other potential suppliers. Plans are to move up the value chain in progressive product steps, from air management and energy recovery to gas compression, system controls, water injection, and thermal control.

A fuel cell power system consists of three major sub-systems: the fuel cell stack; the electrical management system (where the fuel cell output is converted and matched to the load requirements); and the reactant manager, which supplies hydrogen, oxygen, and water in the proper quantities and with the right properties to the fuel cell. Currently, VAIREX focuses on designing the air compressor component of the reactant manager. An immediate product opportunity is a compressor for natural gas. Stationary fuel cell power systems will run primarily on a gaseous fuel, such as natural gas or methane. A suitable gas compressor is a natural spin-off of the compressor development.

Currently, the major technical concern to a commercially viable fuel cell power system is the need for a high performance fuel reactor and its integration into a system. A viable reactant manager incorporating a successful fuel processor would change the competition relationship of the fuel cell power system markets, producers, and channels of distribution. As a system, it would greatly enhance VAIREX margins and business position. In addition, the reactant manager is also the largest single cost element in a projected fuel cell power system's cost budget. It is estimated to be about 45% of the total, as compared to 10% for the air compressor alone.

Revenue

VAIREX will derive revenue from four main sources: stationary products, automotive products, development contracts, and licensing income. The balance between these sources will shift from development contracts in earlier years (i.e. sales of alpha and beta products) to product sales and licensing revenues in the later years. However, development contracts from our partners, for advanced designs and product improvements, are expected to continue as a core business component. Product pricing will cover ongoing prototype support in the later years. VAIREX anticipates selling both completed units and key sub-assemblies (kits) to customers and licensees.

VAIREX compressors are made of commonly available raw materials such as steel, aluminum and plastics that are available on a commodity basis in large quantities worldwide.

Proprietary Rights

VAIREX relies primarily on a combination of patent, copyright, trademark, trade secrets and restrictions on disclosure to protect its intellectual property. VAIREX also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use VAIREX's intellectual property without authorization.

VAIREX believes that its patents and patents pending create a strong competitive position and represent a significant barrier to other entrance into the development of air delivery systems for fuel cell application. Nevertheless, VAIREX recognizes that it will be necessary to continually develop new advanced technologies in order to remain competitive in its field.

While VAIREX claims common law trademark protection to many of its products, it has not secured registration of these marks and has no immediate plans to do so in the future. VAIREX dopes not believe that its trademark position is critical to its future success.

VAIREX believes that it owns all rights to its intellectual property and has not received any notices from any third party claiming ownership in its intellectual property or challenging its patents or patents pending. In addition, it has not received any notice that its products infringe upon the intellectual property rights of any other person.

Employees

As of June 30, 2001, VAIREX employed two persons on a full-time basis and several consultants on a part-time basis. These persons serve at will and are deferring their salaries. Nevertheless, all of its employees have significant equity positions in the company that form the basis of their compensation.

Description of Property

VAIREX's headquarters are located at 3033 Valmont, Boulder, Colorado. The facilities at that location consist of 9,700 square feet, including 4,700 square feet of office space and 5,000 square feet of product development facilities. VAIREX occupies those premises under a one-year lease, expiring April 1, 2002, with two one year extension options. The monthly rent is $5,960.

VAIREX believes that these existing facilities are adequate to meet its current and foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

       VAIREX is not a party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF VAIREX CORPORATION

OVERVIEW AND PLAN OF OPERATIONS

       Vairex Corporation was originally incorporated to develop emerging compressor technologies for the automotive industry. The Company funded operations by private investments, in-kind services contributed by shareholders and employees and by debt. In addition, the Company entered into contracted research projects with governmental agencies and commercial corporations. Late in fiscal 1999, Vairex modified its business plan and changed its focus from providing contracted research and development services to private and public entities to developing fuel cell technologies and products that will ultimately be manufactured and sold by the Company. The change in focus resulted in a decrease of contracted research projects and related revenue in fiscal year 2000 and for the nine months ended March 31, 2001. The Company's business plan is to focus on the development of fuel cell technologies and products and to seek contract research projects that support the Company's research and development plans.

       In December 1999, Vairex entered into a financing which provided an initial round of $600,000 in convertible debt with two further rounds of follow-on financing contemplated. However, subsequent rounds of financing did not occur. In November 2000, the Company was forced to suspend operations and terminate all employees due to cash flow problems.

       Since that time the Company's executive officers have been engaged in efforts to raise additional capital and restructure debt in order to resume operations. To improve access to capital, Vairex entered into a Definitive Agreement and Plan of Merger with Guardian Technologies International, Inc. on February 19, 2001. The merger is subject to numerous conditions customary in transactions of this nature. On March 5, 2001, the Company initiated a private placement for the sale of a maximum of 130,000 shares of convertible preferred stock at $10 per share. The Company will use the proceeds to support operations, reduce outstanding obligations and to complete the merger.

       By March 31, 2001, the Company had restructured approximately $800,000 of debt and other liabilities with approximately $970,000 additional debt to be restructured subject to certain conditions. By June 30, 2001, the Company had raised approximately $750,000 through the sale of convertible preferred stock. The Company must raise additional funds to complete the merger, reduce debt and restart operations. If the Company cannot successfully raise additional debt/equity capital to restart its business and fund operations, there is substantial doubt about the ability of the Company to continue. Additionally, the auditor's report in the audited financial statements includes a going concern paragraph.

RESULTS OF OPERATIONS

       Revenue. Revenue consists primarily of fees received from contracted research projects. Additional revenue is generated through the sale of prototypes. Revenue was $61,000 for the nine months ended March 31, 2001 compared to $300,000 for the nine months ended March 31, 2000. For the years ended June 30, 2000 and 1999, revenue was $359,000 and $871,000, respectively . The decrease in revenue for these periods is primarily attributable to the Company's change in focus from contracted research projects which resulted in current revenue to research and development of technology for products to be manufactured and sold in the future.

       Cost of Contracts. Costs of Contracts are costs associated with contracted research projects and prototypes. These costs include salaries, consultants, materials, overhead and other costs. In most of the Company's contracted research projects, costs are shared between Vairex and the contracting entity. Since costs are shared between the Company and the contracting entity, total costs generally exceed revenue. The percentage of costs shared by the Company and the contracting entity varies from contract to contract. In exchange for cost sharing arrangements, the Company retains ownership of any new technology developed.

       For the nine months ended March 31, 2001 cost of contracts was $175,000 resulting in a negative gross margin of (187%) compared to $616,000 and a negative gross margin of (105%) for the nine months ended March 31, 2000. Total costs of contracts decreased due to a reduction in contract research projects in 2001. The increase in the negative gross margin is attributable to higher overall costs to complete contracts and to a higher portion of the cost of these projects paid by Vairex.

       For the year ended June 30, 2000 cost of contracts was $792,000 resulting in a negative gross margin of (121%) compared to $830,000 and a gross margin of 5% for the year ended June 30,1999. The decrease in gross margins in fiscal year 2000 is attributable to higher overall costs to complete contracts and to a higher portion of the cost of these projects paid by Vairex.

       Research and Development. Research and development costs are related to Company initiated projects and consist primarily of salaries, outside consultants, materials, supplies and test equipment. Research and Development costs were $191,000 for the nine months ended March 31, 2001 compared to $218,000 for the nine months ended March 31, 2000. The decrease in research and development costs is primarily the result of the suspension of operations in December 2000. For the years ended June 30, 2000 and 1999, Research and Development costs were $330,000 and $82,000, respectively. The increase in these costs is attributable to the change in Company focus away from contracted research in 1999 to internal research and development projects in 2000.

       General and Administrative Expenses. General and administrative expenses consist primarily of salaries, consulting fees, and related costs for general corporate functions, including marketing, travel, finance, accounting and legal expenses. General and Administrative Expenses were $800,000 for the nine months ended March 31, 2001 compared to $694,000 for the nine months ended March 31, 2000. The increase in General and Administrative expenses in 2001 is caused primarily by higher compensation expense related to issuance of options below market.

       For the years ended June 30, 2000 and 1999, General and Administrative Expenses were $904,000 and $775,000 respectively. The increase in these costs resulted from higher aggregate salaries, compensation expense related to options and warrants issued below market value, travel, legal and leasing costs. Much of the Company's administrative activity was directed to fundraising and meeting with industry partners worldwide.

       Interest Expense. Interest Expense for the nine months ended March 31, 2001 was $382,000 which includes approximately $194,000 related to outstanding notes payable, $97,000 related to the induced conversion of a convertible note payable and $91,000 related to amortization of discounts on certain notes payable. Interest Expense for the nine months ended March 31, 2000 was $400,000 which includes approximately $160,000 related to outstanding notes payable, $180,000 related to a beneficial conversion feature of a convertible note and $60,000 related to amortization of discounts on certain notes. The increase in total interest expense is primarily caused by higher outstanding debt balances for the nine months ended March 31,2001.

       For the years ended June 30, 2000 and 1999, interest expense was $511,000 and $63,000, respectively. The significant increase in interest expense in fiscal year 2000 is attributable to several factors. In January 2000, Vairex entered into a financing arrangement whereby $600,000 was advanced to the Company with interest at 13%. Additionally, the Company recorded interest expense of $180,000 related to the beneficial conversion feature of this note and $108,000 related to the amortization of discount on certain notes payable. Overall debt balances were higher in fiscal year 2000 compared to balances in fiscal year 1999.

       Net Loss. The Company reported a net loss of ($1,487,000) for the nine months ended March 31, 2001 compared to a net loss of ($1,600,000) for the nine months ended March 31.

       The Company reported a net loss of ($2,144,000) for the year ended June 30, 2000 compared to a net loss of ($877,000). The increase in the net loss is attributable to lower revenues in fiscal year, higher cost of sales, higher research and development costs.

LIQUIDITY AND CAPITAL RESOURCES

       During the nine months ended March 31, 2001, the Company used net operating cash of $466,000 compared to $887,000 for the nine months ended March 31, 2000. The largest use of cash was to support losses in both periods. In 2001, the Company used less cash for operations and supported losses through increased payables, accrued payroll and interest.

       During the year ended June 30, 2000, the Company used net operating cash of $1,267,000 compared to $283,000 for the year ended June 30, 1999. The increased use of cash in fiscal year 2000 was attributable to lower revenue, higher costs and a reduction in accrued payroll.

       The Company used minimal cash for the purchase of assets for all periods. Future use of cash for capital expenditures will depend on the ability of the Company to raise capital and restart operations.

       During the nine months ended March 31, 2001, the Company received cash of $472,000 from financing activities compared to $901,000 for the nine months ended March 31, 2000. For the nine months ended March 31, 2001, the Company received $441,000 from equity transactions and $25,000 from new debt. For the nine months ended March 31, 2000, the Company received $286,000 from equity transactions and a net $615,000 from new debt.

       During the year ended June 30, 2000, the Company received $1,271,000 from financing activities compared to $289,000 for the year ended June 30, 1999. In fiscal year 2000, the Company received $544,000 from equity transactions and $727,000 in net new debt. In fiscal year 1999, the Company received $ 289,000 from net new debt. No cash was received from stock transactions during 1999.

       Vairex has reported significant losses since inception. During fiscal 2000 and 1999, the Company received equity and debt capital from its principal stockholders and others to fund operations. In December 1999, Vairex entered into a financing which provided an initial round of $600,000 in convertible debt with two further rounds of follow-on financing contemplated. However, subsequent rounds of financing did not occur. In November 2000, the Company was forced to suspend operations and terminate all employees due to cash flow problems. Since that time the Company's executive officers have been engaged in efforts to raise additional capital and restructure secured and unsecured debt. These efforts are discussed in the Overview and Plan of Operations.

NEW ACCOUNTING PRONOUNCEMENTS

       SFAS No.133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. This statement is effective for the Company's financial statements for the year ended June 30, 2001 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

       On June 30, 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations and SFAS No.142, Goodwill and other Intangible Assets. SFAS 141 states that all business combinations should be accounted for using the purchase method of accounting; use of pooling-of-interest method is prohibited. Accounting for the excess of the value of the fair value of net assets over cost (negative goodwill), will be allocated to certain assets first with any remaining excess recognized as an extraordinary gain. SFAS No.141 is effective for business combinations completed after June 30, 2001. Adoption of SFAS No.141 is not expected to have a material impact on the accounting for business acquisitions prior to July 1, 2001. SFAS No.142 addresses the accounting for all purchased intangible assets but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS No.142. Goodwill will be tested annually and on an interim basis if an event or circumstance occurs between the annual tests that might reduce the fair value of the reporting unit below its carrying value. SFAS No.142 is effective for fiscal years beginning after December 31, 2001, with early adoption permitted. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before SFAS No.142 is initially applied will be accounted for in accordance with SFAS No. 142. Therefore, amortization of goodwill acquired prior to July 2001 will cease when the Company elects to adopt SFAS No. 142.

VAIREX RELATED PARTY TRANSACTIONS

       Since its inception, Vairex has relied upon a combination of equity investments and loans from its founders and principal shareholders for its primary source of working capital. In addition, Vairex's principal executive officers have largely served without cash compensation for their services; but rather have received in lieu of cash compensation substantial common stock awards.

       The following table sets forth the number of shares of Vairex common stock issued to its directors and executive officers in consideration of a combination of equity investment, debt conversion and services over the prior three years:
Name	Number of Shares	Equity Investment	Debt Conversion	Services
Ski Milburn	2,311,081	-	$ 416,175	$ 870,875
Scott Mattes	2,058,103	-	258,705	697,286
N. Richard Miller	231,068	23,076	65,595	80,000
William Butler	130,000	-	87,894	87,894

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
OF VAIREX

       The following table sets forth information with respect to beneficial ownership of our common stock by:
*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table shows the number of shares owned as of August 1, 2001 and the percentage of outstanding common stock owned as of August 1, 2001. Each person has sole voting and investment power with respect to the shares shown, except as noted.
Name. and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Ski Milburn 520 Aurora Avenue Boulder, Colorado 80302	4,547,974(1)	25.4%
Scott Mattes Post Office Box 4728 Boulder, Colorado 80306	3,592,794(2)	20.0%
N. Richard Miller 5411 Sunshine Canyon Boulder, Colorado 80302	1,278,637(3)	7.1%
Andre Shortell c/o CitiBank, Plot C61, Bandra Kurla Complex, G Block Bandra East, Mumbai 400 051 India	260,380(4)	1.5%
Jeremiah Cronin 7812 County Creek Place Longmont, Colorado 80503	1,419,625(5)	7.9%
Jeffrey Barber Post Office Box 971 Indian Hills, Colorado 80454	1,515,987	8.5%
CapEx, LP 518 Seventeenth Street, 17th Floor Denver, Colorado 80202	1,354,546(6)	7/6%
William Butler/Bay Hills 3232 Sixth Street Boulder, Colorado 80304	130,000	0.7%
S. Goodman Consulting, LLC 5885 South Big Canon Drive Greenwood Village, Colorado 80111	1,650,000	9.2%
Catherine K. Milburn 520 Aurora Avenue Boulder, Colorado 80302	500,000	2.8%
Clifford L. Neuman 1507 Pine Street Boulder, Colorado 80302	1,387,316(7)	7.7%
All Officers and Directors as a Group (5 persons)	9,809,785	52.5%

________________________________________
*

Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

1	Includes options exercisable to purchase 361,250 shares of common stock.
2	Includes options exercisable to purchase 301,500 shares of common stock.
3	Includes options and warrants exercisable to purchase 47,569 shares of common stock.
4	Includes options and warrants exercisable to purchase 68,076 shares of common stock.
5	Includes options exercisable to purchase 94,625 shares of common stock.
6	Includes warrants exercisable to purchase 750,000 shares of common stock and a convertible note convertible into 604,546 shares of common stock.
7.

Mr. Neuman formerly served as legal counsel to Vairex and will resume that representation following completion of the merger. He received a stock award of 1,000,000 for his efforts in assisting Vairex in its reorganization and merger activities.

WHERE YOU CAN FIND MORE INFORMATION

       Guardian files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information contain additional information about Guardian. You may read and copy any reports, statements or other information filed by Guardian at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Commission filings of Guardian are also available to the public from commercial document retrieval services and at the website maintained by the Commission - "http://www.sec.gov".

       The Commission allows Guardian to "incorporate by reference" information into this proxy statement. This means that Guardian can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the Commission will update and supercede the information in this proxy statement.

       Guardian incorporates by reference each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the Special Meeting. Guardian also incorporates by reference into this proxy statement the following documents filed by it with the Commission (File No. 0-28238) pursuant to the Exchange Act:
*	Guardian's Annual Report on Form 10-KSB for the year ended December 31, 2000;
*	Guardian's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;
*	Guardian's Current Report on Form 8-K/A dated February 19, 2001 as filed with the Commission on May 9, 2001;
*	Guardian's Current Report on Form 8-K/A dated February 19, 2001 as filed with the Commission on May 7, 2001;
*	Guardian's Current Report on Form 8-K/A dated April 9, 2001 as filed with the Commission on April 11, 2001;
*	Guardian's Current Report on Form 8-K dated February 19, 2001 as filed with the Commission on March 2, 2001;
*	Guardian's Definitive Proxy Statement for its Annual Meeting of Shareholders held on February 16, 2001 as filed with the Commission on January 17, 2001;
*

All subsequent documents filed by Guardian with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents.

Any reference to the safe harbor for forward-looking statements in the foregoing reports are specifically not incorporated into this proxy statement.

       Guardian undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Guardian Technologies International, Inc., 11 Sundial Circle, Suite 17, Carefree, Arizona 85377, Attention: J. Andrew Moorer, President and CEO (Telephone number: (480) 575-6972).

       If you would like to request documents from Guardian, please do so by ________, 2001 to receive them before the Special Meeting.

       Guardian's Board does not intend to bring any other matters to the shareholders for consideration at the Special Meeting.

       The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Guardian since the date of this proxy statement or that the information herein is correct as of any later date.

       You should rely on the information contained or incorporated by reference in this proxy statement. Guardian has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated ________________, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.
By Order of the Board of Directors
_______________________________________ Kevin L. Houtz, Secretary